UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Starbucks Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Seattle, Washington

January 28, 2011

Dear Shareholders:

You are cordially invited to attend the Starbucks Corporation 2011 Annual Meeting of Shareholders on March 23, 2011 at 10 a.m. (Pacific Time). The meeting will be held at Marion Oliver McCaw Hall at the Seattle Center, located on Mercer Street, between Third and Fourth Avenues, in Seattle, Washington. Directions to McCaw Hall and transportation information appear on the back cover of the notice of annual meeting and proxy statement.

Under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders over the Internet, Starbucks has elected to deliver our proxy materials to the majority of our shareholders over the Internet. This delivery process allows us to provide shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On February 4, 2011, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2011 Annual Meeting of Shareholders and 2010 annual report to shareholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. The Notice will serve as an admission ticket for one shareholder to attend the 2011 Annual Meeting of Shareholders. On February 4, 2011, we also first mailed this proxy statement and the enclosed proxy card to certain shareholders. If you received a paper copy of the proxy materials in the mail, the proxy statement includes an admission ticket for one shareholder to attend the Annual Meeting of Shareholders. Each attendee must present the Notice, an admission ticket or other proper form of documentation (as described in the section “Annual Meeting Information” in the proxy statement) to be admitted.

The matters to be acted upon are described in the notice of annual meeting and proxy statement. At the Annual Meeting of Shareholders, we will also report on our operations and respond to questions from shareholders.

As always, we anticipate a large number of attendees at the Annual Meeting of Shareholders. Again this year, seating will be limited to McCaw Hall only, and we cannot guarantee seating for all shareholders. Shareholders may also log onto a live webcast of the meeting; please see details on our Investor Relations website at http://investor.starbucks.com. Doors will open at 8 a.m. (Pacific Time) the day of the event.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. If you attend the meeting you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

Very truly yours,

Howard Schultz

chairman, president and chief executive officer

STARBUCKS CORPORATION

2401 Utah Avenue South

Seattle, Washington 98134

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Starbucks Corporation will be held at Marion Oliver McCaw Hall at the Seattle Center, located on Mercer Street, between Third and Fourth Avenues, in Seattle, Washington, on March 23, 2011 at 10 a.m. (Pacific Time) for the following purposes:

1.	To elect ten directors nominated by the board of directors to serve until the 2012 Annual Meeting of Shareholders;

2.	To approve an advisory resolution on executive compensation;

3.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation;

4.	To approve revised performance criteria under the 2005 Long-Term Equity Incentive Plan;

5.	To approve an amendment and restatement of the 2005 Long-Term Equity Incentive Plan, including an increase in the number of authorized shares under the plan;

6.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 2, 2011;

7.	To consider one shareholder proposal described in the accompanying proxy statement, if properly presented at the Annual Meeting of Shareholders; and

8.	To transact such other business as may properly come before the Annual Meeting of Shareholders.

Only shareholders of record at the close of business on January 13, 2011 will be entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournments thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on March 23, 2011. Our proxy statement is attached. Financial and other information concerning Starbucks is contained in our annual report to shareholders for the fiscal year ended October 3, 2010. The proxy statement and our fiscal 2010 annual report to shareholders are available on our website at http://investor.starbucks.com. Additionally, and in accordance with Securities and Exchange Commission rules, you may access our proxy materials at www.proxyvote.com.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy in order to ensure the presence of a quorum.

Registered holders may vote:

1.	By Internet: go to www.proxyvote.com;

2.	By toll-free telephone: call 1-800-690-6903; or

3.	By mail (if you received a paper copy of the proxy materials by mail): mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

Any proxy may be revoked at any time prior to its exercise at the Annual Meeting of Shareholders.

Beneficial Shareholders. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

By order of the board of directors,

Paula E. Boggs

secretary

Seattle, Washington

January 28, 2011

i

APPENDIX A — STARBUCKS CORPORATION 2005 LONG-TERM EQUITY INCENTIVE PLAN	Appendix A
Ticketing and Transportation Information for the Starbucks Corporation 2011 Annual Meeting of Shareholders	See outside back cover

ii

STARBUCKS CORPORATION

2401 Utah Avenue South

Seattle, Washington 98134

PROXY STATEMENT

for the

ANNUAL MEETING OF SHAREHOLDERS

We are making this proxy statement available to you on or about February 4, 2011 in connection with the solicitation of proxies by our board of directors for the Starbucks Corporation 2011 Annual Meeting of Shareholders. At Starbucks and in this proxy statement, we refer to our employees as partners. Also in this proxy statement we sometimes refer to Starbucks as the “Company,” “we” or “us,” and to the 2011 Annual Meeting of Shareholders as the “annual meeting.” When we refer to the Company’s fiscal year, we mean the annual period ending on the Sunday closest to September 30 of the stated year. Information in this proxy statement for 2010 generally refers to our 2010 fiscal year, which was from September 28, 2009 through October 3, 2010 (“fiscal 2010”). Fiscal 2010 included 53 weeks, with the 53rd week falling in the fourth fiscal quarter. Fiscal years 2009 and 2008 included 52 weeks.

Voting Information

Record Date.     The record date for the annual meeting is January 13, 2011. On the record date, there were 745,684,269 shares of our common stock outstanding and there were no outstanding shares of any other class of stock.

Voting Your Proxy.     Holders of shares of common stock are entitled to cast one vote per share on all matters. Proxies will be voted as instructed by the shareholder or shareholders granting the proxy. Unless contrary instructions are specified, if the proxy is completed and submitted (and not revoked) prior to the annual meeting, the shares of Starbucks common stock represented by the proxy will be voted: (i) FOR the election of each of the ten director candidates nominated by the board of directors; (ii) FOR approval of the advisory resolution on executive compensation; (iii) to conduct future advisory votes on executive compensation EVERY YEAR; (iv) FOR approval of the revised performance criteria under the 2005 Long-Term Equity Incentive Plan; (v) FOR approval of the amended and restated 2005 Long-Term Equity Incentive Plan, including an increase in the number of authorized shares under the plan; (vi) FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 2, 2011 (“fiscal 2011”); (vii) AGAINST the shareholder proposal regarding recycling strategy for beverage containers; and (viii) in accordance with the best judgment of the named proxies on any other matters properly brought before the annual meeting.

Revoking Your Proxy.     A shareholder who delivers an executed proxy pursuant to this solicitation may revoke it at any time before it is exercised by (i) executing and delivering a later-dated proxy card to our corporate secretary prior to the annual meeting; (ii) delivering written notice of revocation of the proxy to our corporate secretary prior to the annual meeting; or (iii) attending and voting in person at the annual meeting. Attendance at the annual meeting, in and of itself, will not constitute a revocation of a proxy. If you voted by telephone or the Internet and wish to change your vote, you may call the toll-free number or go to the Internet site, as may be applicable in the case of your earlier vote, and follow the directions for changing your vote.

Vote Required.     The presence, in person or by proxy, of holders of a majority of the outstanding shares of Starbucks common stock is required to constitute a quorum for the transaction of business at the annual meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have discretionary authority to vote on a particular matter and has not received voting instructions from its client) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the annual meeting. If a quorum is present, a nominee for election to a position on the board of directors will be elected as a director if the votes cast for the nominee exceed the votes cast against the nominee. If a quorum is present, approval of the advisory resolution on executive compensation, advisory approval of the frequency of future advisory votes on executive compensation, approval of the revised performance criteria under the 2005 Long-Term Equity Incentive Plan, approval of the amended and restated 2005 Long-Term Equity Incentive Plan, including an increase in the number of authorized shares under the plan, ratification of our independent registered public accounting firm and approval of the shareholder proposal, and any other matters that properly come before the meeting, require that the votes cast in favor of such actions exceed the votes cast against such actions. The following will not be votes cast and will not count towards the election of any director nominee or approval of the other proposals: (i) broker non-votes; (ii) a share whose ballot is marked as abstain; (iii) a share otherwise present at the annual meeting but for which there is an abstention; and (iv) a share otherwise present at the annual meeting as to which a shareholder gives no authority or direction.

Rules that govern how brokers vote your shares have recently changed. Unless you provide voting instructions to any broker holding shares on your behalf, your broker may no longer use discretionary authority to vote your shares on any of the matters to be considered at the annual meeting other than the ratification of our independent registered public accounting firm. Please vote your proxy so your vote can be counted. Proxies and ballots will be received and tabulated by Broadridge Financial Services, our inspector of elections for the annual meeting.

Majority Vote Standard in Uncontested Director Elections

We have adopted majority voting procedures for the election of directors in uncontested elections. In an uncontested election, nominees must receive more “for” than “against” votes to be elected. The term of any incumbent director who does not receive a majority of votes cast in an election held under the majority voting standard terminates on the earliest to occur of (i) 90 days after the date election results are certified; (ii) the date the director resigns; or (iii) the date the board of directors fills the position. As provided in our bylaws, a “contested election” is one in which:

•	as of the last day for giving notice of a shareholder nominee, a shareholder has nominated a candidate for director according to the requirements of our bylaws; and

•	the board of directors considers that a shareholder candidacy has created a bona fide election contest.

The election of directors at the 2011 annual meeting is an uncontested election.

PROPOSAL 1 — ELECTION OF DIRECTORS

In accordance with our bylaws, our board of directors has set its size at eleven members; there are currently eleven members. Under our bylaws, the number of directors may be changed at any time by a resolution of the board of directors. Each of the eleven current directors was elected at the 2010 annual meeting and their terms expire upon the election and qualification of the directors to be elected at the 2011 annual meeting. Barbara Bass will be retiring from the board of directors as of the conclusion of the annual meeting, at which time the size of the board will be reduced to ten members. The board of directors has nominated the remaining ten directors for re-election at the annual meeting, to serve until the 2012 Annual Meeting of Shareholders and until their respective successors have been elected and qualified.

Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of the nominees, as listed below, each of whom has consented to serve as a director if elected. If, at the time of the annual meeting, any nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the board of directors, unless the board chooses to reduce its own size. The board of directors has no reason to believe any of the nominees will be unable or will decline to serve if elected. Proxies cannot be voted for more than ten persons since that is the total number of nominees.

Set forth below is certain information furnished to us by the director nominees. There are no family relationships among any of our current directors or executive officers. None of the corporations or other organizations referenced in the biographical information below is a parent, subsidiary or other affiliate of Starbucks.

We believe that our directors should satisfy a number of qualifications, including demonstrated integrity, a record of personal accomplishments, a commitment to participation in board activities and other traits discussed below in “Our Director Nominations Process.” We also endeavor to have a board representing a range of skills and depth of experience in areas that are relevant to and contribute to the board’s oversight of the Company’s global activities. Following the biographical information for each director nominee, we describe the key experience, qualifications and skills our directors bring to the board that, for reasons discussed below, are important in light of Starbucks businesses and structure. The board considered these experiences, qualifications and skills and the directors’ other qualifications in determining to recommend that the directors be nominated for re-election.

•

Food and beverage industry experience.    As the premier roaster and retailer of specialty coffee in the world, we seek directors who have knowledge of and experience in the food and beverage industry, which is useful in understanding the products that we develop and our licensing operations.

•

Brand marketing experience.    Brand marketing experience is important for our directors to have because of the importance of image and reputation in the specialty coffee business and our objective to maintain Starbucks standing as one of the most recognized and respected brands in the world.

•

International operations and distribution experience.    Starbucks has a strong global presence with retail and/or roasting operations in over 50 countries around the world and approximately 30,000 partners employed outside the U.S. Accordingly, international operations and distribution experience is important for our directors to have, especially as we continue to expand globally and develop new channels of distribution.

•

Domestic and international public policy experience.    We believe that it is important for our directors to have domestic and international public policy experience in order to help us address significant public policy issues, adapt to different business and regulatory environments and facilitate our work with governments all over the world.

•

Media and communications experience.    As a consumer retail company, it is important for our directors to have media and communications experience, especially as this experience relates to the Internet, technology and social media, which can provide insight and perspective with respect to our marketing operations.

•

Public company board experience.    Directors who have served on other public company boards can offer advice and perspective with respect to board dynamics and operations, relations between the board and Starbucks management and other matters, including corporate governance, executive compensation and oversight of strategic, operational and compliance-related matters.

•

Senior leadership experience.    We believe that it is important for our directors to have served in senior leadership roles at other organizations, which demonstrates strong abilities to motivate and manage others, to identify and develop leadership qualities in others and to manage organizations.

Nominees

HOWARD SCHULTZ, 57, is the founder of Starbucks Corporation and serves as our chairman, president and chief executive officer. Mr. Schultz has served as chairman of the board of directors since our inception in 1985, and in January 2008, he reassumed the role of president and chief executive officer. From June 2000 to February 2005, Mr. Schultz also held the title of chief global strategist. From November 1985 to June 2000, he served as chairman of the board and chief executive officer. From November 1985 to June 1994, Mr. Schultz also served as president. From January 1986 to July 1987, Mr. Schultz was the chairman of the board, chief executive officer and president of Il Giornale Coffee Company, a predecessor to the Company. From September 1982 to December 1985, Mr. Schultz was the director of retail operations and marketing for Starbucks Coffee Company, a predecessor to the Company.

Director Qualifications:     As the founder of Starbucks, Mr. Schultz has demonstrated a record of innovation, achievement and leadership. This experience provides the board of directors with a unique perspective into the operations and vision for Starbucks. Through his experience as the chairman, president and chief executive officer, Mr. Schultz is also able to provide the board of directors with insight and information regarding Starbucks strategy, operations and business. In addition, Mr. Schultz’s almost 30 years of experience with Starbucks brings to the board extensive experience in the food and beverage industry, brand marketing and international distribution and operations.

WILLIAM W. BRADLEY, 67, has been a Starbucks director since June 2003. Since 2000, Mr. Bradley has been a managing director of Allen & Company LLC, an investment banking firm. From 2001 until 2004, he acted as chief outside advisor to McKinsey & Company’s non-profit practice. In 2000, Mr. Bradley was a candidate for the Democratic nomination for President of the United States. He served as a senior advisor and vice chairman of the International Council of JP Morgan & Co., Inc. from 1997 through 1999. During that time, Mr. Bradley also worked as an essayist for CBS Evening News, and as a visiting professor at Stanford University, Notre Dame University and the University of Maryland. Mr. Bradley served in the U.S. Senate from 1979 until 1997, representing the State of New Jersey. Prior to serving in the U.S. Senate, he was an Olympic gold medalist in 1964, and from 1967 through 1977 he played professional basketball for the New York Knicks, during which time they won two world championships. Mr. Bradley previously served on the board of directors of Seagate Technology and currently serves on the boards of directors of Willis Group Holdings Limited and QuinStreet, Inc.

Director Qualifications:     Based on over 18 years in the U.S. Senate, Mr. Bradley has a deep understanding of U.S. governmental and regulatory affairs and public policy. He is able to provide the board of directors with unique insights into Starbucks strategy, operations and business. Mr. Bradley also has extensive experience in the private sector, including in financial services and media, as well as experience as a director on the boards of other publicly-traded companies.

MELLODY HOBSON, 41, has been a Starbucks director since February 2005. Ms. Hobson has served as the president and a director of Ariel Investments, LLC, a Chicago-based investment management firm since 2000, and as the chairman since 2006 and a trustee since 1993 of the mutual funds it manages. She previously served as senior vice president and director of marketing at Ariel Capital Management, Inc. from 1994 to 2000, and as vice president of marketing at Ariel Capital Management, Inc. from 1991 to 1994. Ms. Hobson works with a variety of civic and professional institutions, including serving as a director of the Chicago Public Library as well as its foundation and as a board member of the Field Museum and the Chicago Public Education Fund. Ms. Hobson also serves on the boards of directors of DreamWorks Animation SKG, Inc. and The Estee Lauder Companies, Inc. Additionally, she is on the board of governors of the Investment Company Institute.

Director Qualifications:     As the president and a director of a large investment company, Ms. Hobson brings significant operational, investment and financial expertise to the board of directors. Ms. Hobson also possesses media experience based on her role as an on-air financial contributor for ABC’s “Good Morning America” and valuable knowledge of corporate governance and similar issues from her service on other publicly-traded companies’ boards of directors as well as her prior service on the Securities and Exchange Commission (“SEC”) Investment Advisory Committee.

KEVIN R. JOHNSON, 50, has been a Starbucks director since March 2009. Mr. Johnson has served as the Chief Executive Officer of Juniper Networks, Inc., a leading provider of high-performance networking products and services, since September 2008. Mr. Johnson also serves on the board of directors of Juniper Networks. Prior to joining Juniper Networks, Mr. Johnson served as President, Platforms and Services Division for Microsoft Corporation, a worldwide provider of software, services and solutions. Mr. Johnson was a member of Microsoft’s Senior Leadership Team and held a number of senior executive positions over the course of his 16 years at Microsoft. Prior to joining Microsoft in 1992, Mr. Johnson worked in International Business Machine Corp.’s systems integration and consulting business.

Director Qualifications:     Mr. Johnson has extensive experience in the technology industry and is able to provide the board of directors with his unique insights related to Starbucks strategy, operations and business. Through his various senior leadership positions, including his experience as Chief Executive Officer of Juniper Networks, Mr. Johnson also has experience with the challenges inherent in managing a complex organization, leading global businesses focused on both consumer and business needs and utilizing technology to drive business productivity and experience.

OLDEN LEE, 69, has been a Starbucks director since June 2003. Mr. Lee also served as our interim executive vice president, Partner Resources from April 2009 to March 2010. Mr. Lee undertook the role of interim head of Partner Resources while the Company searched for an executive vice president, Partner Resources. Mr. Lee previously worked with PepsiCo, Inc., a global food, snack and beverage company, for 28 years in a variety of positions, including serving as senior vice president of human resources of its Taco Bell division and senior vice president and chief personnel officer of its KFC division. Mr. Lee retired from PepsiCo in 1998. Since 1998, Mr. Lee has served as principal of Lee Management Consulting, a management consulting firm he founded. Mr. Lee also served on the board of directors of TLC Vision Corporation.

Director Qualifications:     Through his prior experience with PepsiCo, including his position as senior vice president of human resources, Mr. Lee offers the board of directors a unique perspective and insight into issues and strategies related to Starbucks, including leadership, executive compensation, risk assessment, compliance and corporate governance. Mr. Lee also has significant experience in dealing with operational and management issues.

SHERYL SANDBERG, 41, has been a Starbucks director since March 2009. Ms. Sandberg has served as the Chief Operating Officer of Facebook, Inc., an online social utility company, since March 2008. From 2001 to March 2008, Ms. Sandberg was the Vice President of Global Online Sales and Operations for Google Inc., an Internet search engine company. Ms. Sandberg also is a former Chief of Staff of the U.S. Treasury Department and previously served as a management consultant with McKinsey & Company and as an economist with The World Bank. Ms. Sandberg serves on a number of nonprofit boards including The Brookings Institution, The AdCouncil, Women for Women International and V-Day. In 2008, Ms. Sandberg was named as one of the “50 Most Powerful Women in Business” by Fortune and one of the “50 Women to Watch” by The Wall Street Journal. Ms. Sandberg previously served on the board of directors of eHealth, Inc. and currently serves on the board of directors of The Walt Disney Company.

Director Qualifications:     Ms. Sandberg’s position with Facebook, as well as her prior experience at Google and as the Chief of Staff of the U.S. Treasury Department, provides the board of directors with a unique insight related to Starbucks strategy, operations and business. Ms. Sandberg brings considerable advertising and marketing skills to the board of directors. She also possesses extensive knowledge in a number of important areas, including leadership and corporate governance through her service on the boards of various nonprofit organizations and her service on other publicly-traded companies’ boards of directors.

JAMES G. SHENNAN, JR., 69, has been a Starbucks director since March 1990. Mr. Shennan served as a general partner of Trinity Ventures, a venture capital organization, from September 1989 to July 2005, when he became general partner emeritus. Prior to joining Trinity Ventures, he served as the chief executive of Addison Consultants, Inc., an international marketing services firm, and two of its predecessor companies. Mr. Shennan also serves on the board of directors of P.F. Chang’s China Bistro, Inc.

Director Qualifications:     As a member of our board of directors since 1990, Mr. Shennan brings valuable experience to the board of directors. Mr. Shennan provides the benefits of service on the boards of other publicly- traded companies, including experience and extensive knowledge of compensation and corporate governance issues. He has experience serving as the lead independent director of P.F. Chang’s China Bistro and he also has a strong finance, marketing and consumer products background gained through his experience with Trinity Ventures, Addison Consultants and Procter & Gamble.

JAVIER G. TERUEL, 60, has been a Starbucks director since September 2005. Mr. Teruel served as vice chairman of Colgate-Palmolive Company, a consumer products company, from July 2004 to April 2007, when he retired. Prior to being appointed vice chairman, Mr. Teruel served as Colgate-Palmolive’s executive vice president responsible for Asia, Central Europe, Africa and Hill’s Pet Nutrition. After joining Colgate in Mexico in 1971, Mr. Teruel served as vice president of Body Care in Global Business Development in New York, and president and general manager of Colgate-Mexico. He also served as president of Colgate-Europe, and as chief growth officer responsible for the company’s growth functions. Mr. Teruel currently serves as a partner of Spectron Desarrollo, SC, an investment management and consulting firm. He previously served on the boards of directors of The Pepsi Bottling Group, Inc. and Corporacion Geo S.A.B. de C.V. He currently serves on the boards of directors of J.C. Penney Company, Inc. and the Nielsen Company B.V.

Director Qualifications:     Mr. Teruel has extensive executive experience, including financial experience, in the consumer products industry. He brings to the board of directors considerable product development, merchandising and marketing skills and perspectives. His international background provides unique insights relevant to Starbucks strategy, operations and business. He also possesses extensive knowledge in a number of important areas, including leadership and risk assessment through his service on the boards of other publicly-traded companies.

MYRON E. ULLMAN, III, 64, has been a Starbucks director since January 2003. Mr. Ullman has served as the chairman of the board of directors and chief executive officer of J.C. Penney Company, Inc., a chain of retail department stores, since December 2004. Mr. Ullman served as directeur general, group managing director of LVMH Möet Hennessy Louis Vuitton, a luxury goods manufacturer and retailer, from July 1999 to January 2002. From January 1995 to June 1999, he served as chairman and chief executive officer of DFS Group Limited, a retailer of luxury branded merchandise. From 1992 to 1995, Mr. Ullman served as chairman and chief executive officer of R.H. Macy & Co., Inc. Mr. Ullman previously served on the boards of directors for Polo Ralph Lauren Corporation and Pzena Investment Management, Inc. He currently serves as the vice chairman of the Federal Reserve Bank of Dallas.

Director Qualifications:     Through Mr. Ullman’s senior executive and board experience with U.S. and international retailers, he brings to the board of directors extensive knowledge in important areas, including leadership of global businesses, finance, executive compensation, risk assessment and compliance. He also brings insights and perspectives from positions he has held in the technology and real estate industries and the public sector. Mr. Ullman’s experiences as chairman and chief executive officer of various entities during his career provide the board of directors with insight into the challenges inherent in managing a complex organization.

CRAIG E. WEATHERUP, 65, has been a Starbucks director since February 1999. Mr. Weatherup worked with PepsiCo, Inc. for 24 years and served as chief executive officer of its worldwide Pepsi-Cola business and President of PepsiCo, Inc., retiring in 1999. He also led the initial public offering of The Pepsi Bottling Group, Inc., where he served as chairman and chief executive officer from March 1999 to January 2003. Mr. Weatherup also serves on the board of directors of Macy’s, Inc.

Director Qualifications:     Through Mr. Weatherup’s experience on the board of directors of Macy’s, as well as his prior experience as a chairman and chief executive officer, he is able to bring to the board of directors extensive knowledge in important areas, including finance, leadership, executive compensation, risk assessment and compliance. Mr. Weatherup also possesses valuable knowledge of corporate governance and similar issues from his service on other publicly-traded companies’ boards of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

CORPORATE GOVERNANCE

Board Leadership

The board of directors is responsible for overseeing the exercise of corporate power and seeing that Starbucks business and affairs are managed to meet the Company’s stated goals and objectives and that the long-term interests of the shareholders are served.

Howard Schultz currently serves as both the chairman of the board and our president and chief executive officer. In addition, the independent directors of the board have elected Myron E. Ullman, III, a non-employee, independent director, to serve as the presiding (lead) independent director pursuant to our Corporate Governance Principles and Practices. Mr. Ullman’s term as presiding independent director expires at the board meeting immediately following the 2012 Annual Meeting of Shareholders. Mr. Ullman will not be eligible to be elected again as presiding independent director, as the presiding independent director is limited to serving two consecutive two-year terms.

Our board leadership structure also includes active independent directors. The independent directors meet in an executive session at each board meeting, and each of the standing board committees (discussed below) is comprised solely of and led by independent directors. The presiding independent director presides at each executive session, as well as all meetings of the board of directors at which the chairman is not present. The presiding independent director also has the authority to call meetings of the independent directors. Pursuant to our Corporate Governance Principles and Practices, the duties of the presiding independent director also include:

•	serving as a liaison between the independent directors and the chairman;

•	approving the scheduling of Board meetings, as well as the agenda and materials for each Board meeting and executive session of the independent directors;

•	approving and coordinating the retention of advisors and consultants to the Board; and

•	such other responsibilities as the independent directors may designate from time to time.

The board believes that combining the chairman and chief executive officer positions is currently the most effective leadership structure for Starbucks given Mr. Schultz’s in-depth knowledge of Starbucks business and industry and his ability to formulate and implement strategic initiatives. As chief executive officer, Mr. Schultz is also intimately involved in the day-to-day operations of the Company and is thus in a position to elevate the most critical business issues for consideration by the independent directors of the board. In addition, having a combined chairman and chief executive officer enables Starbucks to speak with a unified voice to shareholders, customers and the media. The board believes that the combination of the chairman and chief executive officer roles as part of a governance structure that includes a presiding independent director, as well as the exercise of key board oversight responsibilities by independent directors, provides an effective balance for the management of the Company in the best interests of Starbucks shareholders.

Risk Oversight

The board of directors has overall responsibility for risk oversight, including, as part of regular board and committee meetings, general oversight of executives’ management of risks relevant to the Company. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the board of directors in reviewing Starbucks business strategy is an integral aspect of the board’s assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk for the Company.

While the full board has overall responsibility for risk oversight, the board has delegated responsibility related to certain risks to the Audit and Compliance Committee (the “Audit Committee”) and the Compensation and Management Development Committee (the “Compensation Committee”). The Audit Committee is responsible for reviewing the Company’s risk assessment and risk management policies, as well as discussing the major risk exposures Starbucks faces and the steps management takes to monitor and control such exposures. The Audit Committee receives regular reports from management at its regularly scheduled meetings and other reports as requested by the Audit Committee from time to time. The Compensation Committee is responsible for reviewing and overseeing the management of any risks related to Starbucks compensation policies and practices. The Compensation Committee reviews such risks annually and in connection with discussions of various compensation elements and benefits throughout the year.

The board’s role in risk oversight has not had any effect on the board’s leadership structure.

Affirmative Determinations Regarding Director Independence and Other Matters

Our board of directors has determined that Ms. Bass and each of the following director nominees is an “independent director” as such term is defined under NASDAQ rules:

William W. Bradley	James G. Shennan, Jr.
Mellody Hobson	Javier G. Teruel
Kevin R. Johnson	Myron E. Ullman, III
Olden Lee	Craig E. Weatherup
Sheryl Sandberg

In determining that Ms. Sandberg is independent, the board of directors considered her position as an officer of a private company from which Starbucks purchased advertising space and marketing products in a transactional relationship in fiscal 2010. In determining that Mr. Lee is independent, the board of directors considered that he served at Starbucks as interim executive vice president, Partner Resources, at the request of the Company. In considering Mr. Johnson’s independence, the board of directors considered his son’s internship with Starbucks. The board of directors determined that none of these relationships constitutes a “related-person transaction” under applicable SEC rules or would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities as a director.

The board of directors also has determined that each member of its three committees meets applicable independence requirements as prescribed by NASDAQ and the SEC. The board determined that Mr. Lee does not meet the independence requirements prescribed by the IRS and as such, is not considered an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. In April 2009, Mr. Lee resigned from the Compensation Committee in order to serve as our interim executive vice president, Partner Resources until March 31, 2010. We asked Mr. Lee to serve as our interim executive vice president for a short period of time while we were in the process of hiring and transitioning a new executive vice president, Partner Resources. Please see page 11 for a description of Mr. Lee’s role on the Compensation Committee.

Board Committees and Related Matters

During fiscal 2010, our board of directors had three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee (the “Nominating Committee”). The board of directors makes committee and committee chair assignments annually at its meeting immediately following the annual meeting of shareholders, although further changes to committee assignments are made from time to time as deemed appropriate by the board. Reports from the Audit Committee and Compensation Committee appear below. The committees operate pursuant to written charters, which are available on our website at www.starbucks.com/aboutus/corporate_governance.asp.

The current composition of each board committee is set forth below.

Director	Audit Committee	Compensation Committee	Nominating Committee	Board of Directors
Howard Schultz				Chair
Barbara Bass(1)		Chair	X	X
William W. Bradley			X	X
Mellody Hobson	X			X
Kevin R. Johnson	X	X		X
Olden Lee		X		X
Sheryl Sandberg			X	X
James G. Shennan, Jr.		X	Chair	X
Javier G. Teruel	Chair	X		X
Myron E. Ullman, III		X		X
Craig E. Weatherup	X		X	X
Fiscal 2010 Meetings	12	7	5	11

(1)	As discussed above, Ms. Bass will be retiring from the board as of the conclusion of the annual meeting.

Attendance at Board and Committee Meetings, Annual Meeting

During fiscal 2010, each director attended at least 75% of all meetings of the board and board committees on which he or she served. Our Corporate Governance Principles and Practices require each board member to attend our annual meeting of shareholders except for absences due to causes beyond the reasonable control of the director. All directors attended the 2010 Annual Meeting of Shareholders.

Audit Committee

The Audit Committee annually reviews and reassesses the adequacy of its charter. As such, in June 2010, the Audit Committee reviewed and approved an updated Audit Committee charter. As more fully described in its charter, the primary responsibilities of the Audit Committee are to:

•	Oversee our accounting and financial reporting processes, including the review of the Company’s quarterly and annual financial results.

•

Appoint the Company’s independent registered public accounting firm and oversee the relationship, including monitoring the auditor’s independence and reviewing the scope of the auditor’s work, including preapproval of audit and non-audit services.

•	Review the annual audit and quarterly review processes with management and the independent registered public accounting firm.

•	Review management’s assessment of the effectiveness of the Company’s internal controls over financial reporting and the independent registered public accounting firm’s related attestation.

•	Oversee the Company’s internal audit function, including review of internal audit staffing and approval of the internal audit plan.

•	Review and approve or ratify all related party transactions and potential conflicts of interests that are required to be disclosed in the proxy statement.

•	Review the Company’s risk assessment and risk management policies.

Each of Ms. Hobson and Messrs. Johnson, Teruel and Weatherup (i) meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and is an “independent director” as defined by NASDAQ rules; (ii) meets NASDAQ’s financial knowledge and sophistication requirements; and (iii) has been determined by the board of directors to be an “audit committee financial expert” under SEC rules. The “Audit and Compliance Committee Report” describes in more detail the Audit Committee’s responsibilities with regard to our financial statements and its interactions with Deloitte.

Compensation Committee

The Compensation Committee annually reviews and reassesses the adequacy of its charter. As such, in September 2010, the Compensation Committee reviewed and approved an updated Compensation Committee charter. As more fully described in its charter, the primary responsibilities of the Compensation Committee are to:

•	Conduct an annual review of and recommend to the independent directors for their review and approval the compensation package for the chairman, president and chief executive officer.

•	Conduct an annual review and approve all compensation elements for our executive officers (other than our chairman, president and chief executive officer).

•

Annually review and approve performance measures and targets for all executive officers participating in the annual incentive bonus plan and long-term incentive plans; certify achievement of performance goals after the measurement period.

•	Approve, modify and administer partner-based equity plans, the Executive Management Bonus Plan and deferred compensation plans.

•

After consulting with the panel of independent directors, together with the chair of the Nominating Committee, the chair of the Compensation Committee annually reviews the performance of our chairman, president and chief executive officer and meets with him to share the findings of the review.

•	Annually review and approve our management development and succession planning practices and strategies.

•	Annually approve the Company’s comparator group companies and may review market data.

•	Provide recommendations to the board of directors on compensation-related proposals to be considered at the Company’s annual meeting, including Say-on-Pay.

•	Determine management stock ownership guidelines and periodically review ownership levels for compliance.

•	Annually review a report from management regarding material risks, if any, created by the Company’s compensation policies and practices.

At least annually, the Compensation Committee reviews and approves our executive compensation strategy and principles to ensure that they are aligned with our business strategy and objectives, shareholder interests, desired behaviors and corporate culture. In addition, the Compensation Committee’s charter allows it to delegate its authority to subcommittees of the committee, as may be necessary or appropriate.

In March 2010, the Compensation Committee formed a special subcommittee, the Performance Compensation Committee (the “Subcommittee”), which is responsible for establishing, administering, reviewing and approving any award intended to qualify for the “performance-based compensation” exception of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). The Subcommittee may establish, administer, review and approve any compensation or compensatory award as may be requested by the Compensation Committee from time to time. The current composition of the Subcommittee is: Ms. Bass and Messrs. Johnson, Shennan, Teruel and Ullman. Each member of the Subcommittee meets applicable independence requirements as prescribed by NASDAQ, the SEC and the IRS. Since Mr. Lee was an executive officer of the Company for a period of time, he does not sit on the Subcommittee and does not vote on performance-based compensation. Since March 2010, all decisions related to performance-based compensation were made by the Subcommittee.

Summary of the Role of Management and Consultants in the Executive Compensation Process

In fiscal 2010, several members of senior management participated in the Compensation Committee’s executive compensation process. To assist in carrying out its responsibilities, the Compensation Committee also regularly received reports and recommendations from an outside independent compensation consultant, Frederic W. Cook & Co., Inc. (“F.W. Cook & Co.”). The Compensation Committee did not request, and management did not provide, specific compensation recommendations for fiscal 2010 compensation for Mr. Schultz. Towers Watson & Co. (formerly Towers Perrin, before its merger with Watson Wyatt Worldwide, Inc., effective January 1, 2010), a consulting firm engaged by management, provided market data and historical compensation information to the Compensation Committee and its consultant. F.W. Cook & Co. provided advice regarding best practices in executive compensation and compensation trends for chief executive officers to Barbara Bass, the committee’s chair. Ms. Bass, with data provided by Towers Watson and input and review by F.W. Cook & Co., then developed specific compensation recommendations for Mr. Schultz for fiscal 2010. The independent directors, including the members of the Compensation Committee, discussed those recommendations and reached consensus during an executive session without management present. All references to Towers Watson and F.W. Cook & Co. in this proxy statement refer, respectively, to management’s compensation consultant and the Compensation Committee’s consultant.

Management’s Role in the Executive Compensation Process

Mr. Schultz, our chairman, president and chief executive officer, our executive vice president, Partner Resources, for a portion of fiscal 2010 our interim executive vice president, Partner Resources, and other key members of Partner Resources each played an important role in the Compensation Committee’s executive compensation process for fiscal 2010 and regularly attended committee meetings. “Partner Resources” refers to our human resources function. For fiscal 2010, Mr. Schultz provided his perspective to the Compensation Committee regarding executive compensation matters generally and the performance of the executives reporting to him. Members of the Partner Resources team presented recommendations to the Compensation Committee on the full range of annual executive compensation decisions, including (i) annual incentive bonus plan structure and participants; (ii) long-term incentive compensation strategy; (iii) target competitive positioning of executive compensation based on Company and individual performance; and (iv) target total direct compensation for each executive officer, including base salary adjustments, target incentive bonus and equity grants. At the Compensation Committee’s November 2009 meeting, the first meeting after the end of the fiscal year 2009, members of the Partner Resources team presented the committee with specific compensation recommendations for all executives other than Mr. Schultz for fiscal 2010. These recommendations were developed in consultation with Mr. Schultz and were accompanied by market data provided by Towers Watson, which was also reviewed by F.W. Cook & Co. During the November 2009 meeting, the Compensation Committee exercised its independent discretion whether to accept management’s recommendations and made final approvals about each executive officer’s compensation in an executive session of the independent directors without management present. Barbara Bass, the Compensation Committee’s chair, also met periodically with members of the Partner Resources team to confer on current and upcoming topics likely to be brought before the committee.

In accordance with NASDAQ rules, Mr. Schultz did not vote on executive compensation matters or attend executive sessions of the Compensation Committee nor was he present when his compensation was being discussed or approved. Mr. Lee resigned from the Compensation Committee effective April 2009 in order to serve as our interim executive vice president, Partner Resources through March 2010. While a member of the Compensation Committee, Mr. Lee was not present when his consulting agreement was being discussed or approved. While an executive officer, he did not vote on executive compensation matters. Effective April 1, 2010, Mr. Lee rejoined the Compensation Committee as an independent director under applicable NASDAQ independence requirements. Mr. Lee does not meet the independence requirements prescribed by the IRS and as such, is not considered an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. As discussed above, a special Subcommittee was formed at the same time to approve performance-based compensation under Section 162(m) since Mr. Lee does not qualify as an “outside director” under Section 162(m). Mr. Lee does not participate on the Subcommittee and does not vote on performance-based compensation.

The Role of Consultants in the Executive Compensation Process

For fiscal 2010, the Compensation Committee engaged an outside independent compensation consultant. The Compensation Committee’s consultant regularly attends committee meetings and attends executive sessions as requested by Ms. Bass.

F.W. Cook & Co. has served as the Compensation Committee’s consultant since June 2007 to assist it, as requested, in fulfilling various aspects of the committee’s charter. Without the Compensation Committee’s prior approval, F.W. Cook & Co. will not perform any services for Starbucks management, although the committee has directed that F.W. Cook & Co. work in cooperation with management as required to gather information necessary to carry out its obligations to the committee. During fiscal 2010, F.W. Cook & Co. did not perform any services for Starbucks other than making recommendations with respect to executive and director compensation. While the Compensation Committee does not ask F.W. Cook & Co. for its own market data, the Compensation Committee has F.W. Cook & Co. validate the market data received from Towers Watson, management’s consultant, supporting management’s recommendations.

During fiscal 2010, the Compensation Committee asked F.W. Cook & Co. to review, validate and provide input on the following tasks that Towers Watson completed at management’s request:

•	Conduct an analysis of compensation for executive positions and assess how target and actual compensation positioning to the market aligned with Starbucks compensation philosophy and objectives;

•

Prepare an analysis of and provide considerations regarding the list of peer group companies used for benchmarking executive and director compensation, using the criteria established by the committee, and provide input on changes to the peer group as requested;

•	Review management proposals for fiscal 2010 annual bonus targets;

•	Provide market data, historical compensation information and internal equity comparisons to the committee for its compensation decisions for Mr. Schultz; and

•	Review and provide input on management’s compensation proposals for new hires, promotions and other executive position moves within Starbucks.

For more information about the Compensation Committee’s activities, see “Compensation Discussion and Analysis” and “Compensation and Management Development Committee Report.”

Compensation Committee Interlocks and Insider Participation

Messrs. Johnson, Lee, Shennan, Teruel and Ullman and Mses. Bass and Hobson served on the Compensation Committee during fiscal 2010. None of these individuals, other than Mr. Lee, was at any time during fiscal 2010 or at any other time an officer or employee of Starbucks, and none had any relationship with Starbucks requiring disclosure as a related-person transaction in the section “Certain Relationships and Related Transactions” on page 75. As discussed above, Mr. Lee served as our interim executive vice president, Partner Resources for a portion of fiscal 2010. Mr. Lee rejoined the Compensation Committee in April 2010 as an independent director under the applicable NASDAQ independence requirements. During fiscal 2010, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee.

Succession Planning

Senior Management Succession Planning

In light of the critical importance of executive leadership to Starbucks success, we have an annual succession planning process that we refer to as Organization & Partner Planning (“OPP”). The OPP process is enterprise wide for managers up to and including our president and chief executive officer. Reflecting the significance the board attaches to succession planning, our Compensation Committee is named the Compensation and Management Development Committee.

Our board of directors’ involvement in the annual OPP process is outlined in our Corporate Governance Principles and Practices. The Principles provide that each year, the chair of the Compensation Committee, together with the chairman, president and chief executive officer, will review succession plans with the board, and provide the board with a recommendation as to succession in the event of each senior officer’s termination of employment with Starbucks for any reason (including death or disability).

Our Compensation Committee, pursuant to its charter, annually reviews the performance of the executive officers and the succession plans for each such officer’s position. As noted above, this information is then presented to the board of directors. The Compensation Committee also conducts an annual review of, and provides approval for, our management development and succession planning practices and strategies.

ceo Succession Planning

The chairman, president and chief executive officer provides an annual report to the board of directors assessing senior managers and their potential to succeed him. This report is developed in consultation with our executive vice president, Partner Resources and the chair of our Compensation Committee and includes contingency plans in the event of our chief executive officer’s termination of employment with Starbucks for any reason (including death or disability). The report to the board also contains the chief executive officer’s recommendation as to his successor. The full board has the primary responsibility to develop succession plans for the ceo position.

Nominating Committee

The Nominating Committee annually reviews and reassesses the adequacy of its charter. As such, in June 2010, the Nominating Committee reviewed and approved an updated Nominating Committee charter. As described more fully in its charter, the Nominating Committee is responsible for developing and implementing policies and procedures that are intended to constitute the board of directors and organize it appropriately to meet its fiduciary obligations to Starbucks and our shareholders on an ongoing basis. Among its specific duties, the Nominating Committee:

•	Makes recommendations to the board about our corporate governance processes;

•	Assists in identifying and recruiting board candidates;

•	Administers the Director Nominations Policy;

•	Considers shareholder nominations to the board;

•	Makes recommendations to the board regarding membership and chairs of the board’s committees;

•	Oversees the annual evaluation of the effectiveness of the board and each of its committees;

•	Biennially recommends the board’s presiding independent director;

•	Biennially reviews the type and amount of board compensation for independent directors; and

•	Makes recommendations to the full board regarding such compensation.

The Nominating Committee also annually assists the board of directors with its affirmative independence and expertise determinations. After consulting with the panel of independent directors, together with the chair of the Compensation Committee, the chair of the Nominating Committee annually reviews the performance of our chairman, president and chief executive officer and meets with him to share the findings of the review.

Our Director Nominations Process

Our Policy on Director Nominations is available at www.starbucks.com/aboutus/corporate_governance.asp. The purpose of the nominations policy is to describe the process by which candidates for possible inclusion in our recommended slate of director nominees (the “candidates”) are selected. The nominations policy was approved by the full board of directors and is administered by the Nominating Committee.

Minimum Criteria for Board Members

Each candidate must possess at least the following specific minimum qualifications:

•	Each candidate shall be prepared to represent the best interests of all shareholders and not just one particular constituency;

•

Each candidate shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and has established a record of professional accomplishment in his or her chosen field;

•

No candidate, or family member (as defined in NASDAQ rules) or affiliate or associate (as defined in federal securities laws) of a candidate, shall have any material personal, financial or professional interest in any present or potential competitor of Starbucks;

•

Each candidate shall be prepared to participate fully in board activities, including active membership on at least one board committee and attendance at, and active participation in, meetings of the board and the committee(s) of which he or she is a member, and not have other personal or professional commitments that would, in the Nominating Committee’s sole judgment, interfere with or limit his or her ability to do so; and

•

Each candidate shall be willing to make, and financially capable of making, the required investment in our stock in the amount and within the time frame specified in the director stock ownership guidelines described on page 20 of this proxy statement.

Desirable Qualities and Skills

In addition, the Nominating Committee also considers it desirable that candidates possess the following qualities or skills:

•

Each candidate should contribute to the board of directors’ overall diversity — diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics;

•	Each candidate should contribute positively to the existing chemistry and collaborative culture among board members; and

•

Each candidate should possess professional and personal experiences and expertise relevant to our goal of being one of the world’s leading consumer brands. At this stage of our development, relevant experiences might include, among other things, large-company CEO experience, senior-level international experience, senior-level multi-unit small box retail or restaurant experience and relevant senior-level expertise in one or more of the following areas: finance, accounting, sales and marketing, organizational development, information technology, social media and public relations.

The Nominating Committee is responsible for reviewing the appropriate skills and characteristics required of directors in the context of prevailing business conditions and for making recommendations regarding the size and composition of the board, with the objective of having a board that brings to Starbucks a variety of perspectives and skills derived from high quality business and professional experience. The Nominating Committee’s review of the skills and experience it seeks in the Board as a whole, and in individual directors, in connection with its review of the board’s composition, enables it to assess the effectiveness of its goal of achieving a board with a diversity of experiences. The Nominating Committee considers these criteria when evaluating director nominees in accordance with the procedures set forth below.

Internal Process for Identifying Candidates

The Nominating Committee has two primary methods for identifying candidates (other than those proposed by shareholders, as discussed below). First, on a periodic basis, the Nominating Committee solicits ideas for possible candidates from a number of sources: members of the board; senior-level Starbucks executives; individuals personally known to the members of the board; and research, including database and Internet searches.

Second, the Nominating Committee may from time to time use its authority under its charter to retain at our expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms). If the Nominating Committee retains one or more search firms, they may be asked to identify possible candidates who meet the minimum and desired qualifications expressed in the nominations policy, to interview and screen such candidates (including conducting appropriate background and reference checks), to act as a liaison among the board of directors, the Nominating Committee and each candidate during the screening and evaluation process, and thereafter to be available for consultation as needed by the Nominating Committee. The Nominating Committee did not retain a search firm during fiscal 2010.

The nominations policy divides the process for candidates proposed by shareholders into the general nomination right of all shareholders and proposals by “qualified shareholders” (as described below).

General Nomination Right of All Shareholders

Any Starbucks shareholder may nominate one or more persons for election as a director at an annual meeting of shareholders if the shareholder complies with the advance notice, information and consent provisions contained in our bylaws. For the fiscal 2012 Annual Meeting of Shareholders, in order for the director nomination to be timely, a shareholder’s notice to our executive vice president, general counsel and secretary must be delivered to our principal executive offices not less than 120 days nor more than 150 days before the anniversary of the date of the 2011 Annual Meeting of Shareholders.

The procedures described in the next paragraph are meant to establish an additional means by which certain shareholders can have access to our process for identifying and evaluating candidates and is not meant to replace or limit shareholders’ general nomination rights in any way.

Proposals by Qualified Shareholders

In addition to those candidates identified through its own internal processes, in accordance with the nominations policy, the Nominating Committee will evaluate a candidate proposed by any single shareholder or group of shareholders that has beneficially owned more than 5% of our common stock for at least one year (and will hold the required number of shares through the annual meeting of shareholders) and that satisfies the notice, information and consent provisions in the nominations policy (a “qualified shareholder”). Any candidate proposed by a qualified shareholder must be independent of the qualified shareholder in all respects as determined by the Nominating Committee or by applicable law. Any candidate submitted by a qualified shareholder must also meet the definition of an “independent director” under NASDAQ rules.

In order to be considered by the Nominating Committee for an upcoming annual meeting of shareholders, notice from a qualified shareholder regarding a potential candidate must be received by the Nominating Committee not less than 120 calendar days before the anniversary of the date of our proxy statement released to shareholders in connection with the previous year’s annual meeting.

Evaluation of Candidates

The Nominating Committee will consider and evaluate all candidates identified through the processes described above, including incumbents and candidates proposed by qualified shareholders, based on the same criteria.

If, based on the Nominating Committee’s initial evaluation, a candidate continues to be of interest to the Nominating Committee, the chair of the Nominating Committee will interview the candidate and communicate the chair’s evaluation to the other Nominating Committee members and the chairman, president and chief executive officer. Later reviews will be conducted by other members of the Nominating Committee and senior management. Ultimately, background and reference checks will be conducted and the Nominating Committee will meet to finalize its list of recommended candidates for the board of directors’ consideration. All candidates (whether identified internally or by a qualified shareholder) who, after evaluation, are then recommended by the Nominating Committee and approved by the board of directors, will be included in our recommended slate of director nominees in our proxy statement.

Timing of the Identification and Evaluation Process

Our fiscal year ends each year on the Sunday closest to September 30. The Nominating Committee usually meets in September and November to consider, among other things, candidates to be recommended to the board of directors for inclusion in our recommended slate of director nominees for the next annual meeting of shareholders and our proxy statement. The board usually meets each November to vote on, among other things, the slate of director nominees to be submitted to and recommended for election by shareholders at the annual meeting, which is typically held in March of the following calendar year.

Future Revisions to the Nominations Policy

The nominations policy is intended to provide a flexible set of guidelines for the effective functioning of our director nominations process. The Nominating Committee intends to review the nominations policy at least annually and anticipates that modifications will be necessary from time to time as our needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating Committee may amend the nominations policy at any time, in which case the most current version will be available on our website.

Corporate Governance Materials Available on the Starbucks Website

Our Corporate Governance Principles and Practices are intended to provide a set of flexible guidelines for the effective functioning of the board of directors and are reviewed regularly and revised as necessary or appropriate in response to changing regulatory requirements and evolving best practices. They are posted on the Corporate Governance section of our website at www.starbucks.com/aboutus/corporate_governance.asp.

In addition to our Corporate Governance Principles and Practices, other information relating to corporate governance at Starbucks is available on the Corporate Governance section of our website, including:

•	Restated Articles of Incorporation

•	Amended and Restated Bylaws

•	Audit and Compliance Committee Charter

•	Compensation and Management Development Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Policy on Director Nominations

•	Standards of Business Conduct (applicable to directors, officers and partners)

•	Code of Ethics for CEO and Finance Leaders

•	Procedure for Communicating Complaints and Concerns

•	Audit and Compliance Committee Policy for Pre-Approval of Independent Auditor Services

You may obtain copies of these materials, free of charge, by sending a written request to: executive vice president, general counsel and secretary, Starbucks Corporation, 2401 Utah Avenue South, Mail Stop S-LA1, Seattle, Washington 98134. Please specify which documents you would like to receive.

Contacting the Board of Directors

The Procedure for Communicating Complaints and Concerns describes the manner in which interested persons can send communications to our board of directors, the committees of the board and to individual directors and describes our process for determining which communications will be relayed to board members. This complaints and concerns procedure provides that interested persons may telephone their complaints and concerns by calling the Starbucks Auditline at 1-800-300-3205 or sending written communications to the board, committees of the board and individual directors by mailing those communications to our third-party service provider for receiving these communications at:

Starbucks Corporation

[Addressee*]

P.O. Box 34507

Seattle, Washington 98124

*	Audit and Compliance Committee of the Board of Directors

Compensation and Management Development Committee of the Board of Directors

Nominating and Corporate Governance Committee of the Board of Directors

Name of individual director

Compensation of Directors

Compensation Program for Non-Employee Directors

For fiscal 2010, the annual compensation program for non-employee directors provided for a total of $220,000 per year in compensation, composed of (i) a retainer of $110,000, which may be in the form of cash, stock options or a combination of both at the director’s election, and (ii) $110,000 in equity compensation in the form of stock options. The compensation program was approved by our board of directors in June 2009, based on the recommendation of the Nominating Committee following its biennial non-employee director compensation review required by its charter and our Corporate Governance Principles and Practices. We pay at least 50% of non-employee director compensation in the form of stock options in order to align the interests of non-employee directors with shareholders. We do not pay chair or meeting fees as part of our non-employee director compensation program.

New non-employee directors first become eligible to receive the regular annual compensation in the first full fiscal year after they join the board of directors. In addition to the annual compensation program, upon first joining the board, non-employee directors are granted an initial stock option to acquire 30,000 shares of our common stock under the 2005 Non-Employee Director Sub-Plan to our 2005 Long-Term Equity Incentive Plan. The initial stock option grant vests in equal annual installments over a three-year period. Mr. Johnson and Ms. Sandberg were first eligible for the annual compensation in fiscal 2010.

Stock options have an exercise price equal to the closing market price of our common stock on the grant date. Pursuant to the 2005 Non-Employee Director Sub-Plan to our 2005 Long-Term Equity Incentive Plan, the number of options covered by each annual grant is determined by dividing the equity compensation amount for each director by the closing market price of our common stock on the grant date, multiplied by three. For example, for $110,000 of equity compensation and a closing market price of $30 per share on the grant date, the director would receive 11,000 stock options, which is the result of $110,000 divided by $30, or approximately 3,667, multiplied by 3. Annual stock option grants vest one year after the date of grant. Stock options granted to non-employee directors generally cease vesting as of the date he or she no longer serves on the board of directors. However, unvested stock options will vest in full upon a non-employee director’s death or “retirement” (generally defined as leaving the board after attaining age 55 and at least six years of board service) or upon a change in control of Starbucks (described beginning on page 57). Six of the board’s ten current independent directors meet the retirement criteria.

In June 2009, the non-employee director compensation program was amended by our board of directors, based on the recommendation of the Nominating Committee following its biennial non-employee director compensation review required by its charter and our Corporate Governance Principles and Practices. At the time the non-employee director compensation program was reviewed, the board believed that, in light of the economic decline, the downturn in the Company’s performance and the related impact on partner compensation, the non-employee director compensation program should be adjusted downward accordingly. As described above, for fiscal 2010, the annual compensation program for non-employee directors provided for a total of $220,000 per year in compensation (a decrease from $240,000 in fiscal 2009). When the Nominating Committee considered and ultimately recommended the fiscal 2010 non-employee director compensation, the committee reviewed competitive market data prepared by Towers Watson for the same comparator group used to benchmark executive compensation for fiscal 2009. The level of non-employee director total compensation approved by the Nominating Committee for fiscal 2010 was between the 65th and 70th percentile among comparator group companies and the board believed that the level was appropriate to attract and retain top board candidates.

In June 2010, the non-employee director compensation program was amended by our board of directors, on the recommendation of the Nominating Committee. For fiscal 2011, the board determined to reinstate non-employee director compensation to $240,000 per year composed of (i) a retainer of $120,000, which may be in the form of cash, stock options or a combination of both at the director’s election, and (ii) $120,000 in equity compensation in the form of stock options. The board also determined to review non-employee director compensation again in fiscal 2011.

Mr. Schultz does not participate in the compensation program for non-employee directors, but rather is compensated as an executive officer, as described in the section “Executive Compensation” beginning on page 23.

From April 2009 through March 2010, Mr. Lee served as interim executive vice president, Partner Resources. For his services as interim executive vice president, Partner Resources, Mr. Lee was compensated pursuant to a consulting agreement that provided for a consulting fee of $25,000 per month plus reimbursement of certain business expenses. Mr. Lee remained on our board of directors during this period and was thus also compensated pursuant to the non-employee director compensation program. Effective October 1, 2009, the consulting agreement was amended by the Compensation Committee to increase the monthly consulting fee from $25,000 to $50,000 and to provide a one-time lump sum payment of $150,000. Mr. Lee’s consulting arrangement was approved by the Compensation Committee.

Fiscal 2010 Compensation of Non-Employee Directors

The following table shows fiscal 2010 compensation for non-employee directors.

Fiscal 2010 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Barbara Bass	—	271,258	—		271,258
William W. Bradley	82,500	169,542	—		252,042
Mellody Hobson	—	271,258	—		271,258
Kevin R. Johnson	110,000	135,633	—		245,633
Olden Lee	—	271,258	355,342	(2)	626,600
Sheryl Sandberg	110,000	135,633	—		245,633
James G. Shennan, Jr.	110,000	135,633	—		245,633
Javier G. Teruel	—	271,258	—		271,258
Myron E. Ullman, III	—	271,258	—		271,258
Craig E. Weatherup	—	271,258	—		271,258

(1)

The amounts shown in this column represents the aggregate grant date fair values of the stock options awarded November 16, 2009. The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s 2010 Form 10-K (note 14).

(2)

Amounts paid pursuant to Mr. Lee’s consulting agreement described above, consisted of a $50,000 per month consulting fee as well as the reimbursement of expenses incurred in the course of his service under the agreement, including $23,315 for airfare, $25,678 for lodging and $6,349 for car rental and taxi service.

As of October 3, 2010, the aggregate number of shares of Starbucks common stock underlying outstanding option awards for each non-employee director were: Ms. Bass — 429,290 shares; Mr. Bradley — 209,854 shares; Ms. Hobson — 240,786 shares; Mr. Johnson — 44,960 shares; Mr. Lee — 302,144 shares; Ms. Sandberg — 44,960 shares; Mr. Shennan — 389,451 shares; Mr. Teruel — 240,786 shares; Mr. Ullman — 302,144 shares; and Mr. Weatherup — 460,520 shares.

Former Deferred Compensation Plan

Non-employee directors formerly could defer all or a portion of their compensation in the form of unfunded deferred stock units under the directors’ deferred compensation plan. The board of directors terminated future deferrals under the plan during fiscal 2005, so no further compensation may be deferred. Amounts previously deferred were unaffected and deferred stock units credited to non-employee directors who had previously deferred compensation under the plan remain outstanding. We do not provide above-market or preferential earnings on these amounts. Dividends are credited as additional unfunded deferred stock units based on the market price of our common stock at the time the dividends are paid and are credited to non-employee directors with the other deferred stock units until plan distributions are made in accordance with the terms of the plan. Deferred stock units are settled in an equal number of shares of Starbucks common stock when plan participants leave the board. Deferred stock units cannot be voted or transferred. The number of deferred stock units held by each director is shown in the footnotes to the beneficial ownership table on page 77.

Director Stock Ownership Guidelines

The board of directors adopted stock ownership guidelines for non-employee directors in fiscal 2003. The original guidelines required a $200,000 investment within four years. In May 2007, the board revised the guidelines to increase the required investment to $240,000 in tandem with the increase to non-employee director compensation. In June 2009, when non-employee director annual compensation was amended to $220,000 for fiscal 2010, the board agreed to maintain the stock ownership guidelines at $240,000. All non-employee directors have four years from their election to the board to achieve the $240,000 investment. Stock options do not count toward meeting the requirement. Each director must continue to hold the shares purchased as a result of the director’s investment for as long as he or she serves on our board. All non-employee directors are in compliance with the guidelines. Mr. Johnson and Ms. Sandberg have not yet served on the board for four years and are working toward making the required investment.

PROPOSAL 2 — ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

We are asking shareholders to approve an advisory resolution on the Company’s executive compensation as reported in this proxy statement. As described below in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Objective	How Our Executive Compensation Program Achieves This Objective
Pay For Performance

•  Aligning executive compensation with short-term and long-term Company, business unit and individual performance

•  Setting a significant portion of each named executive officer’s target total direct compensation to be in the form of variable compensation

Stay True to Our Values

•  Providing limited executive perquisites

•  Maintaining a clawback policy for incentive compensation awards

•  Requiring our executives to own Starbucks stock and prohibiting them from engaging in hedging transactions with respect to Starbucks stock

Attract and Retain Top Talent

•  Targeting total target direct compensation at the 50th percentile range among companies with which we compete for executive talent

•  Competing effectively for the highest quality people who will determine our long-term success

We urge shareholders to read the “Compensation Discussion and Analysis” beginning on page 23 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 47 through 58, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the board of directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to the Company’s recent and long-term success.

In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the 2011 Annual Meeting of Shareholders:

RESOLVED, that the shareholders of Starbucks Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2011 Annual Meeting of Shareholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the board of directors. Although non-binding, the board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

PROPOSAL 3 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Pursuant to recently adopted Section 14A of the Exchange Act, we are asking shareholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal Number 2 above should occur every year, every two years or every three years.

After careful consideration and dialogue with our shareholders, the board of directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time, and recommends that shareholders vote for future advisory votes on executive compensation to occur every year. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the board of directors recognizes that executive compensation disclosures are made annually. Given that the “say-on-pay” advisory vote provisions are new, holding an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback on our compensation disclosures. However, shareholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of shareholders. We believe that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our shareholders on corporate governance matters (including the Company’s practice of having all directors elected annually and annually providing shareholders the opportunity to ratify the Audit Committee’s selection of independent auditors) and our executive compensation philosophy, policies and practices.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the board of directors. Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Shareholders are not voting to approve or disapprove the board’s recommendation. Although non-binding, the board and the Compensation Committee will carefully review the voting results. Notwithstanding the board’s recommendation and the outcome of the shareholder vote, the board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE TO CONDUCT FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY YEAR.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides important information on our executive compensation program and the amounts shown in the executive compensation tables that follow. In this proxy statement, the term “named executive officers” means the five executive officers named in the compensation tables that follow. “Compensation Committee” or “Committee” means the Compensation and Management Development Committee of the board of directors. We refer to our employees as our “partners,” due to the significant role they play in the success of the Company.

Executive Summary

Fiscal 2010 — The Year in Review

Starbucks achieved record financial results in fiscal 2010. The Company’s fiscal 2010 results were outstanding when considered against the backdrop of the challenging economic and consumer environments in which they were accomplished. The chart below summarizes the key Company financial results for fiscal 2010 compared to fiscal 2009.

	Fiscal 2010 (53 weeks)(1) ($ in millions, except per share amounts)	Fiscal 2009 (52 weeks) ($ in millions, except per share amounts)	Change (%)
Revenues(2)	10,707.4	9,774.6	10
GAAP Operating Income	1,419.4	562.0	153
GAAP EPS	1.24	0.52	138
Non-GAAP Operating Income(3)	1,472.4	894.4	65
Non-GAAP EPS(3), (4)	1.28	0.80	60
Stock Price Per Share as of Fiscal Year-End(5)	25.94	19.83	31

(1)	Our fiscal year ends on the Sunday closest to September 30. The fiscal year ended on October 3, 2010 included 53 weeks with the additional week falling in our fourth fiscal quarter. As discussed on page 32, the objective performance goals under our annual incentive compensation plan were set based on a 53-week fiscal year.

(2)	Total net revenues increased 7% to $10.5 billion on a 52-week basis.

(3)	Non-GAAP Operating Income for fiscal 2010 and 2009 excludes restructuring charges of $53.0 million and $332.4 million, respectively, that are included in GAAP Operating Income. Non-GAAP EPS for fiscal 2010 and 2009 excludes restructuring charges of $0.04 and $0.28, respectively, that are included in GAAP EPS. We believe these non-GAAP financial measures better enable investors to understand and evaluate the Company’s historical and prospective operating performance. “GAAP” refers to accounting principles generally accepted in the United States of America.

(4)	For the 53 weeks ended October 3, 2010, diluted earnings per share included an estimated $0.05 per share benefit from the extra week in September 2010.

(5)	Represents the closing market price of our common stock on the last trading day (October 1, 2010) prior to our fiscal 2010 year-end and the last trading day (September 25, 2009) prior to our fiscal 2009 year-end.

In line with our executive compensation program’s emphasis on pay for performance, compensation awarded to the named executive officers for fiscal 2010 reflected Starbucks outstanding financial results.

•

Annual Incentive Plan:    As a result of the Company’s strong fiscal 2010 performance, our named executive officers received an above-target bonus payout under our annual incentive bonus plan. Based on the Company’s performance against each named executive officer’s objective performance measure, with fiscal 2010 income and earnings measures significantly exceeding the target performance goal, each named executive officer achieved a 200% payout on each objective performance measure.

•

Performance-based Restricted Stock Units:    As a result of the Company’s actual fiscal 2010 adjusted earnings per share significantly exceeding the target performance goal, the named executive officers earned 200% of their target number of performance-based restricted stock units (“performance RSUs”).

In addition, to reward our partners for their contributions to the Company’s outstanding fiscal 2010 performance, consistent with our “Total Pay” philosophy, the Company:

•	paid a special cash bonus to over 88,000 partners who were not participants under any of the Company’s various incentive plans;

•	approved an enhanced match under the 401(k) plan at 100% of the first 6% deferred for 2011; and

•

enhanced our broad-based long-term incentive compensation program that covers all eligible global partners, which does not include executive officers, by introducing time-based restricted stock units and expanding the eligibility provisions allowing additional partners to participate in the plan; over 100,000 partners in 17 markets, including qualified part-time partners, received time-based restricted stock units in the most recent annual grant in November 2010.

Best Practices

Our executive compensation program is detailed over the next several pages; however, we believe that the following compensation decisions and practices demonstrate how this program reinforces Starbucks culture and values.

•

Updated Executive Stock Ownership Guidelines and Introduced a Holding Requirement:    In November 2010, the Compensation Committee approved updates to the executive stock ownership guidelines. Our guidelines now provide that each executive officer must own a multiple of his or her annual base salary in Starbucks stock (as compared to a minimum investment requirement under our previous guidelines). Our chairman, president and chief executive officer must own at least 6 times his base salary, our presidents (U.S. and International) and chief financial officer must own at least 3 times his or her base salary and all other executive officers must own at least 2 times his or her base salary. In addition, our Compensation Committee introduced a holding requirement that requires each executive officer to hold 50% of the net shares received upon the exercise of stock options and 50% of the net shares received upon the vesting of restricted stock units until the executive officer satisfies the ownership requirement. For additional information on our stock ownership guidelines and the level of achievement by our named executive officers, see page 43.

•

Established a Recovery of Incentive Compensation Policy:    In fiscal 2010, the board of directors, upon the recommendation of the Compensation Committee, approved a Recovery of Incentive Compensation Policy (or clawback policy). The policy allows the Company to seek reimbursement of incentive compensation paid or awarded to executive officers in certain circumstances. For a full description of the policy, see page 44.

•

Adopted a Policy Prohibiting Hedging Transactions:    In November 2010, the board of directors amended the Starbucks Corporation Insider Trading Policy to prohibit Starbucks partners from engaging in hedging transactions designed to off-set decreases in the market value of Starbucks securities, including certain forms of hedging and monetization transactions, such as “zero-cost collars” and “prepaid variable forward contracts.”

•

Utilized Long-Term Performance-based Restricted Stock Units:    In fiscal 2010, the Compensation Committee continued its use of performance-based RSUs as a significant portion of long-term equity incentive compensation. The Compensation Committee believes that performance RSUs are an appropriate equity vehicle for our executives because performance RSUs align executives’ interests with the interests of shareholders by providing value only if pre-established objective performance goals are met and time-based vesting requirements for earned performance RSUs are satisfied. Performance RSUs will continue to be a portion of long-term equity incentive compensation in fiscal 2011.

•

Emphasized Variable Compensation:    In fiscal 2010, the Compensation Committee continued its practice of awarding the majority of total direct compensation to named executive officers in the form of variable compensation that is performance based. Variable compensation is tied to the achievement of performance goals or stock price appreciation and includes elements such as annual incentive bonuses, stock options and performance RSUs. For a calculation of the variable compensation for each named executive officer, see page 29.

•

Provided No Employment Agreements:    Although we typically sign a letter arrangement with an executive officer upon hire or promotion noting that the executive is employed “at will,” these agreements typically do not provide for severance upon termination. None of our named executive officers have employment or severance agreements.

•

Provided No Change-in-Control Benefits Other Than Double-Trigger Equity Acceleration:    We do not provide change-in-control severance benefits to executives or any related tax gross-ups. Our only change-in-control arrangement, which applies to all partners with equity compensation awards, is “double triggered” accelerated vesting of assumed equity awards only upon termination following a change-in-control. For a description of this benefit, see page 43.

•

Reduced Security Costs:    For fiscal 2010, Howard Schultz, our chairman, president and chief executive officer, agreed to reimburse the Company for a portion of his personal security costs. As a result, the Company’s aggregate incremental cost of security benefits for Mr. Schultz was $210,268 in fiscal 2010, which is a significant reduction compared to fiscal 2009. For additional information on security costs, see page 38.

•

Discontinued Replacement of Split-Dollar Life Insurance Benefit:    In fiscal 2005, we terminated our obligations to pay premiums with respect to split-dollar life insurance arrangements with Mr. Schultz in exchange for an annual cash payment in an amount sufficient for him to acquire a similar benefit. In fiscal 2010, Mr. Schultz voluntarily agreed to forego the fiscal 2010 annual cash payment and all future annual cash payments that were payable under the 2005 arrangement.

Elements of Executive Compensation Program

The following table lists the elements of our fiscal 2010 executive compensation program and the primary purpose of each.

Element	Form	Objectives and Basis
Base Salary	Cash

• Base compensation that is competitive for each role, responsibilities and experience.

• Reviewed on an annual basis and at the time of hire or promotion.

• Generally set at approximately the median range of Starbucks comparator group, as described on page 31.

• Other factors considered, including input from our chairman, president and chief executive officer, the level of responsibility and complexity of the executive’s job, individual performance in the prior year and how the executive’s salary compares to the salaries of other Starbucks executives.

Annual Incentive Bonus	Cash

• Annual incentive to drive Company, business unit and, where appropriate, individual performance.

• Target bonus amount is set as a percentage of base salary.

• Reviewed on an annual basis and at the time of hire or promotion.

• Generally set at approximately the median range of Starbucks comparator group.

• Other factors considered, including the Company’s prior-year performance, individual performance and retention concerns.

Long-Term Incentive Compensation	Performance RSUs, stock options

• Long-term incentive to drive Company performance; align executives’ interests with shareholders’ interests; retain executives through long-term vesting; and provide potential wealth accumulation.

• Reviewed on an annual basis and at the time of hire or promotion.

• Generally set at approximately the median range of Starbucks comparator group.

• Other factors considered, including the Company’s prior-year performance, individual executive performance and retention concerns. In addition, for all partners that receive equity awards, we consider share usage, dilution and shares available under the equity plan.

• We do not consider the realized or unrealized value of prior equity awards when determining the target economic value of new awards because we grant each equity award as an incentive to drive future shareholder return.

Perquisites and Other Executive Benefits	Various (see discussion below)	• Provide for the safety and wellness of our executives, and other purposes as discussed below.
Discretionary Bonuses and Equity Awards	Cash, stock options, time-based restricted stock units (“time-based RSUs”)	• Reward extraordinary performance and attract top executive talent from other companies. • Retain executives through long-term vesting and potential wealth accumulation.

Element	Form	Objectives and Basis
Deferred Compensation	Eligibility to participate in 401(k) plan and non-qualified management deferred compensation plan	• Provide tax-deferred means to save for retirement.
General Partner Benefits	Eligibility to participate in partner health and welfare plans, stock purchase plan and other broad-based partner benefits	• Offer competitive benefits package that includes all benefits offered to partners generally.

Executive Compensation Program Objectives and Design

Our “Total Pay” compensation philosophy is designed to recognize and reward the contributions of all partners, including executives. We offer a comprehensive benefits package, including health care to all eligible full- and part-time partners in the United States and internationally (except in countries where the government provides health care). We also provide a broad-based equity program to all eligible global partners and partner stock purchase programs in the United States and Canada. We believe our Total Pay practices motivate our executives to build long-term shareholder value and to take care of the partners who take care of our customers.

Our executive compensation program is designed to achieve the following key objectives:

•

Attract and Retain Top Talent — Compete effectively for the highest quality of people who will determine our long-term success. We have structured our executive compensation program to be competitive with compensation paid by companies in the same market for executive talent. The Compensation Committee’s philosophy is to target total direct compensation (in the aggregate for each executive officer) to executives at approximately the median (or 50th percentile) range among comparator group companies (based on the Company’s performance at its annual operating plan).

•

Pay for Performance — Align executive compensation with Company, business unit and individual performance on both a short-term and long-term basis. The majority of our target total direct compensation is in the form of variable compensation, comprised of annual incentive bonuses, stock options and performance RSUs, which aligns executive compensation with shareholder interests by tying a significant majority of total direct compensation to the achievement of performance goals or stock price appreciation. The percentage of pay that is variable compensation is increased with greater levels of responsibility. Variable compensation means the executive will not realize value unless performance goals, the majority of which are directly tied to Company performance, are achieved (for annual incentive bonuses and performance RSUs) or our stock price appreciates (for stock options). In fiscal 2010, at least 74% of each of our named executive officer’s target total direct compensation was “at risk” in the form of variable compensation.

•

Be True to Our Values — Support our mission statement and guiding principles. We have structured our compensation program to recognize and reward the contributions of all partners, including executives, in achieving our strategic goals and business objectives, while at the same time aligning the program with shareholder interests and our mission statement and guiding principles. To meet this objective, we provide limited executive perquisites and require our executives to own Starbucks stock worth two to six times the executive’s base salary, depending on the executive’s position. You can find a copy of our mission statement and guiding principles on our website in the “About Us” section.

Risk Considerations

We design our total direct compensation mix to encourage our executives to take appropriate risks aimed at improving Company performance and driving long-term shareholder value. We believe that the design and objectives of our executive compensation program provides an appropriate balance of incentives for executives and thereby avoids inappropriate risks. In this regard, our executive compensation program includes, among other things, the following design features:

•	A balanced mix of fixed versus variable compensation and cash-based versus equity-based compensation;

•	Variable compensation based on a variety of performance goals, including Company, business unit and, where appropriate, individual performance goals;

•	Compensation Committee discretion to lower annual incentive award amounts;

•	A balanced mix of short-term and long-term incentives;

•	Maximum award limits for annual incentive awards and performance RSUs;

•	Additional time-based vesting requirements for earned performance RSUs;

•	Stock ownership and holding requirements;

•	Prohibition on hedging Company stock that applies to all partners; and

•	A clawback policy (our Recovery of Incentive Compensation Policy described on page 44).

Consistent with SEC disclosure requirements, the Compensation Committee has assessed our compensation objectives, philosophy, and forms of compensation and benefits for all partners, including executives, and has concluded that our compensation practices and policies do not create risks that are reasonably likely to have a material adverse effect on the Company.

Determining Executive Compensation at Starbucks

The Compensation Committee determines the compensation objectives, philosophy and forms of compensation and benefits for our executive officers, and recommends to the independent members of the full board of directors the compensation elements for our chairman, president and chief executive officer. The Compensation Committee is supported by F.W. Cook & Co., its outside independent compensation consultant, and several members of senior management (as discussed in the “Compensation Committee” section beginning on page 10).

Considerations in Setting Target Total Direct Compensation

Annual executive compensation decisions for fiscal 2010 were made at the November 2009 Compensation Committee meeting, which was the Committee’s first regular meeting after the 2009 fiscal year end. During this meeting, the Compensation Committee approved target total direct compensation, which is comprised of the following elements:

Short-Term Compensation						Long-Term Incentive Compensation
Base Salary	+	Target Annual Incentive Bonus	=	Target Total Cash Compensation	+	Stock Options and Target Performance RSUs	=	Target Total Direct Compensation

At the meeting, the Compensation Committee approved base salaries and target annual incentive bonus amounts for fiscal 2010 and, following a review of fiscal 2009 performance, determined the long-term equity incentive award.

When making compensation decisions, the Compensation Committee reviewed competitive market data on a one-year and three-year basis to see how our executive pay levels compared to other companies. However, the Compensation Committee did not use formulas or rigidly set the compensation of our executives based on this data, as the Compensation Committee also looked at other factors (as described below) when setting compensation. The Compensation Committee then considered recommendations and input from management, as well as input from F.W. Cook & Co. as described on page 11. Management did not provide specific compensation recommendations for Mr. Schultz. Recommendations are influenced by factors that may vary from year to year, and for fiscal 2010 included prior-year Company and business unit financial performance and shareholder return, retention, professional experience, internal pay equity, compensation history and individual performance.

Pay for Performance

Our fiscal 2010 variable compensation included target annual incentive bonuses under our annual incentive bonus plan, the Executive Management Bonus Plan, and the economic value of stock options and performance RSUs (at target) awarded in fiscal 2010 under our 2005 Long-Term Equity Incentive Plan.

The graphs below show the balance of the elements that comprised target total direct compensation for each named executive officer for fiscal 2010, including the percentage of variable compensation. The percentage of variable compensation listed below each chart is calculated by dividing (i) the value of variable compensation at target by (ii) the amount of target total direct compensation, which includes variable compensation plus fiscal 2010 base salary.

Since Ms. Holmes was hired November 16, 2009, she was not eligible to receive the annual equity award, but instead received an equity award at the time she was hired. As a result, the Compensation Committee did not review an annual target total direct compensation package for her for fiscal 2010, but instead reviewed each element of her compensation at the time she was hired. As such, we did not include a chart for her fiscal 2010 total direct compensation.

Analysis of Executive Compensation Decisions

The table below provides an overview comparing each element of fiscal 2010 target total direct compensation versus fiscal 2010 actual total direct compensation for each of the named executive officers. The performance goals and other factors used in determining these amounts are analyzed further below.

Named Executive Officer	Base Salary	Target Bonus	Actual Bonus(1)	% of Target(1)	Long-Term Incentive(2)	Actual Long-Term Incentive(2)	% of Target(3)	Target Total Direct Comp.	Actual Total Direct Comp.	% of Target(4)
Howard Schultz	1,300,000	1,950,000	3,500,000	179.5%	10,500,000	15,750,000	150.0%	13,750,000	20,550,000	149.5%
Troy Alstead	550,000	412,500	822,525	199.4%	1,400,000	2,100,000	150.0%	2,362,500	3,472,525	147.0%
Clifford Burrows	650,000	487,500	972,075	199.4%	1,400,000	2,100,000	150.0%	2,537,500	3,722,075	146.7%
John Culver(5)	525,000	393,750	787,500	200.0%	1,370,000	1,455,000	106.2%	2,288,750	2,767,500	120.9%
Kalen Holmes(6)	400,000	216,667	429,433	198.2%	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Actual bonus includes bonus payouts under the Executive Management Bonus Plan. The bonus payouts under the Executive Management Bonus Plan are disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The named executive officers received above target actual bonus payouts as a result of achieving above target performance under the Executive Management Bonus Plan.

(2)	The amounts in the “Long-Term Incentive” column represent the total economic value of equity awards. (See page 36.) 50% of the economic value is in the form of stock options and 50% is in the form of target performance RSUs. The amounts in the “Actual Long-Term Incentive” column include the value of the stock options and the adjusted number of performance RSUs earned based on fiscal 2010 performance. The economic value does not represent the full grant date fair value of equity awards as disclosed in the Summary Compensation Table.

(3)	The named executive officers received above-target long-term incentive compensation as they earned 200% of the target performance RSU award based on fiscal 2010 adjusted earnings per share.

(4)	The named executive officers received above-target total direct compensation as a result of achieving above-target performance under the Executive Management Bonus Plan and earning 200% of the target performance RSU award.

(5)	Mr. Culver’s target compensation is based on the benchmarking data reviewed by the Compensation Committee at the time of his promotion. Mr. Culver’s target long-term incentive award includes his annual equity award made in November 2009, which included stock options and performance RSUs, and his promotional stock option award made in December 2009.

(6)	Ms. Holmes’ compensation is based on the benchmarking data reviewed by the Compensation Committee at the time she was hired. Since Ms. Holmes was hired November 16, 2009, she was not eligible to receive the annual equity award, but instead received an equity award with a total economic value of approximately $1.8 million at the time she was hired. Under the new SEC rules, Ms. Holmes’ grant date fair value of her new hire equity award was used when determining the named executive officers for fiscal 2010. Going forward, Ms. Holmes will participate in the annual equity award process with the other executive officers. For additional detail regarding her equity award, see page 50. Ms. Holmes received a pro-rated bonus (for 10 months) under the Executive Management Bonus Plan based on her hire date. The actual bonus listed in the table above does not include a sign-on bonus of $200,000 paid at the time she was hired. This is reflected in the Bonus column of the Summary Compensation Table.

Base Salary

The Compensation Committee generally reviews and adjusts base salaries annually at its November meeting, with new salaries effective late November or early December. For fiscal 2010, the independent directors decided to increase Mr. Schultz’s base salary from $1,190,000 to $1,300,000 to align his base salary with the median base salary of his peers at our comparator group companies. For fiscal 2010, the Compensation Committee decided to increase the base salary for Mr. Alstead from $450,000 to $550,000 to recognize his strong performance in fiscal 2009, including his contributions to Starbucks exceeding fiscal 2009 financial performance and savings targets, and to bring his base salary closer to the median base salary of his peers at our comparator group companies; for Mr. Burrows from $595,000 to $650,000 to recognize his strong performance in fiscal 2009, including his contributions to the Company’s turnaround and improvement in store operations and efficiencies, and his significant contributions to the U.S. line of business, which constitutes a significant majority of the Company’s total net revenues, and for Mr. Culver from $425,000 to $525,000, which includes two promotional increases (in February 2009 to executive vice president, Global Consumer Products, Foodservice & Seattle’s Best Coffee and in December 2009 to president, Starbucks Coffee International) and to recognize his strong performance. Ms. Holmes did not receive a base salary increase as she was hired on November 16, 2009.

For fiscal 2010, base salary for each named executive officer was positioned near the median other than for Messrs. Alstead and Burrows. Mr. Alstead’s base salary was below median because he had just completed his first year as chief financial officer and chief administrative officer and because the Compensation Committee decided to transition his compensation gradually to a level commensurate with his new role and responsibilities with the Company. Mr. Burrows’ base salary was above median because the Compensation Committee decided to increase his base salary based on his fiscal 2009 individual performance.

Annual Incentive Bonus

For fiscal 2010, all of the executive officers with a title of executive vice president or above participated in the Executive Management Bonus Plan. Each year the Compensation Committee establishes a target bonus for each executive officer under the Executive Management Bonus Plan expressed as a percentage of year-end base salary. For fiscal 2010, the independent directors set Mr. Schultz’s target annual incentive bonus amount at 150% of his base salary. This was an increase from his bonus target of 100% in fiscal 2008 (Mr. Schultz did not participate in the annual incentive bonus plan in fiscal 2009). For fiscal 2010, the Compensation Committee decided to increase the annual incentive bonus target for Mr. Alstead from 50% to 75%, for Mr. Burrows from 65% to 75% and for Mr. Culver from 50% to 75%. These changes brought each named executive officer’s target annual incentive bonus and target cash compensation in line with the median range of our comparator group companies, while supporting our pay for performance philosophy by placing more emphasis on the incentive components of pay. For Mr. Culver, the increase also reflected his promotion to president, Starbucks Coffee International. Ms. Holmes’ annual incentive bonus target for fiscal 2010 was 65%, in line with the other Starbucks executive officers at her level and her peers at our comparator group companies.

The total annual incentive bonus award actually delivered to each executive was determined based on the extent to which the objective performance goals, both primary and secondary (see below), and individual performance goals were achieved. In addition to determining the amount payable under the primary objective component under the Executive Management Bonus Plan, the primary objective target also acts as a modifier for the individual performance goals; if the primary objective target is exceeded, then the payout with respect to the individual performance goals will be increased by a corresponding extent and if the primary objective target is below target or is not met, then the payout with respect to the individual performance goals will be decreased by a corresponding extent. Performance above or below the primary objective performance goal does not affect the payouts related to the secondary objective performance goal. The Executive Management Bonus Plan does not permit a payout of more than $3.5 million to any executive officer for any single fiscal year based on achievement of objective performance goals. In addition, consistent with our pay for performance philosophy, if participating executive officers achieve below 80% of their individual performance goals, then they do not receive any portion of the annual incentive bonus award under the Executive Management Bonus Plan. The potential payouts for each named executive officer of the annual incentive bonus award based on achievement of threshold, target and maximum performance levels are disclosed in the Fiscal 2010 Grants of Plan-Based Awards table on page 49.

For the named executive officers (other than Mr. Schultz), the annual incentive bonus opportunity was comprised of objective performance goals (both primary and secondary) and individual performance goals. Mr. Schultz’s bonus is based solely on the objective performance goals. The Compensation Committee believes this structure is appropriate because he is responsible for the financial performance of the entire company.

Objective Performance Goals (primary and secondary).    For fiscal 2010, the primary objective performance goal for the named executive officers with responsibilities that cross business units (Messrs. Schultz and Alstead and Ms. Holmes) was “adjusted consolidated operating income;” and for the named executive officers responsible for a single business unit it was “adjusted U.S. business unit operating income” (for Mr. Burrows) and “adjusted International business unit operating income” (for Mr. Culver) (each term is defined below). The secondary objective performance goal for all named executive officers was “adjusted earnings per share” (as defined below). Fiscal 2010 included 53 weeks with the additional week falling in our fourth fiscal quarter. The objective performance goals were set based on a 53-week fiscal year. The weighting (as a percentage of each executive’s target annual incentive bonus amount) among the goals, including the individual performance goal, for each of the named executive officers for fiscal 2010 was as follows:

		Weighting
Named Executive Officer	Target Bonus (as a % of Base Salary)	Primary Objective Goal (%)	Secondary Objective Goal (%)	Individual Goal (%)
Howard Schultz	150	50	50	N/A
Troy Alstead	75	50	30	20
Clifford Burrows	75	50	30	20
John Culver	75	50	30	20
Kalen Holmes	65	50	30	20

For compensation purposes, consolidated operating income is the total of all business units’ operating income less total unallocated corporate expenses, and business unit operating income equals the revenues of the business unit less their operating expense. These primary objective measures are adjusted to exclude the impact of any (i) restructuring costs, (ii) extraordinary items under US GAAP, (iii) the effect of significant acquisitions or dispositions of businesses, (iv) significant legal claims, (v) accounting changes including early adoption of mandated accounting changes, (vi) the effect of internal reorganizations during the period that change the scope of responsibility of the business unit leader (applicable only to Adjusted Operating Income at the business unit level), (vii) the variance from annual operating plan assumptions for (a) foreign exchange and (b) mark to market adjustment of the Management Deferred Compensation Plan liability, and (viii) the effect of other significant, unusual and/or non-recurring events. Adjusted earnings per share also reflects any stock split, stock dividend or other recapitalization.

We chose these measures because they directly link to Company and business unit performance, are easy to track and are communicated on a quarterly basis through the Company’s earnings press release and conference call. Since business unit operating income and consolidated operating income track core operating performance more closely than earnings per share and because our business unit leaders have direct responsibility over business unit operating income, we based a greater percentage of the total annual incentive bonus on the primary objective performance measure versus the secondary objective performance measure (except for Mr. Schultz, whose goals included only Company performance measures). We used the same adjusted measures for our broader-based management incentive plan.

The possible payouts under the annual incentive bonus plan for achievement of the primary objective performance goals were as follows:

Fiscal 2010 Executive Management Bonus Plan Permitted Payout for Achievement of Primary Objective Performance Goal
Adjusted Operating Income (in Millions US$)
U.S.	International	Consolidated	% of Payout	Impact
1,102.1 or greater	198.8 or greater	1,185.5 or greater	200	Positively impacts primary measure and individual goals
1,087.2	196.1	1,173.8	180
1,072.5	193.4	1,162.1	160
1,058.0	190.8	1,150.5	140
1,043.7	188.2	1,138.8	130
1,029.6	185.7	1,127.1	120
1,015.7	183.2	1,115.4	110
978.2-1,002.0	178.2-180.7	1,080.4-1,100.6	100	Target
966.5	177.0	1,068.8	80	Negatively impacts primary measure and individual goals
955.0	175.8	1,057.1	60
943.6	174.6	1,045.4	40
932.3	173.4	1,033.7	30
921.2	172.2	1,022.1	20
910.2	171.0	1,010.4	10
Less than 910.2	Less than 171.0	Less than 1,010.4	0

The fiscal 2010 primary objective performance measure for the named executive officers was either adjusted business unit operating income or adjusted consolidated operating income. To provide increased incentives for better performance, the primary objective measure had a sliding scale that provided for annual incentive bonus payouts greater than the target bonus if adjusted consolidated operating income or adjusted business unit operating income was greater than the target (up to a maximum 200% payout) or less than the target bonus if adjusted consolidated operating income or adjusted business unit operating income was lower than the target (subject to a threshold amount). Tied to a very challenging fiscal 2010 annual operating plan, the scales were set by the Compensation Committee so that the payout potential accelerated as the target and maximum performance levels were achieved to incentivize participants to reach or exceed these stretch goals.

Primary Objective Measure	Target (in Millions US$)	Adjusted Actual Performance (in Millions US$)	% Payout
Adjusted U.S. Business Unit Operating Income	978.2-1,002.0	1,316.4	200
Adjusted International Business Unit Operating Income	178.2-180.7	229.3	200
Adjusted Consolidated Operating Income	1,080.4-1,100.6	1,453.2	200

In addition to the adjustments for restructuring charges as reflected in our non-GAAP numbers, for fiscal 2010, the primary objective performance measures were adjusted under the Executive Management Bonus Plan as follows: U.S. Business Operating Income was adjusted to reflect the change in the composition of our reporting units; International Business Unit Operating Income was adjusted to remove the impact of certain foreign currency fluctuations and Consolidated Operating Income was adjusted to remove the impact of certain foreign currency fluctuations and mark to market adjustments to our Management Deferred Compensation Plan.

The fiscal 2010 secondary objective performance measure was adjusted earnings per share. As shown in the table below, target adjusted earnings per share for fiscal 2010 was $0.93-$0.95. To provide increased incentive for better performance, the secondary objective performance measure had a sliding scale that provided for bonus payouts greater than the target bonus if adjusted earnings per share was $0.96 or more (up to a maximum 200% payout for $1.02 or greater) or less than the target bonus if adjusted earnings per share was $0.92 or lower (subject to a threshold adjusted earnings per share of $0.87). Fiscal 2010 adjusted earnings per share was $1.28, resulting in a maximum 200% payout with respect to the secondary objective performance measure.

Fiscal 2010 Permitted Payout for Achievement of Secondary Objective Performance Goal
Adjusted EPS	Executive Management Bonus Plan % of Payout
$ 1.02 or greater	200%
$1.01	180%
$1.00	160%
$0.99	140%
$0.98	130%
$0.97	120%
$0.96	110%
$ 0.93-$0.95	100%
$0.92	80%
$0.91	60%
$0.90	40%
$0.89	30%
$0.88	20%
$0.87	10%
Less than $ 0.87	0%

We used adjusted consolidated operating income, adjusted business unit operating income and adjusted earnings per share rather than those measures as calculated in accordance with GAAP because we believe the adjusted measures give executives a more certain target that is within their sphere of control and accountability and thus can more effectively motivate executives to improve Company performance. Using adjusted measures also avoids potentially interfering with the incentive purpose of the awards (i.e., focusing on operating results) by increasing or reducing actual bonus payouts based on accounting impacts of unusual events and changes in accounting rules. We used the same adjusted measures for our broader-based management incentive plan. In setting the objective performance target, we consider target Company performance under the board-approved annual operating and long-term strategic plans, the potential payouts based on achievement at different levels on the sliding scale and whether the portion of incremental earnings paid as bonuses rather than returned to shareholders is appropriate.

Objective performance goals are generally targeted to (i) require meaningful year-over-year growth in our business and (ii) not easily be achieved. For example, in a challenging economic environment, 16-19% growth in adjusted earnings per share from $0.80 in fiscal 2009 was required in order to achieve the target fiscal 2010 adjusted earnings per share of $0.93-$0.95. For every cent of adjusted earnings per share over the target, we believe it is appropriate to provide for increased bonus payouts due to the significant shareholder returns commonly generated by above-target earnings per share performance. The Compensation Committee and the independent directors have the discretion to reduce the awards paid under the Executive Management Bonus Plan, but do not have discretion to increase payouts that are based on achievement of the objective performance goals or make a payout based on the objective performance goals if the threshold targets are not achieved.

Individual Performance Goals.     For fiscal 2010, all named executive officers participating in the annual incentive bonus plan had individual performance goals under the plan, other than Mr. Schultz because we believe his individual performance is best reflected by the overall performance of the Company. We believe individual bonus goals are appropriate primarily to drive individual performance against strategic corporate initiatives. Individual annual incentive bonus goals vary depending on our strategic plan initiatives and each executive’s responsibilities. We set the weighting for individual goals at 20% of the total target annual incentive amount in fiscal 2010 because we wanted to drive individual performance of executives while at the same time maximizing tax deductible performance-based compensation. Individual goals for fiscal 2010 under the Executive Management Bonus Plan for the named executive officers, other than Ms. Holmes and Mr. Culver, were set prior to the beginning of fiscal 2010 and were based on the following four categories: (i) business, (ii) operational excellence, (iii) people and (iv) diversity. Ms. Holmes’ individual goals were set at the time she was hired and Mr. Culver’s were re-set at the time he was promoted. For fiscal 2010, each of the named executive officers achieved above 95% of their individual performance goals. Specific goals for each named officer included:

Troy Alstead

•    deliver approved operating plan EPS and annualized savings;

•    accelerate quarterly financial reporting and effectively deliver the Company’s key financial messages;

•    improve organizational effectiveness, management bench and the partner experience; and

•    integrate diversity into all talent development and acquisition activities and evaluate mutually beneficial partnerships with diverse suppliers that allow us to deliver superior customer service.

Clifford Burrows

•    deliver US profit contribution, exceed US revenue growth targets and develop new store strategy;

•    improve customer satisfaction and store operations and efficiencies through identified initiatives;

•    improve management bench and the partner experience, and focus on growing and retaining store talent; and

•    make good faith efforts toward utilization and retention goals as set forth in the executive workforce diversity plan.

John Culver

•    achieve or exceed revenue, operating income and margin goals, successfully launch Starbucks VIA® Ready Brew™ in identified international markets and focus on China business;

•    improve market capability and execution through identified initiatives;

•    improve overall leadership and talent capabilities for key leadership roles, implement key programs to improve local market store-level capabilities and improve the partner experience; and

•    where applicable, increase diversity in leadership positions to match local availability, and increase the number of local partners in regional leadership positions.

Kalen Holmes

•    create and lead the partner experience strategy and drive overall capabilities of leadership team;

•    drive effectiveness and efficiency through technology-enabled partner solutions;

•    continue to build the director-and-above bench for the Company; and

•    lead organization and Partner Resources function in diversity and inclusion efforts.

Performance under the Annual Incentive Bonus Plan.    After the end of fiscal 2010, the Compensation Committee decided the extent to which the performance goals were achieved, and subsequently approved and certified the amount of the award to be paid to each participant (other than Mr. Schultz) in the Executive Management Bonus Plan. The Compensation Committee recommended to the independent directors (who approved and certified) the amount of the award to be paid to Mr. Schultz in the Executive Management Bonus Plan. Our outstanding fiscal 2010 financial performance exceeded the target primary and secondary objective performance goals, and our named executive officers performed well against their individual goals. As a result, consistent with our pay for performance philosophy, annual incentive bonus payouts for fiscal 2010 exceeded target bonuses. The table below shows the fiscal 2010 actual payout levels for each component of the Executive Management Bonus Plan, based on achievement of the performance metrics, and the aggregate fiscal 2010 annual incentive payouts, which are also disclosed in the “Non-Equity Incentive Compensation Plan” column of the Summary Compensation Table on page 47.

Fiscal 2010 Executive Management Bonus Plan Payout
Named Executive Officer	Payout for Primary Objective Performance Goal (%)	Payout for Secondary Objective Performance Goal (%)	Payout for Individual Performance Goals (%)	Total Payout ($)		Target Bonus (as a % of Base Salary)	Total Payout (as a % of Base Salary)
Howard Schultz	200	200	N/A	3,500,000	(1)	150	269.2
Troy Alstead	200	200	98.5	822,525		75	149.6
Clifford Burrows	200	200	98.5	972,075		75	149.6
John Culver	200	200	100.0	787,500		75	150.0
Kalen Holmes	200	200	95.5	429,433	(2)	65	107.4

(1)	Based on fiscal 2010 financial performance, Mr. Schultz earned a 200% payout on both his primary and secondary objective performance measures. The resulting bonus amount exceeded the limit of $3.5 million that may be paid to any executive officer based on accomplishment of the objective performance goals for any single fiscal year under the Executive Management Bonus Plan. As a result, his fiscal 2010 bonus was capped at $3.5 million.

(2)	Ms. Holmes’ bonus payout was pro-rated for 10 months based on her November 16, 2009 hire date.

Long-Term Incentive Compensation

In fiscal 2010, long-term performance-based compensation for executive officers was comprised of 50% stock option awards and 50% performance RSUs.

•

Why We Use Stock Options:    The Compensation Committee believes that stock options are an appropriate equity vehicle for a portion of long-term incentive compensation for our executives because they are performance-based, providing value only if our stock price increases over time, which aligns our executives’ interests with the long-term interests of shareholders. We do not grant “discounted” options.

•

Why We Use Performance RSUs:    The Compensation Committee believes that performance RSUs are an appropriate equity vehicle for a portion of long-term incentive compensation for our executives because performance RSUs align executives’ interests with the interests of shareholders by focusing executives on long-term company performance. Performance RSUs are earned based on achievement of objective, pre-established performance goals and, once earned, the performance RSUs are subject to additional time-based vesting requirements. The value of performance RSUs increases if our stock price increases during the vesting period and the value of performance RSUs decreases if the price declines. Performance RSUs also serve to retain executives as they have a more stable value because the executive will receive some economic value (if performance goals are met) even if the stock price declines or stays flat (as value is realized upon vesting).

In November 2009, the Compensation Committee (and with respect to Mr. Schultz, the independent directors) approved an economic value for the fiscal 2010 long-term incentive compensation award for each named executive officer. For fiscal 2010, the independent directors approved an increase in Mr. Schultz’s economic value from $8.2 million to $10.5 million. For fiscal 2010, the Compensation Committee decided to increase the economic value for Mr. Alstead from $610,000 to $1.4 million, for Mr. Burrows from $800,000 to $1.4 million and for Mr. Culver from $570,000 to $1.4 million (which includes Mr. Culver’s annual award and promotional award). These changes reflect the independent directors’ and the Compensation Committee’s desire to have a higher portion of each executive officer’s compensation tied to increasing shareholder value and take into account that, because the Company does not provide a pension or supplemental executive retirement plan, our equity based awards represent a greater share of long-term wealth accumulation than at some peer companies. It also supports our pay for performance philosophy by placing more emphasis on the incentive components of pay. Ms. Holmes did not receive an annual equity award, but instead received an equity award in the form of stock options and time-based restricted stock units at the time she was hired.

For fiscal 2010, each of the named executive officer’s long-term incentive compensation was above median. The Compensation Committee approved awards above median based on the Company’s fiscal 2009 performance, individual performance and other relevant business reasons, including motivating performance for fiscal 2010. Mr. Schultz’s long-term incentive award value was above median because the independent directors wanted to tie a significant portion of his compensation to driving Company performance and to provide additional incentive to Mr. Schultz as there were several major Company initiatives underway in fiscal 2010 that were key to meeting the Company’s targeted operating performance. Mr. Alstead’s target value was above median because the Compensation Committee wanted to bring his total direct compensation in line with the median. Mr. Burrows’ target value was above median because the Compensation Committee wanted to tie his compensation to driving Company performance as the U.S. business, which constitutes a significant majority of the Company’s total net revenues, was facing significant challenges at the time the fiscal 2010 compensation decisions were made. Mr. Culver’s target value was above median because the Compensation Committee wanted to tie his compensation to driving Company performance as the International business represents a significant growth opportunity for the Company.

•

Stock Options. The amount of stock options granted to executive officers for fiscal 2010 was based on a target total equity award value. The number of stock options granted was calculated by dividing 50% of the target total equity award value by a closing price multiplier. The closing price multiplier was equal to the closing market price of Starbucks stock on the date of grant multiplied by a Black-Scholes option value ratio. The number of stock options granted to each named executive officer is disclosed in the Fiscal 2010 Grants of Plan-Based Awards table on page 49.

•

Performance RSUs. The target amount of performance RSUs for executive officers for fiscal 2010 was based on a target total equity award value. The number of performance RSUs was calculated by dividing 50% of the target total equity award value by the closing market price of Starbucks stock on the date of grant. The actual number of performance RSUs earned was based on achievement of adjusted earnings per share for fiscal 2010. As shown in the table below, target adjusted earnings per share for fiscal 2010 was $0.93-$0.95. To provide increased incentive for better performance, the fiscal 2010 performance measure for the performance RSUs had a sliding scale so that each named executive officer could achieve from 0% to 200% of the target award amount. For fiscal 2010, we chose adjusted earnings per share as the performance metric for performance RSUs as well as for a portion of our annual incentive bonus plan because we wanted to focus our incentive compensation on driving shareholder value. The number of performance RSUs that could be earned by each named executive officer based on adjusted earnings per share achievement at threshold, target and maximum performance levels are disclosed in the Fiscal 2010 Grants of Plan-Based Awards table on page 49.

Fiscal 2010 Permitted Payout for Performance-Based Restricted Stock Units
Adjusted EPS	% of Payout
$ 1.02 or greater	200%
$1.01	180%
$1.00	160%
$0.99	140%
$0.98	130%
$0.97	120%
$0.96	110%
$ 0.93-$0.95	100%
$0.92	80%
$0.91	60%
$0.90	40%
$0.89	30%
$0.88	20%
$0.87	10%
Less than $ 0.87	0%

For each named executive officer, the target number of performance RSUs was multiplied by the applicable percentage of achievement, based on actual adjusted earnings per share performance, to determine the earned performance RSUs. This number constituted the maximum number of RSUs that may be earned under the fiscal 2010 performance RSU award. The Compensation Committee and the independent directors do not have discretion to increase or decrease the number of performance RSUs that are earned based on achievement of the performance goal. Fiscal 2010 adjusted earnings per share was $1.28, which resulted in executive officers earning 200% of the target performance RSU award. The amounts shown in the table below represent the actual number of performance RSUs earned by each participating named executive officer for fiscal 2010. The earned performance RSUs will vest 50% on the second anniversary of the date of grant and 50% on the third anniversary of the date of grant, subject to the executive’s continued employment with Starbucks through each date.

Named Executive Officer	Fiscal 2010 Earned Performance RSUs
Howard Schultz	475,974
Troy Alstead	63,464
Clifford Burrows	63,464
John Culver	43,970
Kalen Holmes	N/A	(1)

(1)	Ms. Holmes was hired on November 16, 2009. As such, she did not receive the annual equity award.

Other Compensation

Perquisites and Other Executive Benefits.     Our executive compensation program includes limited executive perquisites and other benefits. The aggregate incremental cost of providing perquisites and other benefits to the named executive officers is included in the amounts shown in the “All Other Compensation” column of the Summary Compensation Table on page 47 and detailed in the Fiscal 2010 All Other Compensation Table on page 48. We believe the perquisites and other executive benefits we provide are representative of those offered by the companies that we compete with for executive talent, and therefore offering these benefits serves the objective of attracting and retaining top executive talent. In the Compensation Committee’s view, some of the perquisites and other benefits, particularly home and personal security services, are provided primarily for the Company’s benefit notwithstanding the incidental personal benefit to the executive. We provided the following perquisites to named executive officers in fiscal 2010:

•	Security. Under our executive security program, we provide security services to the chairman, president and chief executive officer and certain other executives. Security services include home security systems and monitoring and, in the case of the chairman, president and chief executive officer, personal security services. These protections are provided due to the range of security issues encountered by senior executives of large, multinational corporations, and particularly with respect to high-profile founders such as our chairman, president and chief executive officer. We believe that the personal safety and security of our senior executives is of the utmost importance to the Company and its shareholders. Therefore, we consider the costs associated with these benefits to be appropriate and necessary business expenses notwithstanding the incidental personal benefit to the executive. For fiscal 2010, Howard Schultz agreed to reimburse the Company for a portion of his personal security costs. As a result, the Company’s aggregate incremental cost of security benefits for Mr. Schultz was $210,268 in fiscal 2010, which is a significant reduction compared to fiscal 2009.

•

Personal Use of Corporate Aircraft.     Under our corporate aircraft use policy, the chairman, president and chief executive officer, the chief financial officer and, if approved by the chairman, president and chief executive officer, other members of management are permitted limited personal use of our corporate-owned aircraft, but are required to reimburse Starbucks for the costs attributable to their personal use. Those reimbursements are discussed in the section “Certain Relationships and Related Transactions” on page 75. In addition, family members or other guests occasionally accompany Mr. Schultz on business trips when space is available. We do not incur any aggregate incremental costs for this use, but it is treated as imputed income to Mr. Schultz under IRS rules.

•

Executive Physicals.     We offer to pay for an annual physical examination for all partners at the senior vice president level and above, which includes all of our executive officers. We provide these physicals at minimal cost for the Company’s benefit, in an effort to minimize the risk of losing the services of senior management due to unforeseen significant health issues.

•

Executive Life and Disability Insurance.     We provide life and disability insurance to all partners at the vice president level and above, including all of our executive officers, at a higher level than is provided to partners generally. We believe this is a common benefit offered to management employees in comparable positions by comparator group companies.

•

Expatriate Package.     Under limited circumstances, we provide certain reimbursements and benefits to partners that expatriate to another country for work on the Company’s behalf. Mr. Burrows, prior to assuming his role as president, Starbucks Coffee U.S. in March 2008, was located in the Netherlands as an expatriate from the United Kingdom. In 2010, Mr. Burrows received tax preparation assistance for equity income earned in 2009 covering multiple tax jurisdictions and a nominal tax equalization benefit. Additionally, outstanding reimbursements for household goods shipping and destination services received in 2008 were made in 2010. Mr. Burrows no longer receives expatriate benefits except for certain tax preparation assistance related to equity income taxable due to his Dutch expatriate assignment. Mr. Culver, prior to returning to the U.S. in mid-2009, was located in Hong Kong as an expatriate. In 2010, Mr. Culver received tax preparation services and a tax equalization benefit related to his 2009 income, as well as reimbursement for an outstanding 2009 temporary living expense. Mr. Culver no longer receives expatriate benefits. Starbucks incremental cost in fiscal 2010 for each of these perquisites is reported in the Summary Compensation Table on page 47 and detailed in the Fiscal 2010 All Other Compensation Table on page 48. We believe these are common packages offered to expatriated employees at other large global companies.

Discretionary Bonuses and Equity Awards.     We pay sign-on, first-year guaranteed and other discretionary bonuses and grant new-hire equity awards when necessary or appropriate, including to attract top-executive talent from other companies. Executives we recruit often must forfeit unrealized value in the form of unvested equity and other forgone compensation opportunities provided by their former employers. Sign-on and first-year guaranteed bonuses and special equity awards are an effective means of offsetting the compensation opportunities executives lose when they leave a former employer to join Starbucks. We typically require newly recruited executives to return a pro rata portion of their sign-on bonus if they voluntarily leave Starbucks within a certain period of time (usually one to two years) after joining us, and new-hire equity awards are subject to a time-based vesting period. We did not award a discretionary cash bonus to any named executive officer in fiscal 2010, other than a sign-on bonus to Ms. Holmes, which is disclosed in the “Bonus” column of the Summary Compensation Table on page 47. Ms. Holmes also received a new-hire equity award in the form of stock options and time-based restricted stock units, which is disclosed in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table on page 47.

In certain circumstances we grant discretionary equity awards in the form of stock options or time-based RSUs in order to retain key executives or recognize expanded roles and responsibilities. In fiscal 2010, we did not award any such discretionary equity awards to any of the named executive officers.

Deferred Compensation.     Our named executive officers, in addition to some of our other executive officers, are eligible to defer cash compensation under the Management Deferred Compensation Plan, and certain key partners previously were eligible to defer gains from equity awards under the 1997 Deferred Stock Plan.

•

Management Deferred Compensation Plan.     We offer participation in the plan to a group of management and highly compensated partners, including, but not limited to, executive officers, because their participation in our 401(k) plan is limited under federal income tax rules and we believe they should have other similar tax-efficient means of saving for retirement. We do not pay or guarantee above-market returns. The appreciation, if any, in the account balances of plan participants is due solely to contributions by participants, any Company matching contributions and the underlying performance of the investment funds selected by the participants. The investment alternatives available to Management Deferred Compensation Plan participants are identical to those available to 401(k) plan participants.

•

1997 Deferred Stock Plan.     Under the 1997 Deferred Stock Plan, key partners designated by the Compensation Committee could elect to defer gains from stock option exercises in the form of deferred stock units that became payable in shares of common stock upon the expiration of the deferral period specified by the executive. In September 1997, Mr. Schultz elected to defer receipt of 3,394,184 shares of common stock (as adjusted for stock splits since 1997). In November 2006, with the consent of the Compensation Committee, Mr. Schultz elected to re-defer receipt of the shares until December 2012 (or earlier if his employment with Starbucks terminates). Although the Compensation Committee may consider another re-deferral by Mr. Schultz, we no longer permit new deferrals. Mr. Schultz is entitled to receive cash dividends on the deferred stock units. Cash dividends declared and paid by the Company are paid directly to Mr. Schultz in accordance with the 1997 Deferred Stock Plan.

General Partner Benefits.     Executives are eligible to participate in all benefit plans we offer to partners generally. This helps us attract and retain top executive talent.

•

Employee Stock Purchase Plan.     Among the plans we offer to U.S. and Canadian partners generally, including executive officers, is our U.S. tax-qualified employee stock purchase plan. Under the plan, eligible partners may acquire our stock at a discounted price through payroll deductions. The plan allows participants to buy stock at a 5% discount to the market price on the last trading day of the purchase period. No plan participant is allowed to purchase more than $25,000 in market value of our stock under the plan in any calendar year.

Tally Sheets

When making executive compensation decisions, the Compensation Committee reviews tally sheets showing, for each executive officer: (i) targeted value of base pay, annual incentive bonus and equity grants for the current year and each of the past several years; (ii) actual realized value for each of the past several years (the sum of cash received, gains realized from equity awards, and the value of perquisites and other benefits); (iii) the amount of unrealized value from prior equity grants and accumulated deferred compensation; and (iv) the amount the executive could realize upon a change in control or any severance arrangement, which for Starbucks includes only amounts from the acceleration of equity award vesting. Although tally sheets do not drive individual executive compensation decisions, the Compensation Committee uses tally sheets for several purposes. First, it uses tally sheets as a reference so that Committee members understand the total compensation being delivered to executives each year and over a multi-year period. Tally sheets also enable the Compensation Committee to validate its strategy of paying a substantial majority of executive compensation in the form of equity, by showing amounts realized and unrealized by executives from prior equity grants. In some cases, the Compensation Committee’s review of tally sheets may lead to changes in the named executive officer’s benefits and perquisites. For fiscal 2010, there were no changes to the named executive officers’ benefits and perquisites based on the Compensation Committee’s review of tally sheets.

Internal Pay Equity

The Compensation Committee considers internal pay equity, among other factors, when making compensation decisions. However, the Compensation Committee does not use a fixed ratio or formula when comparing compensation among executive officers. In addition, the Compensation Committee reviews executive compensation in the same manner for each of the named executive officers, including our chairman, president and chief executive officer.

Our chairman, president and chief executive officer is compensated at a higher level than other executive officers due to his significantly higher level of responsibility, accountability and experience. For fiscal 2010, Mr. Schultz’s base salary was set at $1.3 million, a 9% increase and his first increase since fiscal 2004. Mr. Schultz receives more of his pay in the form of long-term incentive compensation, rather than annual cash compensation, as compared to the compensation of the other named executive officers. Given Mr. Schultz’s responsibility for overall Company performance, the independent directors believe greater compensation in the form of long-term incentive compensation will align his compensation with the long-term performance of the Company. The independent directors believe that compensating the chief executive officer at a higher level than the other executive officers and weighting the chief executive officer’s total compensation more heavily toward long-term incentive compensation is consistent with market practices and appropriately reflects the contributions of our chief executive officer.

We believe the fiscal 2010 target total direct compensation for Messrs. Alstead, Burrows and Culver in relation to the compensation targeted for Mr. Schultz and to one another was reasonable and appropriate given each executive’s responsibilities and fiscal 2009 performance. Since Ms. Holmes was hired November 16, 2009, she was not eligible to receive the annual equity award, but instead received an equity award at the time she was hired. As a result, the Compensation Committee did not review an annual target total direct compensation package for her for fiscal 2010, but instead reviewed each element of her compensation at the time she was hired. For fiscal 2010, the differences in pay among our named executive officers relative to each other and Mr. Schultz are based on market differences for the particular job, job responsibilities and scope, professional experience and adjustments for individual performance.

Comparator Group Companies and Benchmarking

The Compensation Committee refers to executive compensation surveys prepared by Towers Watson when it reviews and approves executive compensation. The surveys reflect compensation levels and practices for executives holding comparable positions at targeted comparator group companies, which helps the Compensation Committee set compensation at competitive levels. The Compensation Committee, with assistance from F.W. Cook & Co., annually reviews specific criteria and recommendations regarding companies to add or remove from the comparator group. The Compensation Committee’s primary selection criteria are revenue, market capitalization, industry and international operations; secondary selection criteria are brand recognition and growth in revenue, earnings per share, and total shareholder return.

Based on the above criteria, the Compensation Committee selected a fiscal 2010 comparator group of 18 companies, as shown in the table below. Although changes to the comparator group are made when appropriate, the Compensation Committee prefers to keep the group substantially the same from year to year to produce more consistent and useful compensation benchmarking. In June 2009, when the Compensation Committee conducted its annual review of the comparator group for the next fiscal year, it removed Brinker International from the group as it no longer met a majority of the primary criteria for a period longer than one year. Darden Restaurants and Coach were added to the comparator group list for fiscal 2010 because they were relevant comparators and fit the objective selection criteria.

Starbucks Fiscal 2010 Executive Compensation Comparator Group Companies
Specialty Retail	Consumer Products	Restaurants	Supply Chain/Logistics
Bed Bath & Beyond	Avon Products	Darden Restaurants	FedEx
Best Buy	Clorox	McDonald’s
Coach	Colgate-Palmolive	YUM! Brands
Gap	General Mills
Limited Brands	Hershey Foods
Polo Ralph Lauren	NIKE
Staples
Whole Foods Market

The data reviewed by the Compensation Committee in connection with its fiscal 2010 target total direct compensation decisions shows that, among the 19 (the 18 comparator group companies plus Starbucks), we ranked as listed below under 2009. The 2010 data below shows where we ranked at the end of fiscal 2010. In addition, the Company’s total shareholder return over the fiscal 2010 prior one- and three-year periods was 25% and -1%, respectively.

One-Year Performance	2009		2010
Revenue growth	16	th	10	th
Earnings Per Share growth	2	nd	2	nd
Net Income growth	3	rd	2	nd
Total Shareholder Return	2	nd	8	th

Three-Year Performance	2009		2010
Revenue growth	6	th	15	th
Earnings Per Share growth	15	th	11	th
Net Income growth	16	th	9	th
Total Shareholder Return	18	th	14	th

When determining each element of target total direct compensation, the Compensation Committee reviewed comparator group data on a one-year and three-year basis. Generally, for the annual compensation review, greater weight is given to the three-year-average data due to potential variability in data year-over-year, while one-year data is considered primarily for new hire or promotional compensation decisions.

The Compensation Committee compares each executive officer’s base salary, target annual incentive bonus and long-term incentive compensation value, both separately and in the aggregate, to amounts paid for similar positions at comparator group companies. The Compensation Committee sets target total direct compensation for executives at approximately the median (or 50th percentile) range among comparator group companies (based on the Company’s performance at plan). The Compensation Committee considers the median range to generally be plus or minus 10% for base salary, plus or minus 15% for target total cash compensation and plus or minus 20% for target total direct compensation. The Compensation Committee believes that setting target total direct compensation at the median range helps achieve the executive compensation program objectives and design (as described above). However, target total direct compensation for each executive may vary from the 50th percentile of comparator group companies depending on the factors the Compensation Committee considers most relevant each year, as previously explained. Fiscal 2010 target total direct compensation for Mr. Alstead was positioned near the median. For all other named executive officers, other than Ms. Holmes, target total direct compensation was above median based on their above median target long-term incentive awards (as described above). Since Ms. Holmes was hired November 16, 2009, she was not eligible to receive the annual equity award, but instead received an equity award at the time she was hired. As a result, the Compensation Committee did not review a target total direct compensation package for her for fiscal 2010, but instead reviewed each element of her compensation at the time she was hired.

Other Policies and Considerations

Change-in-Control and Termination Arrangements

We do not provide any special change-in-control benefits to executives. Consistent with our “Total Pay” philosophy, our only change-in-control arrangement, which applies to all partners with equity compensation awards, is accelerated vesting of equity. Our equity awards contain a “double trigger” accelerated vesting provision, meaning that unvested stock options and unvested restricted stock units will accelerate vesting only if (i) there is a change in control and (ii) stock options and restricted stock units are assumed or substituted with stock options or restricted stock units of the surviving company, the partner is terminated or resigns for good reason within one year after the change in control. If stock options or RSUs are not assumed or substituted with stock options or RSUs of the surviving company, they vest immediately upon a change in control. We believe that it is appropriate to provide double-trigger accelerated vesting benefits because it achieves the intent of our Amended and Restated 2005 Long-Term Equity Incentive Plan to align executives’ interests with the interests of shareholders without providing an undue benefit to executives who continue to be employed following a change-in-control transaction.

We occasionally offer a severance benefit arrangement for a new executive officer to provide for one year’s base salary if we terminate his or her employment for any reason other than “cause” (which generally requires misconduct) within one year of the executive’s hire date. We may also offer severance benefit arrangements for terminated or separated executives as part of a negotiated termination of employment in exchange for a release of claims against the Company and other covenants in the best interests of the Company. None of our named executive officers for fiscal 2010 has any such severance benefit arrangement.

Executive Stock Ownership Guidelines

In September 2007, the Compensation Committee adopted stock ownership guidelines for executive officers to encourage our executives to have a long-term equity stake in Starbucks and align their interests with the interests of shareholders. The Compensation Committee amended the guidelines in November 2010 to provide that each executive officer must own a multiple of his or her annual base salary in Starbucks stock (as compared to a minimum investment requirement under our previous guidelines) and to introduce a holding requirement. Our chairman, president and chief executive officer must own at least 6 times his base salary, each of our presidents (U.S. and International) and chief financial officer must own at least 3 times his or her base salary and each of our other executive officers must own at least 2 times his or her base salary. Each executive officer generally has five years to achieve the minimum ownership requirement. Until the ownership requirement is satisfied, the executive officer is required to hold 50% of the net shares received upon the exercise of stock options and 50% of the net shares received upon the vesting of RSUs.

In addition to shares held outright, the unrealized value of vested, in-the-money stock options counts for up to 25% of the ownership requirement. Unrealized value is measured as the difference between aggregate exercise price and aggregate market value of underlying shares. The Compensation Committee monitors each executive’s progress toward the ownership requirement on an annual basis. Since the ownership requirements were adopted in 2007, we have not reached the end of the five-year requirement period. However, Mr. Schultz significantly exceeds his minimum ownership requirement of 6 times his base salary.

Recovery of Incentive Compensation Policy

During its November 2009 meeting, the board of directors, upon the recommendation of the Compensation Committee, approved the Recovery of Incentive Compensation Policy. The policy allows the Company to seek reimbursement with respect to incentive compensation paid or awarded to executive officers (as designated by the board) where (i) the payment of a bonus or equity award (or the vesting of such award) was predicated upon the achievement of financial results that were the product of fraudulent activity or that were subsequently the subject of a material negative restatement and (ii) a lower bonus payment or equity award would have been made to executive officers (or lesser or no vesting would have occurred with respect to such award) based on the restated financial results or the financial results that would have pertained absent such fraudulent activity. The Compensation Committee believes that the Recovery of Incentive Compensation Policy is in the best interests of the Company. The policy is effective, with respect to equity awards, beginning with awards granted in fiscal 2010 and, with respect to annual incentive bonuses, beginning with bonuses earned for fiscal 2010.

Equity Grant Timing Practices

We grant our equity awards in accordance with the following equity compensation grant timing guidelines:

Regular Annual Grant Dates.     Regular annual grants for partners and non-employee members of the board are approved at the November Compensation Committee and board meetings, and the grant date for such annual grants is the second business day after the public release of fiscal year-end earnings. However, if fiscal year-end earnings are released before the November Compensation Committee and board meetings, then the grant date will be the Monday following such meetings. The grants are approved as formulas based on a specified dollar amount; the number of shares and exercise price for each option grant are determined based on the closing market price of our stock on the grant date and the number of shares for each RSU grant is determined by dividing the dollar amount by the closing market price of our stock on the grant date.

Grant Dates for New Hires and Promotions.     Grant dates for new hire and promotion grants are determined as follows:

•

Standard New Hire/Promotion Grants to Vice Presidents and Below.     Grants to newly hired or newly promoted partners with titles of vice president or below that fall within parameters previously approved by the Compensation Committee are approved by written action of the chief executive officer acting under a delegation from the Committee. These grants generally occur on the same date each month and cover partners whose offer letters are signed and who are working in their new positions as of an earlier date in that month.

•

All Other New Hire/Promotion Grants.     All other new hire/promotion grants are approved by resolution of the Compensation Committee and, unless a future effective date is specified, are effective as of the date of the meeting at which they are approved or, in the case of written consents, as of the date the last Committee member signs the consent (in the event the date the last Committee member signs the consent falls on a weekend or holiday, the grant will occur on the next trading day). “All other new hire/promotion grants” include grants (i) to senior vice presidents or above under all circumstances and (ii) to vice presidents or below for new hire or promotion grants outside the parameters the Compensation Committee has delegated the chief executive officer authority to approve.

Grant Dates for Other Equity Awards.     Grant dates for equity awards other than annual equity award grants and new hire/promotion grants are determined as follows:

•

Grants to Vice Presidents and Below by the Chief Executive Officer with Delegated Authority.     Grants to partners with titles of vice president or below that fall within the parameters previously approved by the Compensation Committee are approved by written consent of the chief executive officer acting under delegation from the Compensation Committee. These grants generally occur on the same date each month.

•

All Other Equity Award Grants.     All other equity award grants are approved by resolution of the Compensation Committee and, unless a future effective date is specified, are effective as of the date of the meeting at which they are approved or, in the case of written consents, as of the date the last Committee member signs the consent (in the event the date the last Committee member signs the consent falls on a weekend or holiday, the grant will occur on the next trading day).

Initial Grant Dates for Newly Elected Non-Employee Directors.     The grant date for initial grants to newly elected non-employee members of the board of directors is the date of election to the board, if the election date is open for trading under our blackout policy for stock trading, or as of the first open trading day after the election date, if the election date is not open for trading under our blackout policy.

Tax Deductibility of Executive Compensation

The Compensation Committee also considers how it can optimize our tax deductibility of executive compensation under Section 162(m) of the Internal Revenue Code by delivering compensation that is performance-based to the greatest extent possible while also delivering non-performance-based elements at competitive levels. Section 162(m) of the Internal Revenue Code prevents us from taking a tax deduction for non-performance-based compensation in excess of $1 million in any fiscal year paid to the chief executive officer and the three other most highly compensated named executive officers (excluding the chief financial officer). We refer to these executives as the “Section 162(m) covered executives.” In designing our executive compensation program, we carefully consider the effect of Section 162(m) together with other factors relevant to our business needs. We generally design annual incentive and long-term performance awards to be tax-deductible to Starbucks, so long as preserving the tax deduction does not inhibit our ability to achieve our executive compensation objectives. We will pay non-deductible compensation when necessary to achieve our executive compensation objectives. For fiscal 2010, the following elements of compensation were designed to qualify as tax-deductible under Section 162(m):

Annual Incentive Bonus.     The Executive Management Bonus Plan, as in effect during fiscal 2010, was designed to enable 100% of the annual incentive bonus paid to Mr. Schultz and at least 80% of the annual incentive bonus paid to the other named executive officers to qualify as performance-based and therefore be deductible under Section 162(m). We believe it is important for the executive team to have individual performance bonus goals in order to drive specific behaviors and business initiatives, even if it means a portion of their bonuses will not be tax-deductible.

Stock Options.     Stock options granted to the Section 162(m) covered executives are designed to qualify as performance-based compensation, and any gain upon exercise of the options should be fully deductible under Section 162(m).

Performance-Based RSUs.     Performance RSUs granted to the Section 162(m) covered executives are designed to qualify as performance-based compensation, except as described below with respect to performance RSUs granted in fiscal 2011, and any gain upon vesting of the performance RSUs should be fully deductible under Section 162(m).

Compensation paid to the Section 162(m) covered executives that is not considered “performance-based” under Section 162(m) is not deductible to the extent that it, together with other non-performance-based compensation, exceeds $1 million in any fiscal year. For fiscal 2010, the following elements of compensation were not designed to qualify as tax-deductible under Section 162(m): base salary, Ms. Holmes’ sign-on bonus, time-based restricted stock units, the portion under the Executive Management Bonus Plan based on individual performance goals and certain other compensation. For fiscal 2010, other compensation paid to Mr. Schultz included: (i) imputed income related to travel by Mr. Schultz’s family members on certain flights using corporate aircraft and (ii) imputed income for life and long-term disability insurance premiums paid by Starbucks.

Performance RSUs granted in fiscal 2011 will not qualify as Section 162(m) performance-based compensation, but if shareholders approve the revised performance criteria under the 2005 Long-Term Equity Incentive Plan as set forth in Proposal 4, performance RSUs granted in the future will qualify as Section 162(m) performance-based compensation, and any gain upon vesting of such performance RSUs should be fully deductible under Section  162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Starbucks 2010 10-K and this proxy statement.

Respectfully submitted,

Barbara Bass (Chair)

Kevin R. Johnson

Olden Lee*

James G. Shennan, Jr.

Javier G. Teruel

Myron E. Ullman, III

*Re-joined the Compensation Committee April 1, 2010.

Summary Compensation Table

The following table sets forth information regarding the fiscal 2010 compensation for our chief executive officer, chief financial officer, and our other three most highly compensated executive officers in fiscal 2010 (collectively, our “named executive officers”). Columns required by SEC rules are omitted where there is no amount to report. The table also sets forth information regarding the fiscal 2008 and/or fiscal 2009 compensation for Messrs. Schultz, Alstead and Burrows because they were also named executive officers in fiscal 2008 and/or fiscal 2009.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Howard Schultz	2010	1,280,804	—		10,499,986	6,220,559	3,500,000	231,664	21,733,013
chairman, president and chief executive officer	2009	643,954	1,000,000		—	12,391,520	—	935,676	14,971,150
	2008	1,190,000	—		—	7,786,090	—	764,366	9,740,456

Troy Alstead	2010	549,615	—		1,400,016	681,712	822,525	4,116	3,457,984
chief financial officer and chief administrative officer	2009	430,385	59,252		257,998	423,401	243,000	1,119	1,415,155

Clifford Burrows	2010	663,154	—		1,400,016	681,712	972,075	73,388	3,790,345
president, Starbucks Coffee U.S.	2009	595,000	139,570		515,997	448,378	436,865	88,415	2,224,225
	2008	565,990	—		—	494,668	—	610,151	1,670,809

John Culver	2010	523,654	—		969,978	904,028	787,500	206,680	3,391,840
president, Starbucks Coffee International

Kalen Holmes	2010	346,154	200,000	(5)	749,999	1,133,202	429,433	4,745	2,863,533
executive vice president, Partner Resources

(1)

See page 30 for discussion and analysis of base salary levels. Mr. Schultz’s base salary reported for fiscal 2009 represents an annual salary of $1.19 million; however, in January 2009, Mr. Schultz requested his base salary be decreased to $6,900 effective March 30, 2009. His base salary was reinstated to $1.19 million on September 28, 2009 and increased to $1.3 million effective December 1, 2009.

(2)

The amounts shown in these columns represent the aggregate grant date fair values of the stock options and performance RSUs awarded in 2010, 2009 and 2008, respectively. The 2009 and 2008 award values were recalculated from the amounts shown in prior proxy statements to reflect the grant date fair value rather than the amount expensed for financial statement reporting purposes for the fiscal year, as required by a change in SEC rules effective beginning this proxy statement. The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s 2010 Form 10-K (note 14). The assumed expected term of stock options shown in the Company’s 2010 Form 10-K note 14 is a weighted average expected term covering all optionees. However, Mr. Schultz’s historical practice of not exercising stock options until very late in their term requires us to apply a unique expected term assumption that exceeds eight years when valuing options granted to him for purposes of GAAP. In addition, in accordance with GAAP, the fair value of a stock option granted to a retirement-eligible partner will be expensed earlier than an identical stock option granted to a partner who is not retirement-eligible. Mr. Schultz waived the accelerated vesting feature for options granted subsequent to fiscal year 2006.

(3)	These amounts represent annual incentive bonus awards earned for fiscal 2010.

(4)	The table below shows the components of “All Other Compensation” for the named executive officers.

(5)	Represents the sign-on bonus paid to Ms. Holmes at the time she was hired.

Fiscal 2010 All Other Compensation Table

Name	Insurance Premiums ($)(A)	Retirement Plan Contributions ($)(B)	Security ($)(C)	Tax Gross-ups ($)(D)	Other ($)(E)		Total ($)
Howard Schultz	6,396	15,000	210,268	—	—	(F)	231,664
Troy Alstead	2,555	300	—	—	1,261		4,116
Clifford Burrows	4,515	8,269	4,990	2,517	53,097		73,388
John Culver	2,520	7,650	—	100,689	95,822		206,681
Kalen Holmes	4,745	—	—	—	—		4,745

(A)	As more fully explained on page 39, these amounts include the premiums paid to the named executive officers under our executive life and disability insurance plans.

(B)

As more fully explained on page 40, these amounts include Company matching contributions to the accounts of the named executive officers in the Management Deferred Compensation Plan and the Company’s 401(k) plan.

(C)

As more fully explained on page 38, these amounts include the aggregate incremental costs to the Company of providing security services and equipment to the chairman, president and chief executive officer and certain other executives.

(D)	These amounts represent additional compensation for a tax equalization benefit received by the executive due to increased taxes and imputed income from his expatriate assignment.

(E)

As more fully explained on page 39, these amounts include the aggregate incremental costs to the Company of providing annual physical examinations to our named executive officers. For Mr. Burrows, this amount includes $49,416 in expenses related to his expatriate assignment and relocation to the United States in connection with his promotion to president, Starbucks Coffee U.S. and for Mr. Culver, this amount includes $94,561 in expenses related to his expatriate assignment and relocation to the United States in connection with his promotion to president, Starbucks Coffee International.

(F)

As discussed on page 76, Mr. Schultz reimbursed us for the aggregate incremental cost of his personal use of corporate aircraft during fiscal 2009. Occasionally, Mr. Schultz’s family members and other guests accompany him on the corporate aircraft when he is traveling on Company business. This use does not result in aggregate incremental costs to the Company, but is treated as imputed income to Mr. Schultz under IRS rules.

Fiscal 2010 Grants of Plan-Based Awards

The following table sets forth information regarding fiscal 2010 annual incentive bonus awards and equity awards granted to our named executive officers in fiscal 2010.

Name	Award	Approval Date	Grant Date(1)	Potential Future Payouts Under Non-Equity Incentive Plan Awards(2)			Potential Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Awards ($)(3)

				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Howard Schultz	Annual Incentive	—	—	97,500	1,950,000	3,500,000	—	—	—	—	—	—	—
	Stock Options	11/10/09	11/16/09	—	—	—	—	—	—	—	610,224	22.06	6,220,559
	Performance RSUs	11/10/09	11/16/09	—	—	—	23,799	237,987	475,974	—	—	—	10,499,986

Troy Alstead	Annual Incentive	—	—	12,375	412,500	825,000	—	—	—	—	—	—	—
	Stock Options	11/10/09	11/16/09	—	—	—	—	—	—	—	81,363	22.06	681,712
	Performance RSUs	11/10/09	11/16/09	—	—	—	3,173	31,732	63,464	—	—	—	1,400,016

Clifford Burrows	Annual Incentive	—	—	14,625	487,500	975,000	—	—	—	—	—	—	—
	Stock Options	11/10/09	11/16/09	—	—	—	—	—	—	—	81,363	22.06	681,712
	Performance RSUs	11/10/09	11/16/09	—	—	—	3,173	31,732	63,464	—	—	—	1,400,016

John Culver	Annual Incentive	—	—	11,813	393,750	787,500	—	—	—	—	—	—	—
	Stock Options	11/10/09	11/16/09	—	—	—	—	—	—	—	56,373	22.06	472,329
	Promotional Grant of Stock Options	11/25/09	12/15/09	—	—	—	—	—	—	—	49,668	22.73	431,698
	Performance RSUs	11/10/09	11/16/09	—	—	—	2,199	21,985	43,970	—	—	—	969,978

Kalen Holmes(4)	Annual Incentive	—	—	6,500	216,667	433,333	—	—	—	—	—	—	—
	New Hire Grant of Stock Options	11/25/09	12/15/09	—	—	—	—	—	—	—	130,378	22.73	1,133,202
	New Hire Grant of RSUs	11/25/09	12/15/09	—	—	—	—	—	—	32,996	—	—	749,999

(1)

Annual option awards granted in November 2009 were approved by the independent directors on the recommendation of the Compensation Committee. The grant of options to Mr. Culver in connection with his promotion and the grant of stock options and time-based restricted stock units to Ms. Holmes in connection with her joining the Company were approved by the Compensation Committee. In accordance with our equity grant timing policy in place at the time of the November 2009 grant, the grant date for the regular annual equity grant (which was approved on November 10, 2009) was the second business day after our fiscal 2009 earnings release; however, since the earnings release was before the November Compensation Committee and board meetings, the grant date, according to the policy, was the Monday following such meetings (Monday, November 16, 2009). The equity grant timing policy is described beginning on page 44.

(2)	Reflects information regarding awards under the Executive Management Bonus Plan.

(3)

The grant date fair value for performance RSUs is calculated assuming the maximum performance (200%). Since Ms. Holmes was hired November 16, 2009, she was not eligible to receive the annual equity award, but instead received an equity award in the form of stock options and time-based RSUs at the time she was hired.

(4)

Since Ms. Holmes started after the beginning of the fiscal year, she received a pro-rated bonus under the Executive Management Bonus Plan. As such, the amounts listed in the “Potential Future Payouts Under Non-Equity Incentive Plan Awards” column have been adjusted to reflect her pro-rated amount.

The following narrative discusses the material information necessary to understand the information in the tables above.

Equity Awards.    The amount of stock options granted to executive officers for the fiscal 2010 annual equity award was based on a target economic value for the total equity award value. The number of stock options granted was calculated by dividing 50% of the total equity award value by a closing price multiplier. The closing price multiplier was equal to the closing market price of Starbucks stock on the date of grant multiplied by a Black-Scholes factor. The stock options shown in the table were awarded in early fiscal 2010. The target amount of performance RSUs for executive officers for fiscal 2010 was based on a target economic value for the total equity award value. The number of performance RSUs granted was calculated by dividing 50% of the total equity award value by the closing price of Starbucks stock on the date of grant.

A discussion and analysis of how award levels were determined begins in the “Long-Term Incentive Compensation” section on page 36. All equity awards shown in this table were granted under the 2005 Key Employee Plan Sub-Plan (“2005 Key Employee Plan”) to our 2005 Long-Term Equity Incentive Plan. The stock options have an exercise price equal to the closing market price of our common stock on the date of grant. The options will vest in four equal annual installments beginning on the first anniversary of the grant date, subject to continued employment with us, and expire 10 years after the date of grant. The time-based restricted stock units granted to Ms. Holmes will vest in four equal installments beginning on the first anniversary of the grant date. The earned performance RSUs will vest 50% on the second anniversary of the date of grant and 50% on the third anniversary of the date of grant, subject to continued employment with us. Threshold amounts for the performance RSUs are based on the achievement of adjusted earnings per share at the threshold of $0.87, permitting 10% of the target performance RSU grant to be earned. Target amounts for the performance RSUs assume 100% achievement of adjusted earnings per share of $0.93-$0.95. Maximum amounts for the performance RSUs are based on the achievement of adjusted earnings per share of $1.02 or greater, permitting 200% of the target performance RSU grant to be earned. For fiscal 2010, the named executive officers, other than Ms. Holmes, achieved 200% of the target performance RSU award resulting in the following number of RSUs earned: Mr. Schultz — 475,974; Mr. Alstead — 63,464; Mr. Burrows — 63,464; and Mr. Culver — 43,970. Since Ms. Holmes was hired November 16, 2009, she was not eligible to receive the annual equity award, but instead received an equity award in the form of stock options and time-based RSUs at the time she was hired.

All stock options will become fully vested and exercisable (i) if the recipient terminates his employment at or after the age of 55 and with at least 10 years of credited service with Starbucks (other than with respect to Mr. Schultz, as explained below) and (ii) under the circumstances described beginning on page 57 under “Equity Acceleration.” Restricted stock units do not accelerate upon retirement or death. Mr. Schultz voluntarily waived accelerated vesting of the options upon termination of employment at or after the age 55 and with at least 10 years of service. Mr. Schultz agreed to forgo this accelerated retirement vesting so the Company would not be required to similarly accelerate the recognition of expense for the award in our financial statements. The grant date fair value of each stock option awarded to Mr. Schultz is significantly greater than the fair value of stock options granted to the other named executive officers because Mr. Schultz’s historical practice of not exercising stock options until very late in their term has resulted in a longer expected term for his options than the other executives. The longer expected life leads to a significantly higher fair value in accordance with GAAP.

Non-Equity Incentive Plan Awards.     These amounts reflect the potential threshold, target and maximum annual incentive bonus awards payable to our named executive officers under the Executive Management Bonus Plan for fiscal 2010. Amounts shown are calculated as a percentage of year-end base salary ($1,300,000 for Mr. Schultz; $550,000 for Mr. Alstead; $650,000 for Mr. Burrows; $525,000 for Mr. Culver and $400,000 for Ms. Holmes). Threshold amounts for the primary objective goal are based on the achievement of the fiscal 2010 adjusted business unit operating income (for executives responsible for a single business unit) or adjusted consolidated operating income (for executives with responsibilities that cross business units) at the threshold amounts of $910.2 million (adjusted U.S. business unit operating income), $171.0 million (adjusted International business unit operating income), and $1,010.4 million (adjusted consolidated operating income), permitting a payout of 10% of the portion of the total bonus attributable to achievement of the primary objective goal under the Executive Management Bonus Plan. The threshold amount for the secondary objective goal is based on the achievement of the fiscal 2010 adjusted earnings per share at the threshold of $0.87, permitting a payout of 10% of the portion of the total bonus attributable to achievement of the secondary objective goal under the Executive Management Bonus Plan. The threshold amounts disclosed in the table above assume a 0% payout under the primary objective goal, which modifies the individual bonus goals to 0%. As such, the amount listed assumes a minimum payout of 10% of the portion of the total bonus attributable to 10% achievement of the secondary objective goal only. See discussion and analysis regarding the Executive Management Bonus Plan beginning on page 31. Target bonus amounts assume achievement of the objective goals at the target amounts (as described beginning on page 33) and achievement of 100% of individual bonus goals. Maximum bonus amounts assume achievement of the objective goals at the maximum amount of 200% (as described beginning on page 33) and achievement of 100% of individual bonus goals. The named executive officers received a bonus payout under the Executive Management Bonus Plan for fiscal 2010 as shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 47.

Outstanding Equity Awards at Fiscal 2010 Year-End

The following table provides information regarding stock options and restricted stock units held by our named executive officers as of October 3, 2010. No named executive officer has any other outstanding form of equity award.

									Stock Awards
			Option Awards						Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)
Name	Grant Date		Number of Securities Underlying Options (#) Total Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Options (#) Previously Exercised	Option Exercise Price ($)	Option Expiration Date
Howard Schultz	11/16/09	(2)	610,224	—	610,224	—	22.06	11/16/19	—	—
	11/16/09	(3)	—	—	—	—	—	—	475,974	12,346,766
	11/17/08	(2)	2,714,947	678,737	2,036,210	—	8.64	11/17/18	—	—
	11/19/07	(2)	687,113	343,557	343,556	—	22.87	11/19/17	—	—
	11/20/06	(2)	544,218	408,164	136,054	—	36.75	11/20/16	—	—
	11/16/05	(4)	966,469	966,469	—	—	30.42	11/16/15	—	—
	11/16/04	(5)	1,000,000	1,000,000	—	—	27.32	11/16/14	—	—
	11/20/03	(6)	1,100,000	1,100,000	—	—	15.23	11/20/13	—	—
	9/30/02	(4)	1,024,000	1,024,000	—	—	10.32	9/30/12	—	—
	10/1/01	(4)	1,430,000	1,430,000	—	—	7.40	10/1/11	—	—
Troy Alstead	11/16/09	(2)	81,363	—	81,363	—	22.06	11/16/19	—	—
	11/16/09	(3)	—	—	—	—	—	—	63,464	1,646,256
	12/18/08	(2)	52,910	13,228	39,682	—	9.59	12/18/18	—	—
	11/17/08	(2)	66,138	16,535	49,603	—	8.64	11/17/18
	11/17/08	(3)	—	—	—	—	—	—	29,861	774,594
	5/8/08	(7)	—	—	—	—	—	—	11,104	288,038
	11/19/07	(2)	43,725	21,863	21,862	—	22.87	11/19/17	—	—
	11/20/06	(2)	33,120	24,840	8,280	—	36.75	11/20/16	—	—
	11/16/05	(4)	26,000	26,000	—	—	30.42	11/16/15	—	—
	11/16/04	(5)	72,000	72,000	—	—	27.32	11/16/14	—	—
	11/20/03	(6)	70,000	70,000	—	—	15.23	11/20/13	—	—
	9/30/02	(4)	45,000	45,000	—	—	10.32	9/30/12	—	—
	10/1/01	(4)	71,000	71,000	—	—	7.40	10/1/11	—	—
Clifford Burrows	11/16/09	(2)	81,363	—	81,363	—	22.06	11/16/19	—	—
	11/16/09	(3)	—	—	—	—	—	—	63,464	1,646,256
	11/17/08	(2)	132,275	33,069	99,206	—	8.64	11/17/18	—	—
	11/17/08	(3)	—	—	—	—	—	—	59,722	1,549,189
	3/18/08	(2)	37,222	18,612	18,610	—	18.24	3/18/18	—	—
	11/19/07	(2)	43,725	21,863	21,862	—	22.87	11/19/17	—	—
	9/18/07	(7)	—	—	—	—	—	—	17,966	466,038
	11/20/06	(2)	49,679	37,260	12,419	—	36.75	11/20/16	—	—
	11/16/05	(4)	60,000	60,000	—	—	30.42	11/16/15	—	—
	11/16/04	(5)	68,500	68,500	—	—	27.32	11/16/14	—	—
	12/12/03	(4)	35,000	35,000	—	—	15.87	12/12/13	—	—
John Culver	12/15/09	(2)	49,668	—	49,668	—	22.73	12/15/19	—	—
	11/16/09	(2)	56,373	—	56,373	—	22.06	11/16/19	—	—
	11/16/09	(3)	—	—	—	—	—	—	43,970	1,140,582
	3/17/09	(2)	51,398	12,850	38,548	—	11.14	3/17/19	—	—
	11/17/08	(2)	66,138	16,535	49,603	—	8.64	11/17/18	—	—
	11/17/08	(3)	—	—	—	—	—	—	29,861	774,594
	5/8/08	(7)	—	—	—	—	—	—	12,113	314,211
	11/19/07	(2)	23,945	11,973	11,972	—	22.87	11/19/17	—	—
	3/15/07	(2)	20,947	15,711	5,236	—	29.59	3/15/17	—	—
	11/20/06	(2)	13,217	9,913	3,304	—	36.75	11/20/16	—	—
	11/16/05	(8)	11,000	8,250	—	2,750	30.42	11/16/15	—	—
	11/16/04	(9)	28,000	14,000	—	14,000	27.32	11/16/14	—	—
	11/20/03	(5)	18,000	4,500	—	13,500	15.23	11/20/13	—	—
Kalen Holmes	12/15/09	(2)	130,378	—	130,378	—	22.73	12/15/19	—	—
	12/15/09	(10)	—	—	—	—	—	—	32,996	855,916

(1)

Value is calculated by multiplying the number of restricted stock units that have not vested by the closing market price of our stock ($25.94) as of the close of trading on October 1, 2010 (the last trading day prior to our October 3, 2010 fiscal year-end).

(2)	Options vest in four equal annual installments (subject to rounding of partial shares), beginning on the first anniversary of the grant date.

(3)	Earned performance RSUs vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date.

(4)	Options vested in full on the third anniversary of the grant date.

(5)	Options vested in full on October 1, 2007.

(6)	Options vested in full on October 1, 2006.

(7)	Time-based RSUs vest 50% on the second anniversary of the grant date and 50% on the fourth anniversary of the grant date.

(8)	Options vested in full on the fourth anniversary of the grant date.

(9)	Options vested in full on October 1, 2008.

(10)	Time-based RSUs vest in four equal installments (subject to rounding of partial shares) beginning on the first anniversary of the grant date.

2010 Fiscal Year-End Option Values

The table below shows the total value of both vested and unvested in-the-money stock options for each named executive officer as of the end of fiscal 2010. Value is calculated as the difference between the aggregate exercise price of the options and the aggregate market value of the shares of underlying common stock as of the close of trading on October 1, 2010 (the last trading day prior to our October 3, 2010 fiscal year-end) calculated based on the closing market price of our stock on that day ($25.94). There is no guarantee that, if and when these options are exercised, they will have this value.

Name	Vested ($)	Unvested ($)
Howard Schultz	67,084,950	38,648,819
Troy Alstead	3,338,393	1,889,738
Clifford Burrows	1,135,151	2,242,365
John Culver	561,188	1,843,558
Kalen Holmes	0	418,513

Fiscal 2010 Option Exercises and Stock Vested

The following table provides information regarding stock options that were exercised by our named executive officers and stock awards (restricted stock units) that vested during fiscal 2010. Option award value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise. Stock award value realized is calculated by multiplying the number of shares shown in the table by $27.04, which was the closing price of our stock on May 10, 2010, the first trading date after the stock awards vested on May 8, 2010. As illustrated by the “Grant Date” column in the table below, Value Realized on Exercise and Value Realized on Vesting represent long-term gain over many years; we do not consider it part of fiscal 2010 compensation.

				Stock Awards
		Option Awards		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Name	Grant Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Howard Schultz	10/2/00	1,580,000	24,720,740	—	—
Troy Alstead	10/2/00	52,000	884,998	—	—
	1/16/01	70,000	1,112,433	—	—
	5/8/08	—	—	11,104	300,252
Clifford Burrows	10/1/01	6,666	133,253	—	—
	9/30/02	15,000	255,706	—	—
	11/20/03	30,000	359,601	—	—
John Culver	5/8/08	—	—	12,114	327,563
Kalen Holmes	—	—	—	—	—

Management Deferred Compensation Plan

The named executive officers are eligible to participate in the Management Deferred Compensation Plan, a nominally funded, non-qualified plan, the benefits of which are paid by Starbucks out of our general assets. The plan is subject to the requirements of Section 409A of the Internal Revenue Code. In September 2008, the board of directors approved an amended and restated plan document to conform it to Section 409A requirements effective January 1, 2009. Deferred compensation earned prior to 2005 is not subject to Section 409A requirements and continues to be governed under the terms of the plan and the tax laws in effect on or before December 31, 2004, as applicable.

We maintain a trust agreement with an independent trustee establishing a rabbi trust for the purpose of funding benefits payable to participants (including each of our named executive officers) under our Management Deferred Compensation Plan. It is currently funded with a nominal amount of cash.

Deferrals

Participants may defer up to 70% of base salary and 95% of bonuses paid under the Executive Management Bonus Plan. In addition, prior to January 1, 2011, certain participants were eligible to receive matching contributions from Starbucks to replace the similar benefits not available to them under our 401(k) plan due to limitations imposed by the Internal Revenue Code and the 401(k) plan document. In December 2008, the board of directors approved changing the matching contributions under the Management Deferred Compensation Plan (and our 401(k) plan) from a fixed formula to a discretionary arrangement effective January 1, 2009. For the Plan year ending December 31, 2009, the board of directors approved matching contributions equal to 25% to 150% of the first 4% of eligible pay deferred into the Management Deferred Compensation Plan. The actual amount of matching contributions was based on the participant’s credited months of service with Starbucks, calculated utilizing the same formula as provided for under our 401(k) plan. The participant generally must be employed on the last day of the calendar year to receive matching contributions, unless he or she retires at or after age 65, becomes disabled or dies during the year, in which case the match will be credited to the participant’s account. No named executive officer was retirement-eligible under the Management Deferred Compensation Plan during fiscal 2010. In June 2010, the board of directors approved the calendar year 2010 matching contribution at the same rate provided for in calendar year 2009.

Also in June 2010, the board of directors approved an amendment and restatement of the Management Deferred Compensation Plan, which eliminates matching contributions to the plan effective beginning with calendar year 2011.

Earnings

As a nominally funded, non-qualified plan, the Management Deferred Compensation Plan uses measurement benchmarks to credit earnings on compensation deferred under the plan. Those measurement benchmarks are based on the investment funds listed below, which are the same funds available under our 401(k) plan. Participants select which measurement funds they wish to have their account allocated to and may change how deferred compensation is allocated to the measurement funds at any time, subject to certain redemption fees and other limitations imposed by frequent trading restrictions and plan rules. Changes generally become effective as of the first trading day following the change.

Management Deferred Compensation Plan — Measurement Funds

SEI Stable Asset Fund	Morgan Stanley Institutional Fund, Inc.
Dodge & Cox Income Fund	Small Company Growth Portfolio — Class P
American Funds® Fundamental Investors Fund — Class R4	Fidelity Diversified International Fund
Vanguard Institutional Index Fund — Institutional Class	Conservative Blend*
American Funds® Growth Funds of America® — Class R4	Moderate Blend*
Vanguard FTSE Social Index Fund — Investor Class	Growth Blend*
Harbor Small Cap Value Fund — Institutional Class	Aggressive Blend*
Wells Fargo Stable Return Fund — Class C

*	Each blend investment option contains a diversified mix of the other individual investment options.

In-Service Withdrawals and Distributions

At the time of making the deferral election for a particular year, a participant elects when the associated deferred compensation will be distributed. In general, the participant can receive scheduled “in-service” withdrawals or hardship withdrawals while still employed or have distributions paid on separation from service. The specific distribution options depend on whether the deferred compensation was earned before or after January 1, 2005 and is subject to other plan rules, including those discussed below. A participant may receive potentially three types of in-service withdrawals:

1.	A participant may designate a scheduled payment of his or her deferral accounts (excluding matching contributions) at the time of his or her deferral election. The scheduled payment date cannot occur until after the deferred compensation has been in the plan for three years (for compensation earned on and after January 1, 2005) or five years (for compensation earned prior to January 1, 2005).

2.	A participant may request an in-service withdrawal if he or she experiences a qualifying hardship.

3.	Only with respect to pre-2005 deferred compensation, a participant may request an in-service withdrawal for any reason by paying a 10% penalty.

For separation from service distributions, account balances resulting from the Company match and deferred compensation earned on and after January 1, 2005 can be paid either in a lump sum or in up to 10 annual installments, in each case beginning within 60 days of separation or one year after separation. If a participant is considered a “specified employee” on his or her separation date, Section 409A requires that the payments be delayed for six months after such separation date. Account balances resulting from pre-2005 deferred compensation can be distributed either in a lump sum within 60 days of separation or, if the participant is at least age 65 on his or her separation date, in up to 10 annual installments.

Distribution elections with respect to account balances from deferred compensation earned on and after January 1, 2005 can be changed up to two times, provided the new election occurs at least one year prior to the original payment date and results in an additional payment delay of five years. The participant also must make a one-year advance election to change distribution elections for pre-2005 deferred compensation.

Fiscal 2010 Nonqualified Deferred Compensation

The following table shows contributions, earnings, withdrawals and distributions during fiscal 2010 and the account balances as of October 3, 2010 for our named executive officers under the Management Deferred Compensation Plan. In addition, the table shows the aggregate balance at fiscal year-end of Mr. Schultz’s deferred stock units under the 1997 Deferred Stock Plan as described on page 40. None of the other named executive officers have deferred stock units.

Name	Executive Contributions in Fiscal 2010 ($)(1)	Starbucks Contributions in Fiscal 2010 ($)(2)	Aggregate Earnings (Loss) in Fiscal 2010 ($)(3)		Aggregate Withdrawals/ Distributions in Fiscal 2010 ($)	Aggregate Balance at Fiscal 2010 Year-End ($)(4)
Howard Schultz	51,232	14,700	22,922		—	291,250
deferred stock units	—	—	20,738,464	(5)	—	88,045,133	(6)
Troy Alstead	—	—	82,391		(314,294)	538,668
Clifford Burrows	244,959	7,969	12,410		—	286,177
John Culver	144,540	7,350	41,710		—	529,320
Kalen Holmes	—	—	—		—	—

(1)	These amounts were also included in the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table on page 47.

(2)	These amounts were reported as “All Other Compensation” in the Summary Compensation Table on page 47 and as “Retirement Plan Contributions” in the Fiscal 2010 All Other Compensation Table on page 48.

(3)	We do not provide above-market or preferential earnings on Management Deferred Compensation Plan contributions, so these amounts were not reported in the Summary Compensation Table. Management Deferred Compensation Plan participants can select only from among the same investment funds as are available under our 401(k) plan.

(4)	Of these balances, the following amounts were reported in Summary Compensation Tables in prior-year proxy statements beginning with the 2007 proxy statement: Mr. Schultz — $161,458; Mr. Alstead — $0; Mr. Burrows — $48,749; Mr. Culver — N/A; and Ms. Holmes — N/A. The information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional currently earned compensation.

(5)	Aggregate earnings for fiscal 2010 is the difference between the aggregate balance at fiscal 2009 year-end ($67,306,669) and the aggregate balance at fiscal 2010 year-end and is attributable to appreciation in the price of our stock during fiscal 2010.

(6)	The aggregate balance at fiscal year-end for deferred stock units is calculated by multiplying deferred stock units of 3,394,184 by the closing market price of our stock on October 1, 2010 ($25.94). Mr. Schultz is entitled to receive cash dividends on the deferred stock units. Cash dividends declared and paid by the Company are paid directly to Mr. Schultz in accordance with the 1997 Deferred Stock Plan.

Potential Payments Upon Termination or Change in Control

We do not provide special change-in-control benefits to executives. Our only change-in-control arrangement, which applies to all partners, is accelerated vesting of certain equity awards. We do, however, occasionally offer a severance benefit arrangement for new senior executives to provide for one year’s base salary if we terminate his or her employment for any reason other than “cause” (which generally requires misconduct) within one year of the executive’s hire date. We may also offer a severance benefit arrangement for terminated or separated executives as part of a negotiated termination of employment in exchange for a release of claims against the Company and other covenants determined to be in the best interests of the Company. None of our named executive officers for fiscal 2010 had any such severance benefit arrangement.

Equity Acceleration

Acceleration Upon Change in Control.    No named executive officer is entitled to any payment or accelerated benefit in connection with a change in control of Starbucks, or a change in his responsibilities following a change in control, except for accelerated vesting of stock options and restricted stock units granted under our 2005 Key Employee Plan. The 2005 Key Employee Plan has detailed definitions of “change in control” and resigning “for good reason.” Generally speaking, a change in control occurs if (i) we sell or liquidate all our assets; (ii) someone acquires 25% or more of our stock without prior approval of our board of directors; (iii) a majority of our directors is replaced in any 36-month period other than by new directors approved by existing directors; or (iv) Starbucks is not the surviving company after any merger.

The 2005 Key Employee Plan is a “double trigger” plan, meaning that unvested stock options and unvested restricted stock units vest immediately only if (i) there is a change in control and (ii) if stock options and restricted stock units are assumed or substituted with stock options or restricted stock units of the surviving company, the partner is terminated or resigns for good reason within one year after the change in control. Generally speaking, a resignation is “for good reason” if it results from the resigning partner: (i) having materially reduced responsibilities; (ii) being placed in a new role that is inconsistent with the pre-change-in-control role; (iii) having his or her base salary or target incentive compensation reduced; or (iv) having his or her primary work location moved by more than 50 miles. If stock options or restricted stock units are not assumed or substituted with stock options or restricted stock units of the surviving company, they vest immediately upon a change in control. We believe “double-trigger” acceleration is appropriate because vesting is accelerated only if the retention purpose of time-vested equity compensation is defeated, which occurs upon a change in control only for partners who lose their long-term incentive compensation opportunity because the acquiring company does not assume or substitute awards or the partners lose their jobs or resign for good reason. Performance RSUs granted are treated in the same manner as restricted stock units noted above once the performance period is complete and the amount of award is determined. Prior to completion of the performance period, performance RSUs do not accelerate upon a change in control and are forfeited if not assumed or substituted with awards of the surviving company.

Acceleration Upon Retirement or Death.    The vesting of all options accelerates in full upon the voluntary termination of employment of any partner who satisfies the criteria for “retirement” under the 2005 Key Employee Plan, meaning the partner is at least 55 years old and has a minimum of 10 years of credited service with Starbucks, unless otherwise provided in the grant agreement. Vesting of all options also accelerates upon the partner’s death. Restricted stock units do not accelerate upon retirement or death.

The following table shows the estimated potential incremental value of additional stock options and restricted stock units that would have vested for our named executive officers as of October 1, 2010 (the last business day of fiscal 2010) under the acceleration scenarios described above. For stock options, the value is based on the difference between the aggregate exercise price of all accelerated options and the aggregate market value of the underlying shares as of October 1, 2010 calculated based on the closing market price of our stock on that day ($25.94). Accelerated restricted stock unit award value is calculated by multiplying the number of accelerated shares by the closing market price of our stock on October 1, 2010 ($25.94). Of the named executive officers, only Mr. Schultz satisfied the criteria for “retirement” under the 2005 Key Employee Plan as of October 1, 2010. Mr. Schultz has voluntarily waived accelerated vesting of options upon termination of employment at or after the age 55 and with at least 10 years of service for each stock option grant he has received since he has been retirement eligible. Mr. Schultz agreed to forgo this accelerated retirement vesting so the Company would not be required to similarly accelerate the recognition of expense for the award in our financial statements.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the time during the year of any such event, the Company’s stock price and the executive’s age.

	Value of Accelerated Equity Awards ($)
Name	Change in Control Only	Change in Control with No Replacement Equity	Change in Control plus Qualifying Termination	Death	Retirement
Howard Schultz	—	44,819,867	44,819,867	38,648,819	—
Troy Alstead	—	3,775,498	3,775,498	1,889,737	—
Clifford Burrows	—	5,080,720	5,080,720	2,242,366	—
John Culver	—	3,502,654	3,502,654	1,843,558	—
Kalen Holmes	—	1,274,430	1,274,430	418,513	—

The following table shows the estimated potential aggregate amounts our named executive officers could have realized from stock options, restricted stock units and Management Deferred Compensation Plan account distributions if their employment terminated as of the last business day of fiscal 2010, other than for misconduct (which could cause forfeiture of all vested stock options and Company match contributions under the Management Deferred Compensation Plan), both including and excluding amounts from accelerated vesting of stock options and restricted stock units as detailed in the table above. The “Total — No Acceleration” column assumes none of the acceleration scenarios covered above has occurred. The “Total — With Acceleration” column assumes acceleration of all unvested stock options and restricted stock units under one or more of the scenarios covered above.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the time during the year of any such event, the Company’s stock price, earnings under the Management Deferred Compensation Plan and the executive’s age.

Name	Aggregate Value of Vested Equity Awards ($)	Management Deferred Compensation Plan Account Balances ($)(1)	Total — No Acceleration ($)	Aggregate Value of Unvested Equity Awards ($)	Total — With Acceleration ($)
Howard Schultz	67,084,950	291,250	67,376,200	44,819,867	112,196,067
Troy Alstead	3,338,393	538,668	3,877,061	3,775,498	7,652,559
Clifford Burrows	1,135,151	286,177	1,421,328	5,080,720	6,502,048
John Culver	561,188	529,320	1,090,508	3,502,654	4,593,162
Kalen Holmes	—	—	—	1,274,430	1,274,430

(1)

These amounts are also shown in the “Aggregate Balance at Fiscal 2010 Year-End” column of the Fiscal 2010 Nonqualified Deferred Compensation table on page 56 and are shown assuming payment in a single lump sum regardless of individual elections to receive payment over time.

PROPOSAL 4 — APPROVAL OF REVISED PERFORMANCE CRITERIA UNDER THE 2005 LONG-TERM EQUITY INCENTIVE PLAN

As discussed below in Proposal 5, we are asking shareholders to approve an amendment and restatement to the Starbucks Corporation 2005 Long-Term Equity Incentive Plan (the “Plan”), including an increase in the number of authorized shares under the plan. Separate from the approval of the amendment and restatement to the Plan, in this Proposal 4 we are asking shareholders to approve revised performance criteria under the Plan so that performance-based awards under the Plan can be tax deductible for the Company. If this Proposal 4 is approved, the Plan will be amended to reflect the revised performance criteria described below under “Description of the Business Criteria on which the Performance Goal Is Based.” Other than the revised performance criteria, shareholders are not being asked under this Proposal 4 to approve any amendments to the Plan or to approve the Plan itself. In particular, shareholders are not being asked to approve an increase in the number of shares available for grant under the Plan under this Proposal 4. This Proposal 4 is separate from, and not contingent upon shareholder approval of, Proposal 5, in which we are asking shareholders to approve an amendment and restatement of the Plan, including an increase in the number of authorized shares under the plan.

The Plan is structured in a manner such that awards granted under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986 (the “Code”). See the discussion on tax deductibility of executive compensation beginning on page 45. In general, under Section 162(m), in order for the Company to be able to deduct compensation in excess of $1,000,000 paid in any one year to the Company’s chief executive officer or any of the Company’s three other most highly compensated executive officers (other than the Company’s chief financial officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s shareholders every five years. For purposes of Section 162(m), the material terms include (i) the individuals eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based, and (iii) the maximum amount of compensation that can be paid to an individual under the performance goal. Each of these aspects is discussed below, and shareholder approval of this Proposal 4 constitutes approval of each of these aspects of the Plan for purposes of the approval requirements of Section 162(m).

The following summary of certain material terms of the Plan are qualified in their entirety by reference to the complete text of the Plan (which also includes the changes to the Plan described below in Proposal 5), which is set forth in Appendix A to this proxy statement. Shareholders should refer to the summary of other material terms of the Plan discussed below in Proposal 5.

Individuals Eligible to Receive Compensation

The Compensation Committee will administer the Amended Plan, with certain actions subject to the review and approval of the full Board or a panel consisting of all of the independent directors (the “Administrator”). Any person who is a partner, officer, consultant or director of the Company or any subsidiary of the Company will be eligible for selection by the Administrator for the grant of awards under the Plan. Options intended to qualify as incentive stock options within the meaning of Section 422 of the Code only may be granted to partners of the Company or any subsidiary.

Description of the Business Criteria on which the Performance Goal Is Based

Awards of restricted stock and RSUs that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code will be subject to the attainment of performance goals relating to the performance criteria selected by the Administrator. Performance goals must be based solely on one or more of the following business criteria (as selected and defined by the Administrator): (i) cash flow; (ii) earnings per share, as adjusted for any stock split, stock dividend or other recapitalization; (iii) earnings measures; (iv) return on equity; (v) total shareholder return; (vi) share price performance, as adjusted for any stock split, stock dividend or other recapitalization; (vii) return on capital; (viii) revenue; (ix) income; (x) profit margin; (xi) return on operating revenue; (xii) brand recognition/acceptance; (xiii) customer satisfaction; (xiv) productivity; (xv) expense targets; (xvi) market share; (xvii) cost control measures; (xviii) inventory turns or cycle time; (xix) balance sheet metrics; or (xx) strategic initiatives; provided, however, that “Performance Criteria” shall include any derivations of these Performance Criteria (e.g., income shall include pre-tax income, net income, operating income, etc.). Any of these performance criteria may be used to measure the performance of the Company as a whole or any business unit or division of the Company. Performance criteria may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time.

The Administrator may provide, at the time it establishes performance goals for any award, that any evaluation of performance shall include or exclude any one or more of the following events that occurs during a performance period: (i) significant acquisitions or dispositions of businesses or assets by the Company, (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary items as described in FASB Accounting Standards Codification Section 225-20-20; (vi) significant, non-recurring charges or credits; and (vii) foreign exchange rates. To the extent such inclusions or exclusions affect awards to “covered employees” within the meaning of Section 162(m) of the Code, they shall be prescribed in a form that satisfies the requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

Maximum Amount of Compensation that Can Be Paid to an Individual Under the Performance Goal

Subject to certain adjustments, the aggregate number of shares subject to awards granted under the Plan during any one year to any one participant will not exceed 3,500,000. The Administrator shall adjust the maximum annual individual award limit in the case of a stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding shares of Starbucks common stock without the Company’s receipt of consideration, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE REVISED PERFORMANCE CRITERIA UNDER THE 2005 LONG-TERM EQUITY INCENTIVE PLAN.

PROPOSAL 5 — APPROVAL OF AMENDED AND RESTATED 2005 LONG-TERM EQUITY INCENTIVE PLAN, INCLUDING AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES UNDER THE PLAN

Overview

On December 16, 2010, the board of directors adopted, subject to shareholder approval, an amendment and restatement of the Starbucks Corporation 2005 Long-Term Equity Incentive Plan (as amended and restated, the “Amended Plan”), which originally was approved by shareholders at the 2005 Annual Meeting of Shareholders (as originally approved, the “Plan”). The board recommends that the Company’s shareholders approve the Amended Plan because it believes that partner, officer and non-employee director ownership in the Company serves the best interests of all shareholders by promoting a focus on long-term increase in shareholder value. The Amended Plan continues to support this goal by increasing the flexibility the Company has in awarding equity-based compensation that meets the ongoing objective of aligning compensation with shareholder value. The Amended Plan permits the grant of stock options (including nonqualified stock options and incentive stock options), stock appreciation rights (“SARs”), restricted stock and restricted stock units (“RSUs”).

This Proposal 5 is separate from Proposal 4, in which we are asking shareholders to approve revised performance criteria under the Plan.

Key Changes from the Original Plan

If approved, the Amended Plan would make the following changes to the Plan, as described in more detail under “Amended Plan Summary” below:

Maximum Option Terms	Establish a maximum term of 10 years for nonqualified stock options
Increase in Authorized Shares	Increase the shares authorized for issuance under the Plan by 15,000,000 shares to 107,098,721 shares
Minimum Vesting Conditions	Require future awards of restricted stock and RSUs to satisfy minimum vesting conditions
Term of Plan	Extend the term of the Plan by 10 years
Administrative Changes	Make certain other administrative changes

Promotion of Good Corporate Governance Practices

We have designed the Amended Plan to include a number of provisions that we believe promote best practices by reinforcing the alignment between equity compensation arrangements for non-employee directors, officers, partners and other service providers and shareholders’ interests. These provisions include, but are not limited to, the following:

•	No Discounted Options or SARs. Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

•

No Repricing Without Shareholder Approval.     At any time when the exercise price of a stock option or SAR above the market value of the Company’s common stock, the Company cannot, without shareholder approval, “reprice” those awards by reducing the exercise price of such stock option or SAR or exchanging such stock option or SAR for cash, other awards or a new stock option or SAR at a reduced exercise price.

•

Minimum Vesting Requirements.     Restricted Stock and RSUs are required to meet minimum vesting requirements. Restricted Stock and RSUs that are not performance-based must have vesting periods over at least three years with certain limited exceptions. If awards are performance-based, then performance must be measured over a period of at least one year.

•

No Liberal Share Recycling.     Shares retained by or delivered to the Company to pay the exercise price or withholding taxes in connection with the exercise of an outstanding stock option or SAR, unissued shares resulting from the settlement of SARs in stock, and shares purchased by us in the open market using the proceeds of option exercises do not become available for issuance as future awards under the Amended Plan.

•	No Dividends on Unearned Performance Awards. The Amended Plan prohibits the current payment of dividends or dividend equivalent rights on unearned performance awards.

•

Fungible Share Design.    Shares issued in connection with Restricted Stock and RSUs count against the number of shares authorized for issuance under the Amended Plan at a higher rate than shares issued upon exercise of stock options and SARs.

•	No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Compensation Committee.

•	No Evergreen Provision. There is no “evergreen” feature pursuant to which the shares authorized for issuance under the Amended Plan can be automatically replenished.

•	No Automatic Grants. The Amended Plan does not provide for automatic grants to any participant.

•	No Tax Gross-ups. The Amended Plan does not provide for any tax gross-ups.

Key Data

The following table includes information regarding outstanding equity awards and shares available for future awards under the Company’s equity plans as of October 3, 2010 (and without giving effect to approval of the Amended Plan under this Proposal 5):

	2005 Plan	Prior Plans(1)
Total shares underlying outstanding options	47,407,364	13,278,319
Weighted average exercise price of outstanding options	$16.98	$14.87
Weighted average remaining contractual life of outstanding options	8.09 years	2.66 years
Total shares underlying outstanding unvested time-based RSUs	5,428,376	0
Total shares underlying outstanding unearned performance-based RSUs	0	0
Total shares currently available for grant	27,881,407	—
Total shares currently available for grant as full-value awards	27,881,407	—

(1)

Prior Plans includes the Starbucks Corporation Company-Wide 1991 Stock Option Plan, as amended, the Starbucks Corporation Amended and Restated Key Employee Stock Option Plan-1994, as amended, and the Starbucks Corporation Amended and Restated 1989 Stock Option Plan for Non-Employee Directors.

Broad-based equity compensation is an essential and long-standing element of the Company’s culture and success. It continues to be a critical element to attract and retain the most talented partners, officers and directors available to execute the Company’s long-term goals. We grant equity-based compensation to partners at all levels of the organization, including eligible part-time partners. As shown in the following table, the Company’s three-year average annual burn rate has been 3.17%, which is below the Institutional Shareholder Services (“ISS”) burn rate threshold of 4.8% applied to our industry.

Year	Options Granted	Time-Based RSUs Granted	Performance- Based RSUs Earned(1)	Total	Weighted Average Number of Common Shares Outstanding	Burn Rate = Total Granted / Common Shares Outstanding
2010(2)	14,921,745	212,985	2,654,013	17,788,743	744,400,000	2.39%
2009(3)	30,883,599	685,483	3,382,831	34,951,913	738,700,000	4.73%
2008(4)	15,433,547	2,031,357	0	17,464,904	731,500,000	2.39%
Three-Year Average						3.17%

(1)

Performance metrics for the performance-based RSUs (“PBRSUs”) are described in this proxy statement under the heading “Compensation Discussion and Analysis — Determining Executive Compensation at Starbucks — Analysis of Executive Compensation Elements — Long-Term Incentive Compensation.”

(2)	PBRSUs granted during fiscal 2010 and subsequently forfeited totaling 90,224 are not included here.

(3)

PBRSUs granted during fiscal 2009 and subsequently forfeited totaling 409,024 are not included here. Options granted during 2009 as part of our shareholder-approved option exchange program totaling approximately 4.7 million are not included here.

Amended Plan Summary

The following summary of the material terms of the Amended Plan are qualified in their entirety by reference to the complete text of the Amended Plan (which also includes the revised performance criteria described in Proposal 4), which is set forth in Appendix A to this proxy statement.

Administration

The Compensation Committee will administer the Amended Plan, with certain actions subject to the review and approval of the full Board or a panel consisting of all of the independent directors (the “Administrator”). Subject to the express terms of the Amended Plan, the Administrator will have full power and authority to do all things that it determines to be necessary or appropriate in connection with the administration of the Amended Plan, including to determine when and to whom awards will be granted, including the type, amount, form of payment and other terms and conditions of each award. In addition, the Administrator has the authority to interpret the Amended Plan and the awards granted under the Amended Plan, and establish rules and regulations for the administration of the Amended Plan. All decisions, determinations, and interpretations of the Administrator regarding the Amended Plan and awards granted under the Amended Plan will be final and binding on all participants and all other persons. The Administrator may authorize one or more officers of the Company to perform any or all things that the Administrator is authorized and empowered to do or perform under the Amended Plan. In addition, the Administrator may delegate any or all aspects of the day-to-day administration of the Amended Plan to one or more officers of the Company.

Participants

Any person who is a partner, officer, consultant or director of the Company or any subsidiary of the Company will be eligible for selection by the Administrator for the grant of awards under the Amended Plan. Options intended to qualify as incentive stock options (“ISOs”) within the meaning of Section 422 of the Code only may be granted to partners of the Company or any subsidiary. Approximately 94,000 partners (not including officers), 13 officers and 10 non-employee directors currently qualify to participate in the Plan.

Shares Subject to the Plan and to Awards

Subject to changes in the Company’s capitalization, the aggregate number of shares of Starbucks common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to all awards under the Amended Plan will include approximately 27,881,407 shares of Common Stock remaining, as of October 3, 2010, available for future grant under the Amended Plan, plus any shares subject to options granted under the Prior Plans that are terminated, expire unexercised or are otherwise forfeited, plus an additional 15,000,000 shares of Common Stock for which shareholder approval is being sought; provided that any shares granted under options or SARs will be counted against this limit on a one-for-one basis and any shares granted as awards other than options or SARs will be counted against this limit as 2.1 shares for every one share subject to such award. The shares issued pursuant to awards granted under the Amended Plan may be shares that are authorized and unissued or issued shares that were reacquired by the Company. As of January 13, 2011, the closing price of a share of the Common Stock on NASDAQ was $32.41.

Subject to certain adjustments, the aggregate number of shares subject to awards granted under the Amended Plan during any one year to any one participant will not exceed 5,000,000, and the aggregate number of shares that may be issued pursuant to the exercise of ISOs granted under the Amended Plan will not exceed 21,000,000. The Administrator shall adjust the aggregate number of shares reserved for issuance under the Amended Plan, the number and class of securities covered by and exercise price under outstanding awards, the maximum annual individual award limit and the maximum aggregate ISO limit in the case of a stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding shares of Common Stock without the Company’s receipt of consideration, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the Amended Plan.

For purposes of determining the share limits described in the paragraphs above, the aggregate number of shares issued under the Amended Plan at any time will equal only the number of shares actually issued upon exercise or settlement of an award. Shares subject to awards that have been canceled, expired, forfeited, settled in cash or otherwise not issued under an award and shares subject to awards settled in cash will not count as shares issued under the Plan. The plan provides that shares retained by or delivered to us to pay the exercise price or withholding taxes in connection with the exercise of an outstanding stock option and/or SAR, unissued shares resulting from the net settlement of SARs in stock and shares purchased by us in the open market with the proceeds of exercised stock options do not become available for issuance as future awards under the plan.

Stock Options

The holder of an option will be entitled to purchase a number of shares of Common Stock at a specified exercise price during a specified time period, all as determined by the Administrator. The Administrator will establish the exercise price per share under each option, which will not be less than the fair market value (or 110% of the fair market value in the case of ISOs granted to individuals who own more than 10% of the Common Stock) of a share on the date the option is granted. The Administrator will establish the term of each option, which in no case may exceed a period of ten (10) years from the date of grant (or five (5) years in the case of ISOs granted to individuals who own more than 10% of the Company’s common stock). Options granted under the Amended Plan may be either ISOs or options that are not intended to qualify as ISOs, nonqualified stock options (“NQSOs”).

Stock Appreciation Rights

A SAR provides the holder with the right to receive the monetary equivalent of the increase in value of a specified number of shares over a specified period of time after the right is granted. SARs may be granted to participants either in connection with an award of options (“tandem SARs”) or not in connection with an award of options (“freestanding SARs”). The holder of a tandem SAR is entitled to elect between the exercise of the underlying option for shares of Common Stock or the surrender of the option in exchange for the receipt of a cash payment equal to the excess of the fair market value on the surrender date over the aggregate exercise price payable for such shares. The holder of stand-alone SARs will be entitled to receive the excess of the fair market value (on the exercise date) over the exercise price for such shares. The Administrator will establish the terms and conditions of SARs. The Administrator will establish the exercise price per share under each stand-alone SAR, which will not be less than the fair market value of a share on the date the SAR is granted. The Administrator will also establish the term of each SAR, which in no case may exceed a period of ten (10) years from the date of grant.

Options and SARs issued under the Amended Plan may not be repriced, replaced, or regranted through cancellation in exchange for cash, other awards, or a new option or SAR at a reduced exercise or base price, or by lowering the exercise price of a previously granted option, except with the prior approval of the Company’s shareholders or in connection with a change in the Company’s capitalization.

Restricted Stock and Restricted Stock Units

Restricted stock is an award or issuance of shares where the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions and terms (including continued employment or performance conditions) as the Administrator deems appropriate. RSUs are awards denominated in units of shares under which the settlement of the award is subject to such conditions and terms (including continued employment or performance conditions) as the Administrator deems appropriate. RSUs may be settled in shares of Common Stock, cash or a combination of the foregoing, as determined by the Administrator on the grant date. The Administrator will determine whether participants holding shares of restricted stock or RSUs are entitled to receive dividends and other distributions paid with respect to those shares during the period of restriction, prior to the time such shares are reflected as issued and outstanding shares on the Company’s stock ledger. In no event will dividends be paid currently with respect to unearned performance awards.

Subject to certain exceptions, awards of restricted stock and RSUs that vest solely based on a participant’s continuous service may not vest in full earlier than three years from the grant date, and awards of restricted stock and RSUs that vest based on the achievement of performance objectives must be based on performance over a period of not less than one year, in each case, unless accelerated in the event of a change of control or the participant’s death, disability or retirement. Notwithstanding the foregoing, the Administrator may grant awards of restricted stock and RSUs covering up to 5% of the aggregate number of shares authorized for issuance under the Amended Plan without respect to these minimum vesting requirements.

Method of Payment for Awards

The Administrator will determine the form of payment, if any, for any shares of Common Stock issued in exercise or settlement of an award under the Amended Plan, which may include cash, shares of Common Stock owned by the participant, withholding of shares of Common Stock otherwise issuable upon exercise or settlement or a broker-assisted cashless exercise.

Termination of Service

Unless otherwise provided by the Administrator and except in the event of a change of control as described below, unvested Awards granted under the Amended Plan will expire, terminate, or otherwise be forfeited immediately upon termination of a participant’s service for any reason (except that unvested options will accelerate in the event of a participant’s retirement or death), and vested awards granted under the Amended Plan will expire, terminate, or otherwise be forfeited as follows:

•

three months after a participant’s (other than with respect to a non-employee director) termination of service, including voluntary termination by the participant, other than in the circumstances described below, and thirty-six months after a non-employee director ceases to be a director, other than in connection with the director’s misconduct or death;

•	immediately upon termination of a participant’s service for misconduct;

•	twelve months after the date on which a participant, other than a non-employee director, becomes disabled;

•	twelve months after the death of a participant; and

•	thirty-six months after the date a participant, other than a non-employee director, retires.

Change of Control

Unless otherwise provided in an agreement between the participant and the Company, in the event of a change of control of the Company (as defined in the Amended Plan), subject to certain limitations and restrictions as more fully described in the Amended Plan:

•	options and SARs may become fully vested and immediately exercisable;

•	restriction periods and restrictions imposed on restricted stock and RSUs that are not performance-based may lapse;

•

any restriction periods and restrictions imposed on restricted stock and RSUs that are performance-based (and for which the performance period has not yet been completed) shall lapse, with such performance-based criteria deemed achieved at the target level specified in the applicable award agreement; and

•

restrictions and deferral limitations and other conditions applicable to other awards may lapse, and the awards may become free of restrictions, limitations or conditions and become fully vested and transferable.

Generally, accelerated vesting or lapse of restrictions on awards held by a non-employee director will occur upon the occurrence of a change of control, and accelerated vesting or lapse of restrictions on awards held by a partner will occur (a) only if a partner’s employment is terminated within a year after a change of control or (b) upon the occurrence of a change of control if the acquiring company does not assume outstanding awards or substitute equivalent awards or if the transaction involves the sale, liquidation or disposition of substantially all of the Company’s assets.

Transferability of Awards

Unless otherwise provided by the Administrator, awards granted under the Amended Plan may only be transferred by will or the laws of descent and distribution.

Shareholder Rights

Unless otherwise provided in an award agreement, until the issuance of the share certificate evidencing the shares underlying an award, participants will not have voting or dividend rights with respect to those shares.

No Right to Company Employment

Nothing in the Amended Plan or an award agreement will interfere with or limit in any way the right of the Company or its subsidiaries to terminate any participant’s employment or service with the Company or a subsidiary at any time or for any reason, with or without cause, nor will the Amended Plan or an award itself confer upon any participant any right to continue his or her employment or service for any specified period of time.

Compliance with Law

The issuance and delivery of shares pursuant to an award under the Amended Plan will be subject to all relevant provisions of law, including, without limitation, the federal securities laws, the rules and regulations promulgated under such laws, and the requirements of any stock exchange or quotation system upon which the Common Stock may then be listed or quoted, and will be further subject to the approval of counsel for the Company with respect to such compliance.

Amendment and Termination

The Administrator may amend or terminate the Amended Plan as the Administrator determines to be advisable. Shareholder approval may be required for certain amendments, in accordance with applicable legal, regulatory and stock exchange listing requirements. The Administrator has specific authority to amend the Amended Plan without shareholder approval in order to comply with legal, regulatory and stock exchange listing requirements and to avoid unanticipated consequences determined to be inconsistent with the purpose of the Amended Plan or any award agreement. No amendment or termination of the Amended Plan may be made that would impair the rights of the holder of an award without such holder’s consent.

Effective Date and Termination of the Amended Plan

The Amended Plan was adopted by the Board on December 16, 2010 subject to shareholder approval of the Amended Plan. The Amended Plan will terminate on the tenth anniversary of the date the Company’s shareholders approve the Amended Plan, unless earlier terminated by the Administrator, or extended by an amendment approved by the Company’s shareholders. No awards may be made after the termination date. However, unless otherwise expressly provided in an applicable award agreement, the term of any award granted prior to the expiration of the Amended Plan may extend beyond such expiration through the award’s normal expiration date.

Federal Income Tax Treatment

The following tax discussion is a general summary as of the date of this proxy statement of the U.S. federal income tax consequences to the Company and the participants in the Amended Plan. The discussion is intended solely for general information and does not make specific representations to any participant. The discussion does not address state, local or foreign income tax rules or other U.S. tax provisions, such as estate or gift taxes. A recipient’s particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, the federal income tax laws and regulations frequently have been revised and may be changed again at any time. Therefore, each recipient is urged to consult a tax advisor before exercising any award or before disposing of any shares acquired under the Amended Plan both with respect to federal income tax consequences as well as any foreign, state or local tax consequences.

Stock Options

ISOs and NQSOs are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Code. NQSOs are not intended to comply with such requirements.

A participant is not taxed on the grant or exercise of an ISO. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If a participant holds the shares acquired upon exercise of an ISO until the later of two years following the option grant date and one year following exercise, the participant’s gain, if any, upon a subsequent disposition of such shares is long-term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the participant’s basis in the shares (which generally equals the exercise price). If a participant disposes of stock acquired pursuant to exercise of an ISO before satisfying these holding periods, the participant will recognize ordinary income in the year of disposition in an amount equal to the excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares), over the exercise price paid for the shares, and capital gain or loss for any other difference between the sale price and the exercise price. The Company is not entitled to an income tax deduction on the grant or exercise of an ISO or on the participant’s disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the participant disposes of the shares in an amount equal to the ordinary income recognized by the participant.

In order for an option to qualify for ISO tax treatment, the grant of the option must satisfy various other conditions more fully described in the Code. The Company does not guarantee that any option will qualify for ISO tax treatment even if the option is intended to qualify for such treatment. In the event an option intended to be an ISO fails to so qualify, it will be taxed as a NQSO described below.

A participant is not taxed on the grant of a NQSO. On exercise, the participant recognizes ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the participant as ordinary income. The participant’s gain (or loss) on subsequent disposition of the shares is long-term capital gain (or loss) if the shares are held for at least one year following exercise, and otherwise is short-term capital gain (or loss). The measure of the gain (or loss) on disposition is the difference between the proceeds received on disposition and the participant’s basis in the shares (which generally equals the stock price on the exercise date). The Company does not receive a deduction for any such capital gain.

Stock Appreciation Rights

Generally, the holder of a freestanding SAR will not recognize any taxable income at the time the freestanding SAR is granted. If the freestanding SAR is settled in cash, the cash will be taxable as ordinary income to the holder at the time that it is received. If the freestanding SAR is settled in shares, the holder will recognize ordinary income equal to the excess of the fair market value of the shares on the day they are received over any amounts paid by the holder for the shares.

With respect to tandem SARs, if a holder elects to surrender the underlying option in exchange for cash or stock equal to the appreciation inherent in the underlying option, the tax consequences to the holder will be the same as discussed above relating to freestanding SARs. If the holder elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a NQSO (discussed above).

The Company will be entitled to a deduction equal to the amount of ordinary income that the holder is required to recognize as a result of the exercise of a SAR.

Restricted Stock and Restricted Stock Units

Grantees of restricted stock or RSUs generally do not recognize income at the time of grant. When the award vests or is paid, grantees generally recognize ordinary income in an amount equal to the fair market value of the stock or units at such time, and the Company will receive a corresponding deduction. However, no later than 30 days after a participant receives an award of restricted stock, pursuant to Section 83(b) of the Code, the participant may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided that the election is made in a timely manner, when the restrictions on the shares lapse, the participant will not recognize any additional income. If the participant forfeits the shares to the Company (e.g., upon the participant’s termination prior to vesting), the participant may not claim a deduction with respect to the income recognized as a result of the election. Dividends (if any) paid with respect to unvested shares of restricted stock generally will be taxable as ordinary income to the participant at the time the dividends are received.

Company Deduction and Section 162(m)

The Company generally will be entitled to a deduction for federal income tax purposes as described above with respect to each type of award. For the individual serving as the chief executive officer of the Company at the end of the taxable year and for the individuals serving as officers of the Company or a subsidiary at the end of such year who are among the three highest compensated officers (other than the chief executive officer and chief financial officer) for proxy reporting purposes, Section 162(m) limits the amount of compensation otherwise deductible by the Company and its subsidiaries for such year to $1,000,000 for each such individual, except to the extent that such compensation is “performance-based compensation.”

New Plan Benefits

The benefits that will be awarded or paid under the Amended Plan are not currently determinable. Awards granted under the Amended Plan are within the discretion of the Administrator, and the Administrator has not determined future awards or who might receive them.

Existing Plan Benefits

The following table sets forth information with respect to options and other awards previously granted under the Plan:

Name and Position	Number of Shares Covered by Awards
Howard Schultz	5,998,945
Troy Alstead	418,789
Clifford Burrows	563,382
John Culver	390,744
Kalen Holmes	163,374
All current executive officers as a group	10,047,796
All non-employee directors as a group	1,543,627
All partners as a group (excluding executive officers)	81,190,754

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDED AND RESTATED 2005 LONG-TERM EQUITY INCENTIVE PLAN, INCLUDING AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES UNDER THE PLAN.

Equity Compensation Plan Information

The following table provides information as of October 3, 2010 regarding total shares subject to outstanding stock options and rights and total additional shares available for issuance under our existing equity incentive and employee stock purchase plans.

	(a)		(b)		(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	63,292,941		$15.15	(1)	35,581,348	(2)
Equity compensation plans not approved by security holders	2,821,118	(3)	$15.53		1,310,781	(4)

Total	66,114,059		$15.16	(1)	36,892,129	(5)

(1)

The weighted-average exercise price takes into account 5,428,376 shares under approved plans issuable upon vesting of outstanding restricted stock units, which have no exercise price. The weighted average exercise price solely with respect to options outstanding under the approved plans is $16.57.

(2)

Consists of 27,881,407 shares remaining available for issuance under the 2005 Long-Term Equity Incentive Plan and 7,699,941 shares remaining available for issuance under the 1995 Employee Stock Purchase Plan. Shares available for issuance under the 2005 Long-Term Equity Incentive Plan may be issued pursuant to stock options, restricted stock, restricted stock units and stock appreciation rights.

(3)	Consists of shares under our 1991 Company-Wide “Bean Stock” Option Plan (the “1991 Bean Stock Plan”).

(4)	Consists of shares remaining available for issuance under the UK Share Incentive Plan.

(5)

Consists of the following shares remaining available for issuance: 27,881,407 under the 2005 Long-Term Equity Incentive Plan, 7,699,941 shares under the 1995 Employee Stock Purchase Plan and 1,310,781 shares under the UK Share Incentive Plan.

The 1991 Bean Stock Plan is our former broad-based stock option plan and provided for the annual issuance of stock options to eligible partners. The 1991 Bean Stock Plan was approved and adopted by our board of directors in 1991 and did not require shareholder approval. Generally, options were granted annually under the 1991 Bean Stock Plan. These grants required board approval, were linked to overall Company performance in the prior year and were granted to partners as a percentage of base salary. The 1991 Bean Stock Plan was replaced by the 2005 Company-Wide Sub-Plan to the Starbucks Corporation 2005 Long-Term Equity Incentive Plan. The Starbucks Corporation 2005 Long-Term Equity Incentive Plan was approved by our shareholders on February 9, 2005. As discussed in Proposal 4 and 5, we are asking shareholders to approve revised performance criteria under and an amendment and restatement to the 2005 Long-Term Equity Incentive Plan.

PROPOSAL 6 — RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As a matter of good corporate governance, the Audit Committee requests that shareholders ratify its selection of Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for fiscal 2011. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during fiscal 2011 if it determines that such a change would be in the best interests of the Company and our shareholders.

Deloitte audited our consolidated financial statements and internal control over financial reporting for fiscal 2010. We expect that representatives of Deloitte will be present at the annual meeting, and they will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions by shareholders.

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees billed to us by Deloitte for fiscal 2010 and fiscal 2009:

	Fiscal 2010	Fiscal 2009
Audit Fees	$4,638,000	$4,736,000
Audit-Related Fees	153,000	82,000
Tax Fees	124,000	96,000
All Other Fees	—	—

Total	$4,915,000	$4,914,000

Audit Fees consist of fees paid to Deloitte for:

•	the audit of the Company’s annual financial statements included in the Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q;

•

the audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; and

•	services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under Audit Fees. This category includes fees related to audit and attest services not required by statute or regulations, due diligence related to mergers, acquisitions and investments and consultations concerning financial accounting and reporting standards.

Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, return preparation, tax audits and customs and duties.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Deloitte and has concluded that it is.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation for and overseeing Deloitte’s work. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by Deloitte. The policy is available at www.starbucks.com/aboutus/corporate_governance.asp. The policy provides for the general pre-approval of specific types of services and gives detailed guidance to management as to the specific services that are eligible for general pre-approval, and provides specific cost limits for each such service on an annual basis. The policy requires specific pre-approval of all other permitted services. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence. The Audit Committee’s charter delegates to its chair the authority to address any requests for pre-approval of services between Audit Committee meetings, and the chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve any permitted services.

Requests for pre-approval for services that are eligible for general pre-approval must be submitted to our controller and be detailed as to the services to be provided and the estimated total cost. The controller then determines whether the services requested fall within the detailed guidance of the Audit Committee in the policy as to the services eligible for general pre-approval. Deloitte and management must report to the Audit Committee on a timely basis regarding the services provided by Deloitte in accordance with general pre-approval.

None of the services related to the Audit-Related Fees or Tax Fees described above was approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

Audit and Compliance Committee Report

As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal 2010 with management and Deloitte and discussed those matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and SEC Regulation S-X, Rule 2-07, with Deloitte. The Audit Committee received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements for fiscal 2010 be included in Starbucks Annual Report on Form 10-K filed with the SEC (“2010 10-K”).

Respectfully submitted,

Javier G. Teruel (Chair)

Mellody Hobson

Kevin R. Johnson

Craig E. Weatherup

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2011.

PROPOSAL 7 — SHAREHOLDER PROPOSAL NO. 1

Mr. Robert Dozor has notified the Company that he intends to submit the following proposal at this year’s annual meeting. Mr. Dozor beneficially owns 229 shares of Starbucks common stock. We will provide the address of the individual submitting this proposal promptly upon a shareholder’s oral or written request.

WHEREAS Starbucks Corp. has repeatedly emphasized its commitment to environmental leadership, yet has no comprehensive recycled content or container recovery strategy for the plastic, glass, paper and metal containers its beverages are sold in.

Society has been inundated with recyclable materials that are not being recycled. Two-thirds of beverage containers in the U.S. are not recycled but discarded in landfills, incinerated or littered, and thereby diverted from recycling streams. The U.S. recycling rate for beverage containers declined from 53 percent in 1992 to 34 percent in 2006, while sales continued to grow.

We commend the company for using 10% recycled paper fiber in its hot coffee cups and for its leadership commitment to recycle all post-consumer paper and plastic cups left in company-owned stores by 2015. However, the commitment does not reference the company’s responsibility for recycling of our subsidiary Seattle’s Best Coffee cups which are sold in 30,000 locations.

The company has made no commitment to use recycled content in its Ethos® brand water bottles or to specific measures designed to increase rates of bottle and can recovery. Starbucks lags behind competitors who sell bottled beverages, including Coca-Cola Co. and PepsiCo which both use a significant percentage of recycled polyethylene terephthalate (PET) resin in plastic bottles sold in the U.S. Nestle Waters North America has introduced re-source, a brand of bottled water with 25% recycled PET content. Pepsi’s Naked Juice brand uses 100% recycled PET plastic in its bottles.

Significant container recovery rates are possible. In U.S. states with container deposit laws, and countries like Germany and Sweden, beverage container recovery rates of 70 to 80 percent have been achieved. Coca-Cola Co. set a goal to recover 50% of all beverage containers it sells annually by 2015; PepsiCo has pledged to recover 50% of industry container volume by 2018; and Nestle Waters has pledged to recover 60% of the plastic bottles it sells by 2018. Starbucks has made no such commitment. Increased recovery can reduce reliance on virgin resins and metals and make more materials available to provide recycled content in new containers.

Increased recycling of containers can also reduce carbon footprint. If all U.S. beverage containers sold in 2005 had been recovered, an estimated 15.6 million metric tons of greenhouse gases could have been avoided. (Waste & Opportunity, As You Sow, 2008)

BE IT RESOLVED THAT Shareowners of Starbucks request that the board of directors adopt a comprehensive recycling strategy for beverage containers sold by the company. The strategy should include consideration of aggressive recycled content goals, and container recovery goals for plastic, glass, paper and metal containers. The board shall prepare a report by October 1, 2011 on the company’s efforts to achieve this strategy. The report, to be prepared at reasonable cost, may omit confidential information.

SUPPORTING STATEMENT

We believe the requested report is in the best interest of Starbucks and its shareholders. Leadership in this area will protect our brands and enhance the company’s reputation.

Board Recommendation

The Starbucks Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

Starbucks believes in the importance of caring for our planet and has a longstanding commitment to environmental stewardship. Our focus on recycling is an essential part of this commitment. To that end, Starbucks has developed a comprehensive recycling strategy to minimize the environmental impacts of the Company’s products. Information on our recycling strategy, as well as other aspects of the Starbuckstm Shared Planettm initiative, is publicly available at www.starbucks.com/sharedplanet.

Starbucks continuously evaluates the environmental footprint of our beverage containers and has taken definitive actions to mitigate the environmental impacts of the Company’s single-use packaging. For example, Starbucks has worked with supply chain partners who manufacture our packaging and disposable products to maximize post consumer recycled content in our paper goods, minimized the number of different resins in our plastic products to enhance recycling, reduced the carbon footprint of our cold cups by 45% through materials changes and cup weight reduction, and reduced the amount of plastic in our Ethos® water bottles in Canada by 26%. Starbucks has also established significant, relevant, quantitative forward looking goals to further mitigate the impact of the Company’s packaging through increased recycling and a reduction in the overall quantity of packaging by increasing the number of beverages served in reusable cups and mugs.

A sampling of Starbucks current initiatives includes:

•

Packaging innovation:    Introduction of the recycled-content cup sleeve as a way to reduce “double cupping”; launch of the industry’s first paper beverage cup containing post-consumer recycled fiber (PCF); maximizing post-consumer recycled content in the Company’s non-cup paper goods, with an average of 65% recycled fibers in 2008; and encouraging customers to choose reusable cup options by rewarding those who bring in their own travel tumblers with a $0.10 discount off the price of their beverages.

•

Industry Leadership:    Starbucks is active in the Sustainable Packaging Coalition, an industry collaborative effort to drive innovation in packaging design across all materials. We have also hosted two cup summits in May 2009 and April 2010, bringing stakeholders from the entire value chain together for the first time to develop systems-based solutions to increase cup recycling globally. Based on progress from these summits, Starbucks has gained significant traction with the paper industry in creating a recycling market for our cups and tested cup recycling opportunities at four paper mills in the United States. In October 2010, we partnered with International Paper and Mississippi River Paper Company and confirmed that our cups can be recycled back into new Starbucks cups. In 2011, comprehensive customer-facing recycling in our stores will deploy in several key cities, not only providing cups to further test cup recycling at regional mills, but also to recycle our Ethos® water bottles, other ready-to-drink bottles, and paper products like napkins, newspapers and cardboard.

•

Quantitative Targets Moving Forward:    Starbucks has implemented specific goals to reduce the environmental impact of serving our beverages, including 100% recyclable or compostable cups by 2015, in-store recycling for customers in 100% of the stores where Starbucks controls waste management by 2015, and 25% of the Company’s beverages served in reusable containers by 2015, which would decrease Starbucks paper cup usage by approximately one billion cups annually using current sales data.

•

Impact Beyond Starbucks Retail Footprint:    Starbucks business approach has traditionally been to model, test and prove sustainability practices in our Company-owned retail sector and then make the business case for our license stores and foodservice customers to do the same. We are using the same approach for Seattle’s Best Coffee and other brands and licensed partnerships in the Starbucks portfolio, by offering the same industry-leading 10% post-consumer recycled fiber as Starbucks-branded cups (since 2006). By providing the leadership to break down industry barriers to cup recycling, we are also providing our foodservice customers in the quickservice restaurant industry a broader ability to establish their own customer-facing cup recycling initiatives in their store fronts.

This resolution asks Starbucks to develop comprehensive plans for recycling and the use of recycled content materials in our packaging. We have already done this and have publicly stated aggressive targets to demonstrate a commitment to lead the specialty coffee and retail industry in ensuring that comprehensive recycling opportunities for single use paper and plastic cups come about over the next three years.

While Starbucks is the only large retailer to use post-consumer paper fiber in our single serve coffee cups and has commitment to create recycling solutions for our cups, this resolution questions our lack of action in providing a similar level of commitment to recycled content and recycling options for our Ethos® water bottles and other ready to drink (RTD) products sold in Starbucks stores. Although Starbucks also sells a number of RTD beverages in glass, aluminum and plastic containers, and is consistently working with our suppliers to mitigate the environmental impact of those bottles and cans, these RTDs represent less than 4% of Starbucks total retail beverage sales. Consequently, Starbucks believes it is most appropriate to focus primarily on sustainable packaging for paper and plastic cups, where we have the largest market share in the specialty coffee industry and the greatest potential to achieve success in changing the entire business sector for the better.

This resolution also asks Starbucks to set quantitative goals for the diversion of single-use packaging from landfill disposal to recycling. Starbucks believes it is appropriate for the Company to set targets for customer access to recycling in Starbucks stores. We have also committed to work with local regulators and recycling companies to increase access in homes, offices and public spaces. However, actual rates at which Starbucks customers choose to recycle their products are highly dependent upon the shared actions of other stakeholders outside Starbucks influence. We therefore believe that measuring against these rates, as the proposal requests, would provide a poor indicator of our performance.

Sustainable packaging is an explicit priority for Starbucks and is incorporated into the everyday packaging design and purchasing decisions of the Company. We have set specific targets that maintain Starbucks leadership role as an industry innovator in minimizing the environmental footprint of our most important and greatest volume packaging — our paper hot cups and plastic cold cups.

We remain committed to being an environmentally responsible business. Starbucks will continue striving to find innovative ways to minimize the environmental impacts of our products. Implementation of this proposal will not further the Company’s environmental or recycling goals in any meaningful respect. On the contrary, this proposal would result in the Company incurring unnecessary costs and expenses by duplicating efforts that are already underway and providing additional reports with information that is already available to shareholders.

FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST PROPOSAL NUMBER 7.

OTHER BUSINESS

The board of directors knows of no other matters to be brought before the annual meeting. If any other matters are properly brought before the annual meeting, however, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related-Person Transactions

Under the Audit Committee’s charter, and consistent with NASDAQ rules, any material potential or actual conflict of interest or transaction between Starbucks and any “related person” of Starbucks must be reviewed and approved or ratified by the Audit Committee. SEC rules define a “related person” of Starbucks as any Starbucks director (or nominee), executive officer, 5%-or-greater shareholder or immediate family member of any of these persons.

Our board of directors has adopted a written Policy for the Review and Approval of Related-Person Transactions Required to Be Disclosed in Proxy Statements, which states that it is the policy of Starbucks not to participate in “related person” transactions. In select circumstances, if the transaction provides Starbucks with a demonstrable and significant strategic benefit that is in the best interests of Starbucks and its shareholders and has terms that are competitive with terms available from unaffiliated third parties, then the Audit Committee may approve the transaction. The policy also provides that any “related person” as defined above must notify the chair of the Audit Committee before becoming a party to, or engaging in, a potential related-person transaction that may require disclosure in our proxy statement under SEC rules, or if prior approval is not practicable, as soon as possible after engaging in the transaction. Based on current SEC rules, transactions covered by the policy include:

•	any individual or series of related transactions, arrangements or relationships (including, but not limited to, indebtedness or guarantees of indebtedness), whether actual or proposed;

•	in which Starbucks was or is to be a participant;

•	the amount of which exceeds $120,000; and

•

in which the related person has or will have a direct or indirect material interest. Whether the related person has a direct or indirect material interest depends on the significance to investors of knowing the information in light of all the circumstances of a particular case. The importance to the person having the interest, the relationship of the parties to the transaction with each other and the amount involved in the transaction are among the factors to be considered in determining the significance of the information to investors.

The Audit Committee chair has the discretion to determine whether a transaction is or may be covered by the policy. If the chair determines that the transaction is covered by the policy, then the transaction is subject to full Audit Committee review and approval. The Audit Committee’s decision is final and binding. Additionally, the Audit Committee chair has discretion to approve, disapprove or seek full Audit Committee review of any immaterial transaction involving a related person (i.e., a transaction not otherwise required to be disclosed in the proxy statement).

In considering potential related-person transactions, the Audit Committee looks to SEC and NASDAQ rules, including the impact of a transaction on the independence of any director. Once the Audit Committee has determined that (i) the potential related-person transaction will provide Starbucks with a demonstrable and significant strategic benefit that is in the best interests of Starbucks and its shareholders and (ii) that the terms of the potential related-person transaction are competitive with terms available from unaffiliated third parties, the Audit Committee may consider other factors such as:

•	whether the transaction is likely to have any significant negative effect on Starbucks, the related person or any Starbucks partner;

•	whether the transaction can be effectively managed by Starbucks despite the related person’s interest in it;

•	whether the transaction would be in the ordinary course of our business; and

•	the availability of alternative products or services at comparable prices.

Related-Person Transactions Since the Beginning of Fiscal 2010

During fiscal 2010, Mr. Schultz made personal use of corporate aircraft, for which he reimbursed us at our aggregate incremental cost. Mr. Schultz’s reimbursements for flights taken during fiscal 2010 totaled $242,795. The Audit Committee approved aircraft reimbursements in accordance with its charter, before the board of directors adopted the Policy for the Review and Approval of Related-Person Transactions Required to Be Disclosed in Proxy Statements, described in more detail beginning on page 75.

On August 20, 2009, we entered into a sub-lease agreement with The Essential Baking Company, Inc., a Washington corporation (“Essential Baking Co.”), that will run through May 2014. Approximately $422,000 in base rent was due under the sub-lease agreement on or after September 28, 2009. The sub-lease agreement also includes provisions for additional payments above base rent if gross sales exceed certain thresholds. Since the amounts of these additional payments due under the term of the sub-lease are based on monthly gross sales that exceed certain thresholds throughout the term of the sub-lease, the amounts of these payments are not currently determinable. In connection with the sub-lease agreement, we also entered into a vendor agreement on July 17, 2009, pursuant to which Essential Baking Co. will be the exclusive provider of baked goods, desserts, sandwiches and salads for the retail store operating within the sub-leased property and also provide similar food items for certain other retail stores on a non-exclusive basis. From September 28, 2009 through December 31, 2010, we paid Essential Baking Co. approximately $179,338 under the vendor agreement. Arthur Rubinfeld, our president, Global Development, serves on the board of Essential Baking Co. and also owns approximately 26% of Essential Baking Co.’s outstanding common stock. Mr. Rubinfeld has options to acquire additional shares of common stock of Essential Baking Co. The Audit Committee has reviewed these transactions pursuant to our Policy for the Review and Approval of Related-Person Transactions Required to Be Disclosed in Proxy Statements and has determined that such transactions were in the Company’s best interests and that the terms are competitive with terms available from unaffiliated third parties.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information concerning the “beneficial ownership” of our common stock by (i) those persons who we know to beneficially own more than 5% of our outstanding common stock; (ii) our current directors and nominees; (iii) the “named executive officers” listed in the Summary Compensation Table on page 47; and (iv) all of our current directors and executive officers as a group. Under SEC rules, “beneficial ownership” for purposes of this table takes into account shares as to which the individual has or shares voting and/or investment power as well as shares that may be acquired within 60 days (such as by exercising vested stock options) and is different from beneficial ownership for purposes of Section 16 of the Exchange Act, which may result in a number that is different than the beneficial ownership number reported in forms filed pursuant to Section 16. Information provided for BlackRock, Inc., Capital World Investors and FMR LLC is based on the latest Schedule 13G report that each has filed with the SEC as of the date of this proxy statement. Information for all other persons is provided as of December 1, 2010. An asterisk in the percent of class column indicates beneficial ownership of less than 1%. The beneficial owners listed have sole voting and investment power with respect to shares beneficially owned, except as to the interests of spouses or as otherwise indicated.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Directors and Officers
Howard Schultz	30,908,383	(2)	4.1%
Barbara Bass	463,942	(3)	*
William W. Bradley	224,751	(4)	*
Mellody Hobson	255,631	(5)	*
Kevin R. Johnson	44,960	(6)	*
Olden Lee	321,066	(7)	*
Sheryl Sandberg	30,415	(8)	*
James G. Shennan, Jr.	607,935	(9)	*
Javier G. Teruel	253,386	(10)	*
Myron E. Ullman, III	322,144	(11)	*
Craig E. Weatherup	500,520	(12)	*
Troy Alstead	454,988	(13)	*
Clifford Burrows	347,298	(14)	*
John Culver	171,321	(15)	*
Kalen Holmes	40,844	(16)	*
All current directors and executive officers as a group (23 persons)	36,377,418	(17)	4.8%
5% Shareholders
BlackRock, Inc.	42,533,892	(18)	5.7%
Capital World Investors	40,253,000	(19)	5.4%
FMR LLC	82,202,642	(20)	11.1%

(1)

Based on 743,551,698 shares of Starbucks common stock outstanding on December 1, 2010. In accordance with SEC rules, percent of class as of December 1, 2010 is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities beneficially owned by that person or group that are exercisable or vest within 60 days of December 1, 2010.

(2)

Includes 8,090,052 shares subject to options exercisable within 60 days of December 1, 2010 and 5,000,000 shares pledged to secure a line of credit. Also includes 304,144 shares of common stock held by the Schultz Family Foundation as to which Mr. Schultz disclaims beneficial ownership. Also includes 2,500,000 shares of common stock held by Mr. Schultz’s spouse and 2,500,000 shares held in a grantor retained annuity trust for which Mr. Schultz is the sole trustee and sole beneficiary. Also included are 3,394,184 deferred stock units representing stock option gains that were deferred in 1997 into an equivalent number of deferred stock units under our 1997 Deferred Stock Plan. In November 2006, Mr. Schultz elected to re-defer the distribution of these stock units into an equal number of shares of common stock from December 21, 2007 until the earliest to occur of either (i) his termination of employment with Starbucks or (ii) December 21, 2012, subject to any additional deferral elections made in accordance with the terms and conditions of the 1997 Deferred Stock Plan and approved by the Compensation Committee.

(3)

Consists of 429,290 shares subject to options exercisable within 60 days of December 1, 2010, 28,000 shares held indirectly by a trust, and 6,652 deferred stock units under our Non-Employee Director Deferral Plan.

(4)	Includes 209,854 shares subject to options exercisable within 60 days of December 1, 2010 and 6,652 deferred stock units under our Non-Employee Director Deferral Plan.

(5)	Includes 240,786 shares subject to options exercisable within 60 days of December 1, 2010.

(6)	Includes 24,960 shares subject to options exercisable within 60 days of December 1, 2010.

(7)	Includes 302,144 shares subject to options exercisable within 60 days of December 1, 2010.

(8)	Consists of 20,560 shares subject to options exercisable within 60 days of December 1, 2010 and 9,855 shares held indirectly by a trust.

(9)

Consists of 339,451 shares subject to options exercisable within 60 days of December 1, 2010, 62,440 shares held by Shennan Family Investments LLC, a limited liability company in which Mr. Shennan is a manager, 156,044 shares held by Shennan LLC, a limited liability company in which Mr. Shennan is a manager, and 50,000 shares held in a trust in which Mr. Shennan or his spouse is a trustee for the benefit of members of the Shennan family.

(10)	Includes 240,786 shares subject to options exercisable within 60 days of December 1, 2010.

(11)	Includes 302,144 shares subject to options exercisable within 60 days of December 1, 2010.

(12)

Consists of 460,520 shares subject to options exercisable within 60 days of December 1, 2010, and 40,000 shares held in a trust of which Mr. Weatherup and his wife are trustees for the benefit of members of the Weatherup family.

(13)	Includes 429,781 shares subject to options exercisable within 60 days of December 1, 2010.

(14)	Includes 284,926 shares subject to options exercisable within 60 days of December 1, 2010.

(15)	Includes 146,068 shares subject to options exercisable within 60 days of December 1, 2010.

(16)	Includes 32,595 shares subject to options exercisable within 60 days of December 1, 2010 and 8,249 time-based restricted stock units vesting within 60 days of December 1, 2010.

(17)

Includes 3,407,488 deferred stock units, 12,821,525 shares subject to options exercisable within 60 days of December 1, 2010, and 25,194 time-based restricted stock units vesting within 60 days of December 1, 2010.

(18)

BlackRock, Inc. stated in its 13G filing with the SEC on January 29, 2010 that, of the 42,533,892 shares beneficially owned as of December 31, 2009, it has sole voting power and sole investment power with respect to all such shares. According to the 13G filing, the address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(19)

Capital World Investors stated in its 13G filing with the SEC on February 10, 2010 that, of the 40,253,000 shares beneficially owned as of December 31, 2009, it (a) has sole voting power with respect to 12,253,000 shares, (b) has shared voting power with respect to no shares, and (c) has sole investment power with respect to all 40,253,000 shares. Capital World Investors is deemed to be the beneficial owner of 40,253,000 shares as a result of Capital Research and Management Company, of which Capital World Investors is a division, acting as an investment adviser to various companies registered under the Investment Company Act of 1940 (“Investment Company Act”). According to the 13G filing, the address of Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.

(20)

FMR LLC stated in its Amendment No. 1 to Schedule 13G filing with the SEC on February 16, 2010 (the “13G filing”) that, of the 82,202,642 shares beneficially owned at December 31, 2009, it (a) has sole voting power with respect to 1,002,504 shares, (b) has shared voting power with respect to no shares, and (c) sole investment power with respect to all 82,202,642 shares. According to the 13G filing, the address of FMR LLC is 82 Devonshire Street, Boston, MA 02109. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act of 1940 (“Investment Advisers Act”), is the beneficial owner of 81,200,138 shares as a result of acting as investment adviser to various investment companies registered under the Investment Company Act. Edward C. Johnson 3d (Chairman of FMR LLC) and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 81,200,138 shares owned by the funds. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Our directors, executive officers and greater-than-10% shareholders are required by SEC rules to furnish us with copies of all Section 16(a) reports that they file. We file Section 16(a) reports on behalf of our directors and executive officers to report their initial and subsequent changes in beneficial ownership of our common stock. To our knowledge, based solely on a review of the reports we filed on behalf of our directors and executive officers, written representations from these persons that no other reports were required and all Section 16(a) reports provided to us, all Section 16(a) filing requirements applicable to our directors and executive officers were complied with for fiscal 2010.

ADDITIONAL MEETING INFORMATION

Annual Meeting Information.     The annual meeting will be held at 10 a.m. (Pacific Time) on March 23, 2011, at Marion Oliver McCaw Hall at the Seattle Center, located on Mercer Street, between Third and Fourth Avenues, in Seattle, Washington. Directions to McCaw Hall and a map are provided on the back cover of this proxy statement. For those shareholders receiving a Notice, the Notice will serve as an admission ticket for one shareholder to attend the annual meeting. For those shareholders receiving a paper copy of proxy materials in the mail, an admission ticket for one shareholder to attend the annual meeting is enclosed in the proxy materials.

Expenses of Solicitation.     We will bear the expense of preparing, printing and mailing this proxy statement and the proxies we solicit. Proxies will be solicited by mail, telephone, personal contact and electronic means and may also be solicited by directors, officers and Starbucks partners in person, by the Internet, by telephone or by facsimile transmission, without additional remuneration. We have retained Alliance Advisors, LLC to act as a proxy solicitor in conjunction with the annual meeting. We have agreed to pay Alliance $18,500, plus reasonable out-of-pocket expenses, for proxy solicitation services.

We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by the Internet or telephone, or by completing and returning the enclosed proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.

Internet Voting.     The Company is incorporated under Washington law, which specifically permits electronically transmitted proxies, provided that the transmission set forth or be submitted with information from which it can reasonably be determined that the transmission was authorized by the shareholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each shareholder by use of a control number to allow shareholder to vote their shares and to confirm that their instructions have been properly recorded.

Internet Availability of Annual Meeting Materials

Under SEC rules, Starbucks has elected to make our proxy materials available to the majority of our shareholders over the Internet rather than mailing paper copies of those materials to each shareholder. On February 4, 2011, we mailed to the majority of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) directing shareholders to a website where they can access the proxy statement for our 2011 annual meeting and fiscal 2010 annual report to shareholders and view instructions on how to vote via the Internet or by phone. If you received the Notice only and would like to receive a paper copy of the proxy materials, please follow the instructions printed on the Notice to request that a paper copy be mailed to you.

PROPOSALS OF SHAREHOLDERS

Pursuant to SEC Rule 14a-8, shareholder proposals intended for inclusion in our fiscal 2011 proxy statement and acted upon at our 2012 Annual Meeting of Shareholders (the “2012 Annual Meeting”) must be received by us at our executive offices at 2401 Utah Avenue South, Mail Stop S-LA1, Seattle, Washington 98134, Attention: Corporate Secretary, on or prior to October 7, 2011.

Shareholder proposals submitted for consideration at the 2012 Annual Meeting of Shareholders but not submitted for inclusion in our proxy statement for our 2012 Annual Meeting pursuant to SEC Rule 14a-8, including shareholder nominations for candidates for election as directors, generally must be delivered to the Corporate Secretary at our executive offices not less than 120 days nor more than 150 days before the first anniversary of the date of the 2011 Annual Meeting of Shareholders. As a result, any notice given by a shareholder pursuant to the provisions of our bylaws (other than notice pursuant to SEC Rule 14a-8) must be received no earlier than October 25, 2011, and no later than November 24, 2011. However, if the date of the 2012 Annual Meeting occurs more than 30 days before or more than 60 days after March 23, 2012, notice by the shareholder of a proposal must be delivered no earlier than the close of business on the 150th day prior to the date of such annual meeting and no later than the close of business on the later of the 120th day prior to the date of such annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which we first make a public announcement of the date of the annual meeting. Shareholder proposals or nominations must include the specified information concerning the shareholder and the proposal or nominee as described in our bylaws.

SHAREHOLDERS SHARING THE SAME ADDRESS

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, we will deliver only one copy of our Notice of Internet Availability of Proxy Materials, and for those shareholders that received a paper copy of proxy materials in the mail, one copy of our fiscal 2010 annual report to shareholders and this proxy statement, to multiple shareholders who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected shareholder. Shareholders who participate in householding will continue to receive separate proxy cards if they received a paper copy of proxy materials in the mail. This procedure reduces our printing costs, mailing costs and fees, and also supports our environmental goals set forth in our annual report on Global Responsibility.

The fiscal 2010 annual report to shareholders and this proxy statement are available at our website at http://investor.starbucks.com. Additionally, and in accordance with SEC rules, shareholders as of the record date may access our proxy statement at www.proxyvote.com. We will deliver promptly upon written or oral request a separate copy of the Notice of Internet Availability of Proxy Materials or annual report and this proxy statement, as applicable to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the Notice of Internet Availability of Proxy Materials, annual report or this proxy statement, contact us at:

Investor Relations

Starbucks Corporation

2401 Utah Avenue South, Mail Stop: SR1

Seattle, Washington 98134-1435

(206) 318-7118

investorrelations@starbucks.com

http://investor.starbucks.com

If you are a shareholder, share an address and last name with one or more other shareholders and would like to revoke your householding consent or you are a shareholder eligible for householding and would like to participate in householding, please contact Broadridge, either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

The fiscal 2010 annual report to shareholders, including our 2010 10-K (which is not a part of our proxy soliciting materials), is being mailed with this proxy statement to those shareholders that received a copy of the proxy materials in the mail. For those shareholders that received the Notice of Internet Availability of Proxy Materials, this proxy statement and our fiscal 2010 annual report to shareholders are available at our website at http://investor.starbucks.com. Additionally, and in accordance with SEC rules, you may access our proxy statement at www.proxyvote.com. The 2010 10-K and the exhibits filed with it are available at our website at http://investor.starbucks.com. Upon written request by any shareholder to Investor Relations at the address listed above, we will furnish, without charge, a copy of the fiscal 2010 annual report to shareholders, including the financial statements and the related footnotes and/or a copy of any or all exhibits to the 2010 10-K.

By order of the board of directors,

Paula E. Boggs

secretary

Seattle, Washington

January 28, 2011

Appendix A

STARBUCKS CORPORATION

2005 LONG-TERM EQUITY INCENTIVE PLAN

(Effective February 9, 2005, as amended and restated effective                     , 2011)

STARBUCKS CORPORATION

2005 LONG-TERM EQUITY INCENTIVE PLAN

A-ii

A-iii

STARBUCKS CORPORATION

2005 LONG-TERM EQUITY INCENTIVE PLAN

PART I

PURPOSE, ADMINISTRATION AND RESERVATION OF SHARES

Section 1. Purpose of the Plan.    The purposes of this Plan are (a) to attract and retain the most talented Partners, officers and Directors available, and (b) to promote the growth and success of the Company’s business, (i) by aligning the long-term interests of Partners, officers and Directors with those of the shareholders by providing an opportunity to acquire an interest in the Company and (ii) by providing both rewards for exceptional performance and long term incentives for future contributions to the success of the Company and its Subsidiaries.

The Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Restricted Stock Units, or SARs, at the discretion of the Committee. Each Award will be subject to conditions specified in the Plan and in the terms of the Award Agreement, such as continued employment or satisfaction of performance criteria.

This Plan will serve as a framework for the Committee to establish sub-plans or procedures governing the grants to Partners, Directors and Consultants and Partners working outside of the United States. The awards granted under the Former Plans shall continue to be administered under the Former Plans until such time as those options are exercised, expire or become unexercisable for any reason.

Section 2. Definitions.     As used herein, the following definitions shall apply:

(a) “Active Status” shall mean (i) for Partners, the absence of any interruption or termination of service as a Partner, (ii) for Directors, that the Director has not been removed from the Board for cause (as determined by the Company’s shareholders), and (iii) for Consultants, the absence of any interruption, expiration, or termination of such person’s consulting or advisory relationship with the Company or any Subsidiary or the occurrence of any termination event as set forth in such person’s Award Agreement. Active Status shall not be considered interrupted (A) for a Partner in the case of sick leave, maternity leave, infant care leave, medical emergency leave, military leave, or any other leave of absence properly taken in accordance with the policies of the Company or any applicable Subsidiary as may be in effect from time to time, and (B) for a Consultant, in the case of any temporary interruption in such person’s availability to provide services to the Company or any Subsidiary which has been granted in writing by an authorized officer of the Company. Whenever a mandatory severance period applies under applicable law with respect to a termination of service as a Partner, Active Status shall be considered terminated upon such Partner’s receipt of notice of termination in whatever form prescribed by applicable law.

(b) “ASC 718” shall mean Accounting Standards Codification (ASC) Topic 718, “Stock Compensation”, as promulgated by the Financial Accounting Standards Board

(c) “Award” shall mean any award or benefits granted under the Plan, including Options, Restricted Stock, Restricted Stock Units, and SARs.

(d) “Award Agreement” shall mean a written or electronic agreement or other instrument as may be approved from time to time by the Committee setting forth the terms of the Award. An Award Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Committee.

(e) “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

(f) “Board” shall mean the Board of Directors of the Company.

(g) “Change of Control” shall mean the first day that any one or more of the following conditions shall have been satisfied:

(i) the sale, liquidation or other disposition of all or substantially all of the Company’s assets in one or a series of related transactions;

(ii) an acquisition (other than directly from the Company) of any outstanding voting securities by any person, after which such person (as the term is used for purposes of Section 13(d) or 14(d) of the Exchange Act) has Beneficial Ownership of twenty-five percent (25%) or more of the then outstanding voting securities of the Company, other than a Board approved transaction;

(iii) during any 12-consecutive month period, the individuals who, at the beginning of such period, constitute the Board (“Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the members of the Board; provided however that except as set forth in this Section 2(g)(iii), an individual who becomes a member of the Board subsequent to the beginning of the 12-month period, shall be deemed to have satisfied such 12-month requirement and shall be deemed an Incumbent Director if such Director was elected by or on the recommendation of or with the approval of at least two-thirds of the Directors who then qualified as Incumbent Directors either actually (because they were Directors at the beginning of such period) or by operation of the provisions of this section; if any such individual initially assumes office as a result of or in connection with either an actual or threatened solicitation with respect to the election of Directors (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitations of proxies or consents by or on behalf of a person other than the Board, then such individual shall not be considered an Incumbent Director; or

(iv) a merger, consolidation or reorganization of the Company, as a result of which the shareholders of the Company immediately prior to such merger, consolidation or reorganization own directly or indirectly immediately following such merger, consolidation or reorganization less than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from such merger, consolidation or reorganization.

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(i) “Committee” shall mean the Compensation and Management Development Committee appointed by the Board.

(j) “Common Stock” shall mean the common stock of the Company, par value $0.001 per share, subject to adjustment as provided in Section 5.

(k) “Company” shall mean Starbucks Corporation, a Washington corporation, and any successor thereto.

(l) “Consultant” shall mean any person, except a Partner, engaged by the Company or any Subsidiary of the Company, to render personal services to such entity, including as an advisor, pursuant to the terms of a written agreement.

(m) “Director” shall mean a member of the Board.

(n) “Disability” shall mean (i) in the case of a Participant whose employment with the Company or a Subsidiary is subject to the terms of an employment or consulting agreement that includes a definition of “Disability,” the term “Disability” as used in this Plan shall have the meaning set forth in such employment or consulting agreement during the period that such employment or consulting agreement remains in effect; and (ii) in all other cases, the term “Disability” as used in this Plan shall have the same meaning as set forth under the Company’s long-term disability plan applicable to the Participant as may be amended from time to time, and in the event the Company does not maintain any such plan with respect to a Participant, a physical or mental condition resulting from bodily injury, disease or mental disorder which renders the Participant incapable of continuing his or her usual and customary employment with the Company or a Subsidiary, as the case may be, for a period of not less than 120 days or such other period as may be required by applicable law.

(o) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(p) “Executive Officers” shall mean the officers of the Company as such term is defined in Rule 16a-1 under the Exchange Act.

(q) “Fair Market Value” shall mean the closing price per share of the Common Stock on Nasdaq as to the date specified (or the previous trading day if the date specified is a day on which no trading occurred), or if Nasdaq shall cease to be the principal exchange or quotation system upon which the shares of Common Stock are listed or quoted, then such exchange or quotation system as the Company elects to list or quote its shares of Common Stock and that the Committee designates as the Company’s principal exchange or quotation system.

(r) “FLSA” shall mean the Fair Labor Standards Act of 1938, as amended.

(s) “Former Plans” shall mean the Starbucks Corporation Company-Wide 1991 Stock Option Plan, as amended, the Starbucks Corporation Amended and Restated Key Employee Stock Option Plan-1994, as amended, and the Starbucks Corporation Amended and Restated 1989 Stock Option Plan for Non-Employee Directors.

(t) “Incentive Stock Option” shall mean any Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(u) “Independent Director” shall mean a Director who: (1) meets the independence requirements of Nasdaq, or if Nasdaq shall cease to be the principal exchange or quotation system upon which the shares of Common Stock are listed or quoted, then such exchange or quotation system as the Company elects to list or quote its shares of Common Stock and that the Committee designates as the Company’s principal exchange or quotation system; (2) qualifies as an “outside director” under Section 162(m) of the Code; (3) qualifies as a “non-employee director” under Rule 16b-3 promulgated under the Exchange Act; and (4) satisfies independence criteria under any other applicable laws or regulations relating to the issuance of Shares to Partners.

(v) “Maximum Annual Participant Award” shall have the meaning set forth in Section 6(b).

(w) “Misconduct” shall mean any of the following; provided, however, that with respect to Non-Employee Directors “Misconduct” shall mean subsection (viii) only:

(i) any material breach of an agreement between the Participant and the Company or any Subsidiary which, if curable, has not been cured within twenty (20) days after the Participant has been given written notice of the need to cure such breach, or which breach, if previously cured, recurs;

(ii) willful unauthorized use or disclosure of confidential information or trade secrets of the Company or any Subsidiary by the Participant;

(iii) the Participant’s continued willful and intentional failure to satisfactorily perform Participant’s essential responsibilities, provided that the Participant has been given at least thirty (30) days’ written notice of the need to cure the failure and cure has not been effected within that time period, or which failure, if previously cured, recurs;

(iv) material failure of the Participant to comply with rules, policies or procedures of the Company or any Subsidiary as they may be amended from time to time, provided that the Participant has been given at least thirty (30) days’ written notice of the need to cure the failure, if such failure is curable, and cure has not been effected within that time period, or which failure, if previously cured, recurs;

(v) Participant’s dishonesty, fraud or gross negligence related to the business or property of the Company or any Subsidiary;

(vi) personal conduct that is materially detrimental to the business of the Company or any Subsidiary;

(vii) conviction of or plea of nolo contendere to a felony; or

(viii) in the case of Non-Employee Directors, the removal from the Board for cause (as determined by the Company’s shareholders).

(x) “Nasdaq” shall mean The Nasdaq Stock Market, Inc.

(y) “Nominating and Corporate Governance Committee” shall mean the Nominating and Corporate Governance Committee appointed by the Board.

(z) “Non-Employee Director” shall mean a Director who is not a Partner.

(aa) “Nonqualified Stock Option” shall mean an Option that does not qualify or is not intended to qualify as an Incentive Stock Option.

(bb) “Option” shall mean a stock option granted pursuant to Section 10 of the Plan.

(cc) “Optionee” shall mean a Participant who has been granted an Option.

(dd) “Original Effective Date” shall mean February 9, 2005, the date on which the Company’s shareholders first approved this Plan in accordance with applicable Nasdaq rules.

(ee) “Parent” shall mean a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(ff) “Participant” shall mean a Partner, Director or Consultant granted an Award.

(gg) “Partner” shall mean any person, including an officer, who is a common law employee of, receives remuneration for personal services to, is reflected on the official human resources database as an employee of, and is on the payroll of the Company or any Subsidiary of the Company. A person is on the payroll if he or she is paid from or at the direction of the payroll department of the Company, or any Subsidiary of the Company. Persons providing services to the Company, or to any Subsidiary of the Company, pursuant to an agreement with a staff leasing organization, temporary workers engaged through or employed by temporary or leasing agencies, and workers who hold themselves out to the Company, or a Subsidiary to which they are providing services as being independent contractors, or as being employed by or engaged through another company while providing the services, and persons covered by a collective bargaining agreement (unless the collective bargaining agreement applicable to the person specifically provides for participation in this Plan) are not Partners for purposes of this Plan and do not and cannot participate in this Plan, whether or not such persons are, or may be reclassified by the courts, the Internal Revenue Service, the U. S. Department of Labor, or other person or entity as, common law employees of the Company, or any Subsidiary, either solely or jointly with another person or entity.

(hh) “Performance Criteria” shall have the meaning set forth in Section 11(b).

(ii) “Plan” shall mean this Starbucks Corporation 2005 Long-Term Equity Incentive Plan, including any amendments thereto.

(jj) “Plan Minimum Vesting or Issuance Requirements” shall mean the minimum vesting requirements for Restricted Stock or Restricted Stock Units under Plan Section 11(d) hereunder.

(kk) “Reprice” shall mean the adjustment or amendment of the exercise price of Options or SARs previously awarded whether through cancellation in exchange for cash, other Awards, or a new Option or SAR at a reduced exercise price, lowering the exercise price of a previously granted Option or SAR, or any other means.

(ll) “Resignation (or Resign) for Good Reason” shall mean any voluntary termination by written resignation of the Active Status of any Partner after a Change of Control because of: (1) a material reduction in the Partner’s authority, responsibilities or scope of employment; (2) an assignment of duties to the Partner inconsistent with the Partner’s role at the Company (including its Subsidiaries) prior to the Change of Control, (3) a reduction in the Partner’s base salary or total incentive compensation; (4) a material reduction in the Partner’s benefits unless such reduction applies to all Partners of comparable rank; or (5) the relocation of the Partner’s primary work location more than fifty (50) miles from the Partner’s primary work location prior to the Change of Control; provided that the Partner’s written notice of voluntary resignation must be tendered within one (1) year after the Change of Control, and shall specify which of the events described in (1) through (5) resulted in the resignation.

(mm) “Restated Effective Date” shall mean the date on which the Company’s shareholders approved this amendment and restatement of the Plan in accordance with applicable Nasdaq rules.

(nn) “Restricted Stock” shall mean a grant of Shares pursuant to Section 11 of the Plan.

(oo) “Restricted Stock Units” shall mean a grant of the right to receive Shares in the future or their cash equivalent (or both) pursuant to Section  11 of the Plan.

(pp) “Retirement” shall mean, (i) with respect to any Partner, voluntary termination of employment after attainment of age 55 and at least ten (10) years of credited service with the Company or any Subsidiary (but only during the time the Subsidiary was a Subsidiary), as determined by the Committee in its sole discretion, and (ii) with respect to any Non-Employee Director, ceasing to be a Director pursuant to election by the Company’s shareholders or by voluntary resignation with the approval of the Board’s chair after having attained the age of 55 years and served continuously on the Board for at least six years.

(qq) “SAR” shall mean a stock appreciation right awarded pursuant to Section 12 of the Plan.

(rr) “SEC” shall mean the Securities and Exchange Commission.

(ss) “Share” shall mean one share of Common Stock, as adjusted in accordance with Section 5 of the Plan.

(tt) “Stand-Alone SARs” shall have the meaning set forth in Section 12(c) of the Plan.

(uu) “Subcommittee” shall have the meaning set forth in Section  3(d).

(vv) “Subsidiary” shall mean (1) in the case of an Incentive Stock Option a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code, and (2) in the case of a Nonqualified Stock Option, Restricted Stock, a Restricted Stock Unit or a SAR, in addition to a subsidiary corporation as defined in (1), (A) a limited liability company, partnership or other entity in which the Company controls fifty percent (50%) or more of the voting power or equity interests, or (B) an entity with respect to which the Company possesses the power, directly or indirectly, to direct or cause the direction of the management and policies of that entity, whether through the Company’s ownership of voting securities, by contract or otherwise.

(ww) “Tandem SARs” shall have the meaning set forth in Section 12(b) of the Plan.

Section 3. Administration of the Plan.

(a) Authority.    The Plan shall be administered by the Committee. The Committee shall have full and exclusive power to administer the Plan on behalf of the Board, subject to such terms and conditions as the Committee may prescribe. Notwithstanding anything herein to the contrary, the Committee’s power to administer the Plan, and actions the Committee takes under the Plan, shall be subject to the limitation that certain actions may be subject to review and approval by either the full Board or a panel consisting of all of the Independent Directors of the Company.

(b) Powers of the Committee.    Subject to the other provisions of this Plan, the Committee shall have the authority, in its discretion:

to grant Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Restricted Stock Units, and SARs to Participants and to determine the terms and conditions of such Awards, including the determination of the Fair Market Value of the Shares and the exercise price, and to modify or amend each Award, with the consent of the Participant when required;

to determine the Participants, to whom Awards, if any, will be granted hereunder, the timing of such Awards, and the number of Shares to be represented by each Award;

to construe and interpret the Plan and the Awards granted hereunder;

to prescribe, amend, and rescind rules and regulations relating to the Plan, including the forms of Award Agreement, and manner of acceptance of an Award, such as correcting a defect or supplying any omission, or reconciling any inconsistency so that the Plan or any Award Agreement complies with applicable law, regulations and listing requirements and to avoid unanticipated consequences deemed by the Committee to be inconsistent with the purposes of the Plan or any Award Agreement;

to establish performance criteria for Awards made pursuant to the Plan in accordance with a methodology established by the Committee, and to determine whether performance goals have been attained;

to accelerate or defer (with the consent of the Participant) the exercise or vested date of any Award;

to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Award previously granted by the Committee;

to establish sub-plans, procedures or guidelines for the grant of Awards to Partners, Directors, Consultants and Partners working outside of the United States; and

to make all other determinations deemed necessary or advisable for the administration of the Plan;

provided that, no consent of a Participant is necessary under clauses (i) or (vi) if a modification, amendment, acceleration, or deferral, in the reasonable judgment of the Committee confers a benefit on the Participant or is made pursuant to an adjustment in accordance with Section 5.

(c) Effect of Committee’s Decision.    All decisions, determinations, and interpretations of the Committee shall be final and binding on all Participants, the Company (including its Subsidiaries), any shareholder and all other persons.

(d) Delegation.    Consistent with the Committee’s charter, as such charter may be amended from time to time, the Committee may delegate (i) to one or more separate committees consisting of members of the Committee or other Directors who are Independent Directors (any such committee a “Subcommittee”), or (ii) to an Executive Officer of the Company, the ability to grant Awards and take the other actions described in Section 3(b) with respect to Participants who are not Executive Officers, and such actions shall be treated for all purposes as if taken by the Committee; provided that the grant of Awards shall be made in accordance with parameters established by the Committee. Any action by any such Subcommittee or Executive Officer within the scope of such delegation shall be deemed for all purposes to have been taken by the Committee.

(e) Administration.    The Committee may delegate the administration of the Plan to an officer or officers of the Company, and such administrator(s) may have the authority to directly, or under their supervision, execute and distribute agreements or other documents evidencing or relating to Awards granted by the Committee under this Plan, to maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Awards, to process or oversee the issuance of Shares upon the exercise, vesting and/or settlement of an Award, to interpret the terms of Awards and to take such other actions as the Committee may specify. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and references in this Plan to the Committee shall include any such administrator, provided that the actions and interpretations of any such administrator shall be subject to review and approval, disapproval or modification by the Committee.

Section 4. Shares Subject to the Plan.

(a) Reservation of Shares.    The shares of Common Stock reserved under this Plan will include reserved shares of Common Stock that are not subject to a grant or as to which the option award granted has been forfeited under the Former Plans, and an additional 15,000,000 shares of Common Stock. Subject to the provisions of Sections 5 of the Plan, the maximum aggregate number of Shares (adjusted, proportionately, in the event of any stock split or stock dividend with respect to the Shares) which may be granted as Incentive Stock Options under the Plan shall not exceed 21,000,000. The aggregate number of Shares available for issuance under the Plan will be reduced by 2.1 Shares for each Share delivered in settlement of any award of Restricted Stock or Restricted Stock Unit and one Share for each Share delivered in settlement of an Option or a SAR. If an Award expires, is forfeited, is settled in cash or becomes unexercisable for any reason without having been exercised in full, the undelivered Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future Awards under the Plan. Notwithstanding the foregoing, Shares subject to an Award under this Plan may not again be made available for issuance under this Plan if such Shares are: (i) shares that were subject to a stock-settled SAR and were not issued upon the net settlement or net exercise of such SAR, (ii) shares used to pay the exercise price of an Option, (iii) shares delivered to or withheld by the Company to pay the withholding taxes related to an Option or a Stock Appreciation Right, or (iv) shares repurchased on the open market with the proceeds of an Option exercise. Shares available for issuance under the Plan shall be increased by any shares of Common Stock subject to outstanding awards under the Former Plans on the date of shareholder approval of the Plan that later cease to be subject to such awards for any reason other than such awards having been exercised, subject to adjustment from time to time as provided in Section 5, which shares of Common Stock shall, as of the date such shares cease to be subject to such awards, cease to be available for grant and issuance under the Former Plans, but shall be available for issuance under the Plan. Any Shares that become available for grant pursuant to this Section 4(a) shall be added back as one Share if such shares were subject to Options or SARs granted under this Plan or options or stock appreciation rights granted under a Former Plan, and as 2.1 Shares if such shares were subject to Awards other than Options or SARs granted under this Plan or subject to awards other than options or stock appreciation rights granted under a Former Plan. The Shares may be authorized but unissued, or reacquired shares of Common Stock.

(b) Time of Granting Awards.    The date of grant of an Award shall, for all purposes, be the date on which the Company completes the corporate action relating to the grant of such Award and all conditions to the grant have been satisfied, provided that conditions to the exercise of an Award shall not defer the date of grant. Notice of a grant shall be given to each Participant to whom an Award is so granted within a reasonable time after the determination has been made.

(c) Securities Law Compliance.    Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated under either such Act, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(d) Substitutions and Assumptions.    The Board or the Committee shall have the right to substitute or assume Awards in connection with mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Code applies, provided such substitutions and assumptions are permitted by Section 424 of the Code and the regulations promulgated thereunder. The number of Shares reserved pursuant to Section 4(a) may be increased by the corresponding number of Awards assumed and, in the case of a substitution, by the net increase in the number of Shares subject to Awards before and after the substitution.

Section 5. Adjustments to Shares Subject to the Plan.    If any change is made to the Shares by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Shares as a class without the Company’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities and/or the price per Share covered by outstanding Awards under the Plan, (iii) the Maximum Annual Participant Award, and (iv) the maximum number of Shares that can be granted as Incentive Stock Options under the Plan. The Committee may also make adjustments described in (i)-(iv) of the previous sentence in the event of any distribution of assets to shareholders other than a normal cash dividend. In determining adjustments to be made under this Section 5, the Committee may take into account such factors as it deems appropriate, including the restrictions of applicable law and the potential tax consequences of an adjustment, and in light of such factors may make adjustments that are not uniform or proportionate among outstanding Awards. Adjustments, if any, and any determinations or interpretations, including any determination of whether a distribution is other than a normal cash dividend, made by the Committee shall be final, binding and conclusive. For purposes of this Section 5, conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”

Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

PART II

TERMS APPLICABLE TO ALL AWARDS

Section 6. General Eligibility.

(a) Awards.    Awards may be granted to Participants who are Partners, Directors or Consultants; provided however that Incentive Stock Options may only be granted to Partners.

(b) Maximum Annual Participant Award.    The aggregate number of Shares with respect to which an Award or Awards may be granted to any one Participant in any one taxable year of the Company (the “Maximum Annual Participant Award”) shall not exceed 5,000,000 shares of Common Stock (increased, proportionately, in the event of any stock split or stock dividend with respect to the Shares). If an Option is in tandem with a SAR, such that the exercise of the Option or SAR with respect to a Share cancels the tandem SAR or Option right, respectively, with respect to each Share, the tandem Option and SAR rights with respect to each Share shall be counted as covering but one Share for purposes of the Maximum Annual Participant Award.

(c) No Employment/Service Rights.    Nothing in the Plan shall confer upon any Participant the right to an Award or to continue in service as a Partner or Consultant for any period of specific duration, or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary employing or retaining such person), or of any Participant, which rights are hereby expressly reserved by each, to terminate such person’s services at any time for any reason, with or without cause.

Section 7. Procedure for Exercise of Awards; Rights as a Shareholder.

(a) Procedure.    An Award shall be exercised when written, electronic or verbal notice of exercise has been given to the Company, or the brokerage firm or firms approved by the Company to facilitate exercises and sales under this Plan, in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been received by the Company or the brokerage firm or firms, as applicable. The notification to the brokerage firm shall be made in accordance with procedures of such brokerage firm approved by the Company. Full payment may, as authorized by the Committee, consist of any consideration and method of payment allowable under Section 7(b) of the Plan. The Company shall issue (or cause to be issued) such share certificate promptly upon exercise of the Award. In the event that the exercise of an Award is treated in part as the exercise of an Incentive Stock Option and in part as the exercise of a Nonqualified Stock Option pursuant to Section 10(a), the Company shall issue a share certificate evidencing the Shares treated as acquired upon the exercise of an Incentive Stock Option and a separate share certificate evidencing the Shares treated as acquired upon the exercise of a Nonqualified Stock Option, and shall identify each such certificate accordingly in its share transfer records. No adjustment will be made for a dividend or other right for which the record date is prior to the date the share certificate is issued, except as provided in Section 5 of the Plan.

(b) Method of Payment.    The consideration to be paid for any Shares to be issued upon exercise or other required settlement of an Award, including the method of payment, shall be determined by the Committee at the time of settlement and which forms may include: (i) with respect to an Option, a request that the Company or the designated brokerage firm conduct a cashless exercise of the Option; (ii) cash; (iii) tender of shares of Common Stock owned by the Participant; and (iv) withholding of shares of Common Stock that otherwise would be issued upon exercise or settlement of the Award, in each case, in accordance with rules established by the Committee from time to time. Shares used to pay the exercise price shall be valued at their Fair Market Value on the exercise date.

(c) Withholding Obligations.    To the extent required by applicable federal, state, local or foreign law, the Committee may and/or a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise with respect to any Incentive Stock Option, Nonqualified Stock Option, SAR, Restricted Stock or Restricted Stock Units, or any sale of Shares. The Company shall not be required to issue Shares or to recognize the disposition of such Shares until such obligations are satisfied. These obligations may be satisfied by having the Company withhold a portion of the Shares that otherwise would be issued to a Participant under such Award or by tendering Shares previously acquired by the Participant in accordance with rules established by the Committee from time to time. The value of the Shares so withheld or tendered may not exceed the employer’s minimum required tax withholding rate.

(d) Shareholder Rights.    Except as otherwise provided in this Plan, until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the share certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares subject to the Award, notwithstanding the exercise of the Award.

(e) Non-Transferability of Awards.    An Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in exchange for consideration, except that an Award may be transferred by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant; unless the Committee permits further transferability, on a general or specific basis, in which case the Committee may impose conditions and limitations on any permitted transferability.

Section 8. Expiration of Awards.

(a) Expiration, Termination or Forfeiture of Awards.     Unless otherwise provided in this Plan or in the applicable Award Agreement or any severance or employment agreement, unvested Awards granted under this Plan shall expire, terminate, or otherwise be forfeited immediately upon termination of a Participant’s Active Status for any reason, and vested Awards granted under this Plan shall expire, terminate, or otherwise be forfeited as follows:

(i) three (3) months after the date the Company delivers a notice of termination of Active Status for a Participant other than a Non-Employee Director, other than in circumstances covered by (ii), (iii), (iv) or (v) below; or thirty-six (36) months after the date a Non-Employee Director ceases to be a Director, other than in circumstances covered by (ii) and (iv) below;

(ii) immediately upon termination of a Participant’s Active Status for Misconduct;

(iii) twelve (12) months after the date on which a Participant other than a Non-Employee Director ceased performing services as a result of his or her total and permanent Disability;

(iv) twelve (12) months after the date of the death of a Participant whose Active Status terminated as a result of his or her death; and

(v) thirty-six (36) months after the date on which the Participant ceased performing services as a result of Retirement.

(b) Extension of Term.    Notwithstanding subsection (a) above, the Committee shall have the authority to extend the expiration date of any outstanding Option, other than an Incentive Stock Option, or SAR in circumstances in which it deems such action to be appropriate (provided that no such extension shall extend the term of an Option or SAR beyond the date on which the Option or SAR would have expired if no termination of the Partner’s Active Status had occurred).

Section 9. Effect of Change of Control. Notwithstanding any other provision in the Plan to the contrary, the following provisions shall apply unless otherwise provided in the most recently executed agreement between the Participant and the Company, or specifically prohibited under applicable laws, or by the rules and regulations of any applicable governmental agencies or national securities exchanges or quotation systems.

(a) Acceleration.     Awards of a Participant shall be Accelerated (as defined in Section 9(b) below) as follows:

(i) With respect to Non-Employee Directors, upon the occurrence of a Change of Control;

(ii) With respect to any Partner, upon the occurrence of a Change of Control described in Section 2(g)(i);

(iii) With respect to any Partner who Resigns for Good Reason or whose Active Status is terminated within one year after a Change of Control described in Section 2(g)(ii) or (iii);

(iv) With respect to any Partner, upon the occurrence of a Change of Control described in Section 2(g)(iv) in connection with which each Award is not assumed or an equivalent award substituted by such successor entity or a parent or subsidiary of such successor entity; and

(v) With respect to any Partner who Resigns for Good Reason or whose Active Status is terminated within one year after a Change of Control described in Section 2(g)(iv) in connection with which each Award is assumed or an equivalent award substituted by the successor entity or a parent or subsidiary of such successor entity.

(b) Definition.     For purposes of this Section 9, Awards of a Participant being “Accelerated” means, with respect to such Participant:

(i) any and all Options and SARs shall become fully vested and immediately exercisable, and shall remain exercisable throughout their entire term;

(ii) any restriction periods and restrictions imposed on Restricted Stock or Restricted Stock Units that are not performance-based shall lapse;

(iii) any restriction periods and restrictions imposed on Restricted Stock or Restricted Stock Units that are performance-based (and for which the performance period has not yet been completed) shall lapse, with such performance-based criteria deemed achieved at the target level specified in the Award Agreement; and

(iv) the restrictions and deferral limitations and other conditions applicable to any other Awards shall lapse, and such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.

PART III

SPECIFIC TERMS APPLICABLE TO OPTIONS, STOCK AWARDS AND SARS

Section 10. Grant, Terms and Conditions of Options.

(a) Designation.     Each Option shall be designated in an Award Agreement as either an Incentive Stock Option or a Nonqualified Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Partner during any calendar year (under all plans of the Company) exceeds $100,000, such excess Options shall be treated as Nonqualified Stock Options. Options shall be taken into account in the order in which they were granted.

(b) Terms of Options.     The term of each Incentive Stock Option shall be no more than ten (10) years from the date of grant. However, in the case of an Incentive Stock Option granted to a Participant who, at the time the Option is granted, owns Shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company or any Parent or Subsidiary, the term of the Option shall be no more than five (5) years from the date of grant. The term of all Nonqualified Stock Options shall be no more than ten (10) years from the date of grant.

(c) Option Exercise Prices.

(i) The per Share exercise price under an Incentive Stock Option shall be as follows:

(A) If granted to a Partner who, at the time of the grant of such Incentive Stock Option, owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(B) If granted to any other Partner, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii) The per Share exercise price under a Nonqualified Stock Option or SAR shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iii) In no event shall the Board or the Committee be permitted to Reprice an Option after the date of grant without shareholder approval.

(d) Vesting.     Unless otherwise provided in the applicable Award Agreement or any written severance or employment agreement between the Company and the Optionee, to the extent Options vest and become exercisable in increments, such Options shall cease vesting as of the date of the Optionee’s Disability or termination of such Optionee’s Active Status (or, for Directors, as of the date the Director ceases to serve as a Director) for reasons other than Retirement or death, and, in case of such Optionee’s termination of Active Status (or, for Directors, the Director’s ceasing to serve as a Director) due to Retirement or death, such Options shall become fully vested and immediately exercisable.

(e) Substitution of SARs for Options.     Notwithstanding anything in this Plan to the contrary, if the Company is required to or elects to record as an expense in its consolidated statements of earnings the cost of Options pursuant to ASC 718 or a similar accounting requirement, the Committee shall have the sole discretion to substitute, without receiving Participants’ permission, SARs paid only in stock for outstanding Options; provided, the terms of the substituted SARs are the same as the terms of the Options, the number of shares underlying the number of SARs equals the number of shares underlying the Options and the difference between the Fair Market Value of the underlying Shares and the grant price of the SARs is equivalent to the difference between the Fair Market Value of the underlying shares and the exercise price of the Options.

(f) Exercise.     Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Committee at the time of grant, and as are permissible under the terms of the Plan. An Option may not be exercised for a fraction of a Share.

(g) One-Time Option Exchange Offer.     Notwithstanding any other provision of the Plan to the contrary, upon approval of the Company’s shareholders, the Committee may provide for, and the Company may implement, a one-time-only option exchange offer, pursuant to which certain outstanding Options could, at the election of the person holding such Option, be tendered to the Company for cancellation in exchange for the issuance of a lesser amount of Options with a lower exercise price, provided that such one-time-only option exchange offer is commenced within six months of the date of such shareholder approval.

Section 11. Grant, Terms and Conditions of Stock Awards.

(a) Designation.     Restricted Stock or Restricted Stock Units may be granted either alone, in addition to, or in tandem with other Awards granted under the Plan. Restricted Stock or Restricted Stock Units may include dividend or dividend equivalent rights, as may be specified in the Award Agreement; provided, however, that dividends or dividend equivalent rights shall not be paid currently with respect to any Shares underlying awards of Restricted Stock or Restricted Stock Units that vest or are earned on the basis of Performance Criteria, except to the extent that such Shares are earned. After the Committee determines that it will offer Restricted Stock or Restricted Stock Units, it will advise the Participant in writing or electronically, by means of an Award Agreement, of the terms, conditions and restrictions, including vesting, if any, related to the offer, including the number of Shares that the Participant shall be entitled to receive or purchase, the price to be paid, if any, and, if applicable, the time within which the Participant must accept the offer. The offer shall be accepted by execution of an Award Agreement or as otherwise directed by the Committee. Payment, if any, of Restricted Stock and Restricted Stock Units may be made as permitted by Section 7(b). Restricted Stock Units can be settled in Shares valued at Fair Market Value on the settlement date, in cash, or partly in Shares and partly in cash, as the Committee shall deem appropriate. The term of each award of Restricted Stock or Restricted Stock Units shall be at the discretion of the Committee.

(b) Performance Criteria.     Restricted Stock and Restricted Stock Units granted pursuant to the Plan that are intended to qualify as “performance based compensation” under Section 162(m) of the Code shall be subject to the attainment of performance goals relating to the Performance Criteria selected by the Committee and specified at the time such Restricted Stock and Restricted Stock Units are granted. For purposes of this Plan, “Performance Criteria” means one or more of the following (as selected by the Committee): (i) cash flow; (ii) earnings per share, as adjusted for any stock split, stock dividend or other recapitalization; (iii) earnings measures; (iv) return on equity; (v) total shareholder return; (vi) share price performance, as adjusted for any stock split, stock dividend or other recapitalization; (vii) return on capital; (viii) revenue; (ix) income; (x) profit margin; (xi) return on operating revenue; (xii) brand recognition/acceptance; (xiii) customer satisfaction; (xiv) productivity; (xv) expense targets; (xvi) market share; (xvii) cost control measures; (xiii) inventory turns or cycle time; (xix) balance sheet metrics; or (xx) strategic initiatives; provided, however, that “Performance Criteria” shall include any derivations of these Performance Criteria (e.g., income shall include pre-tax income, net income, operating income, etc.). Any of these Performance Criteria may be used to measure the performance of the Company as a whole or any business unit or division of the Company. Performance Criteria may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time.

The Committee may provide, at the time it establishes performance goals for any award, that any evaluation of performance shall include or exclude any one or more of the following events that occurs during a performance period: (i) significant acquisitions or dispositions of businesses or assets by the Company, (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary items as described in Accounting Standards Codification section 225-20-20; (vi) significant, non-recurring charges or credits; and (vii) foreign exchange rates. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that satisfies the requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

(c) Vesting.     Unless the Committee determines otherwise, the Award Agreement shall provide for the forfeiture of the non-vested Shares underlying Restricted Stock or Restricted Stock Units upon the termination of a Participant’s Active Status. To the extent that the Participant purchased the Shares granted under such Restricted Stock or Restricted Stock Units and any such Shares remain non-vested at the time the Participant’s Active Status terminates, the termination of Active Status shall cause an immediate sale of such non-vested Shares to the Company at the original price per Share paid by the Participant.

(d) Plan Minimum Vesting or Issuance Requirements.     Subject to the exceptions in Section 11(e), all Restricted Stock or Restricted Stock Units subject to vesting or issuance solely based on a Participant’s continuing in Active Status may not vest in full or be issued earlier (except if accelerated pursuant to Section 9 or pursuant to any severance or employment agreements entered into by and between the Company and any Participant) than the three-year anniversary of the grant date, and all Restricted Stock or Restricted Stock Units subject to vesting or issuance based in whole or in part on performance conditions and/or the level of achievement versus such performance conditions shall be subject to a performance period of not less than one year.

(e) Exception to Plan Minimum Vesting or Issuance Requirements.

(i) Restricted Stock or Restricted Stock Units that result in issuing up to 5% of the maximum aggregate number of Shares authorized for issuance under the Plan (the “5% Limit”) may be granted to any one or more Partners, Directors or Consultants without respect to the Plan Minimum Vesting or Issuance Requirements.

(ii) All Restricted Stock or Restricted Stock Units that have their vesting or issuance discretionarily accelerated, other than pursuant to (A) Change of Control as described in Section 9 (including vesting acceleration in connection with employment termination following such event), (B) the death of the Participant, (C) the Disability of the Participant, or (D) the Participant’s Retirement, are subject to the 5% Limit.

(iii) Notwithstanding the foregoing, the Committee may accelerate the vesting of Restricted Stock or Restricted Stock Units such that the Plan Minimum Vesting Requirements are still satisfied, without such vesting acceleration counting toward the 5% Limit.

(iv) The 5% Limit applies in the aggregate to Restricted Stock or Restricted Stock Unit grants that do not satisfy Plan Minimum Vesting or Issuance Requirements and to the discretionary acceleration of Awards.

Section 12. Grant, Terms and Conditions of SARs.

(a) Grants.     The Committee shall have the full power and authority, exercisable in its sole discretion, to grant SARs to selected Participants. The Committee is authorized to grant both tandem stock appreciation rights, consisting of SARs with underlying Options (“Tandem SARs”), and stand-alone stock appreciation rights (“Stand-Alone SARs”) as described below. The terms of SARs shall be at the discretion of the Committee. In no event shall the Board or the Committee be permitted to Reprice a SAR after the date of grant without shareholder approval.

(b) Tandem SARs.

(i) Participants may be granted a Tandem SAR, exercisable upon such terms and conditions as the Committee shall establish, to elect between the exercise of the underlying Option for Shares or the surrender of the Option in exchange for a distribution from the Company in an amount equal to the excess of (A) the Fair Market Value (on the Option surrender date) of the number of Shares in which the Participant is at the time vested under the surrendered Option (or surrendered portion thereof) over (B) the aggregate exercise price payable for such vested Shares.

(ii) No such Option surrender shall be effective unless it is approved by the Committee, either at the time of the actual Option surrender or at any earlier time. If the surrender is so approved, then the distributions to which the Participant shall become entitled under this Section 12(b) may be made in Shares valued at Fair Market Value (on the Option surrender date), in cash, or partly in Shares and partly in cash, as the Committee shall deem appropriate.

(iii) If the surrender of an Option is not approved by the Committee, then the Participant shall retain whatever rights he or she had under the surrendered Option (or surrendered portion thereof) on the Option surrender date and may exercise such rights at any time prior to the later of (A) five (5) business days after the receipt of the rejection notice or (B) the last day on which the Option is otherwise exercisable in accordance with the terms of the instrument evidencing such Option, but in no event may such rights be exercised more than ten (10) years after the date of the Option grant.

(c) Stand-Alone SARs.

(i) A Participant may be granted a Stand-Alone SAR not tied to any underlying Option under Section 10 of the Plan. The Stand-Alone SAR shall cover a specified number of Shares and shall be exercisable upon such terms and conditions as the Committee shall establish. Upon exercise of the Stand-Alone SAR, the holder shall be entitled to receive a distribution from the Company in an amount equal to the excess of (A) the aggregate Fair Market Value (on the exercise date) of the Shares underlying the exercised right over (B) the aggregate base price in effect for those Shares.

(ii) The number of Shares underlying each Stand-Alone SAR and the base price in effect for those Shares shall be determined by the Committee at the time the Stand-Alone SAR is granted. In no event, however, may the base price per Share be less than the Fair Market Value per underlying Share on the grant date.

(iii) The distribution with respect to an exercised Stand-Alone SAR may be made in Shares valued at Fair Market Value on the exercise date, in cash, or partly in Shares and partly in cash, as the Committee shall deem appropriate.

(iv) The term of all Stand-Alone SARs shall be no more than ten (10) years from the date of grant.

(d) Exercised SARs.     The Shares issued in settlement of any SARs exercised under this Section 12, and the Shares underlying any exercised SARs that were not issued in settlement of the SAR, shall not be available for subsequent issuance under the Plan.

PART IV

TERM OF PLAN AND SHAREHOLDER APPROVAL

Section 13. Term of Plan.     The Plan was originally effective as of the Original Effective Date. It shall continue in effect until the tenth anniversary of the Restated Effective Date or until terminated under Section 14 of the Plan or extended by an amendment approved by the shareholders of the Company pursuant to Section 14(a).

Section 14. Amendment and Termination of the Plan.

(a) Amendment and Termination.     The Board or the Committee may amend or terminate the Plan from time to time in such respects as the Board may deem advisable (including, but not limited to amendments which the Board deems appropriate to enhance the Company’s ability to claim deductions related to stock option exercises); provided that to the extent required by the Code or the rules of Nasdaq or the SEC, shareholder approval shall be required for any amendment of the Plan. Subject to the foregoing, it is specifically intended that the Board or Committee may amend the Plan without shareholder approval to comply with legal, regulatory and listing requirements and to avoid unanticipated consequences deemed by the Committee to be inconsistent with the purpose of the Plan or any Award Agreement.

(b) Participants in Foreign Countries.     The Committee shall have the authority to adopt such modifications, procedures, and sub-plans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Subsidiaries may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

(c) Effect of Amendment or Termination.     Any amendment or termination of the Plan shall not impair the rights of holders of Awards and such Awards shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Company.

Section 15. Shareholder Approval.     The effectiveness of the Plan is subject to approval by the shareholders of the Company in accordance with applicable Nasdaq rules.

PART V

OTHER PROVISIONS

Section 16. No Liability of Company.     The Company and any Subsidiary that is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

Section 17. Non-Exclusivity of Plan.     Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of Restricted Stock, Restricted Stock Units, or Options otherwise than under this Plan or an arrangement not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

Section 18. Governing Law.     This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the state of Washington and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Award to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

Ticketing and Transportation Information for the Starbucks Corporation

2011 Annual Meeting of Shareholders

on

Wednesday, March 23, 2011

at

10 a.m. (Pacific Time)

Marion Oliver McCaw Hall at Seattle Center

321 Mercer Street, Seattle, Washington 98109

As noted in this document, if you received the Notice of Internet Availability of Proxy Materials, the Notice will serve as an admission ticket for one shareholder to attend the Annual Meeting of Shareholders. If you received a paper copy of the proxy materials by mail, the proxy statement includes an admission ticket for one shareholder to attend the Annual Meeting of Shareholders. Each shareholder must present the Notice, an admission ticket or other proper form of documentation (as noted in the section “Annual Meeting Information”) to be admitted. Doors open at 8 a.m. (Pacific Time).

Please note: As always, we anticipate a large number of attendees at the Annual Meeting of Shareholders and cannot guarantee seating. Shareholders may also log onto a live video webcast of the meeting; please see details on our Investor Relations website at http://investor.starbucks.com.

Directions from Interstate 5 (I-5) to the Mercer Street Garage:     Take Exit 167, the Mercer Street/Seattle Center exit. Following the signs to Seattle Center, turn right onto Fairview Avenue; turn left onto Valley Street, stay in the center or left lanes; Valley Street becomes Broad Street; turn right on Fifth Avenue North; turn left on Roy Street; turn left on Third Avenue North and left into the parking garage.

Parking:     Parking is available in the Mercer Street Garage, which is located directly across from McCaw Hall. Please refer to the map below for additional parking locations at Seattle Center.

For more information on local transportation to the Annual Meeting of Shareholders, please visit www.seattlecenter.com/transportation.

STARBUCKS COFFEE

STARBUCKS CORPORATION 2401 UTAH AVE S., MS S-SR1 SEATTLE, WA 98134

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M28655-P04315 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

STARBUCKS CORPORATION

The Board of Directors recommends that you vote FOR the following proposals:

1. Election of Directors

For Against Abstain

Nominees:

1a. Howard Schultz ☐ ☐ ☐

1b. William W. Bradley ☐ ☐ ☐ The Board of Directors recommends you vote for 1 Year 2 Years 3 Years Abstain

1 YEAR on the following proposal:

1c. Mellody Hobson ☐ ☐ ☐ 3. Advisory vote on frequency of future advisory ☐ ☐ ☐ ☐

votes on executive compensation

1d. Kevin R. Johnson ☐ ☐ ☐ The Board of Directors recommends you vote FOR the For Against Abstain following proposals:

1e. Olden Lee ☐ ☐ ☐ 4. Approval of revised performance criteria under 2005 ☐ ☐ ☐

Long-Term Equity Incentive Plan

1f. Sheryl Sandberg ☐ ☐ ☐ 5. Approval of an amendment and restatement of 2005 ☐ ☐ ☐

Long-Term Equity Incentive Plan, including an increase in

1g. James G. Shennan, Jr. ☐ ☐ ☐ number of authorized shares under the plan.

1h. Javier G. Teruel 6. Ratification of the selection of Deloitte & Touche LLP as our

☐ ☐ ☐ independent registered public accounting firm for the fiscal ☐ ☐ ☐

year ending October 2, 2011

1i. Myron E. Ullman, III ☐ ☐ ☐

The Board of Directors recommends you vote AGAINST

the following proposal:

1j. Craig E. Weatherup ☐ ☐ ☐ 7. Shareholder proposal regarding recycling strategy for ☐ ☐ ☐

beverage containers

2. Approval of advisory resolution on executive compensation ☐ ☐ ☐

NOTE: Such other business as may properly come before

the meeting or any adjournment thereof.

For address changes and/or comments, please check this box ☐

and write them on the back where indicated.

Please indicate if you plan to attend this meeting. ☐ ☐

Yes No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

STARBUCKS COFFEE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders:

The Notice and Proxy Statement and Fiscal 2010 Annual Report are available at www.proxyvote.com.

M28656-P04315

STARBUCKS CORPORATION Annual Meeting of Shareholders March 23, 2011 10:00 AM

This proxy is solicited on behalf of the Board of Directors

The shareholder(s) hereby appoint(s) Howard Schultz and Paula E. Boggs, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of stock of STARBUCKS CORPORATION that the shareholders is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, Pacific Time on Wednesday March 23, 2011, at the Marion Oliver McCaw Hall, Seattle Center, 321 Mercer Street, Seattle, WA 98109, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side